Exhibit 4.f

                           TABLE OF CONTENTS


ARTICLE I.                                                       2

DEFINITIONS                                                      2
      1.1   Certain Definitions. . . . . . . . . . . . . . . . . 2
      1.2   Accounting Terms . . . . . . . . . . . . . . . . . . 21
      1.3   Other Definitions; Rules of Construction . . . . . . 22


ARTICLE II.                                                      22

PHASE-OUT OF EXISTING CREDIT AGREEMENT                           22
      2.1   Prepayment of Existing Loans . . . . . . . . . . . . 22
      2.2   Amendment of Existing Credit Agreement . . . . . . . 23
      2.3   Miscellaneous Transition Provisions. . . . . . . . . 23


ARTICLE III.                                                     23

THE LOANS AND LETTER OF CREDIT ISSUANCES                         23
      3.1   Syndicated Borrowings. . . . . . . . . . . . . . . . 23
      3.2   Notice of Syndicated Borrowings. . . . . . . . . . . 24
      3.3   Letters of Credit. . . . . . . . . . . . . . . . . . 25
      3.4   Bid-Option Borrowings. . . . . . . . . . . . . . . . 28
      3.5   Notice to Banks; Funding of Loans. . . . . . . . . . 33
      3.6   The Notes  . . . . . . . . . . . . . . . . . . . . . 35
      3.7   Certain Fees . . . . . . . . . . . . . . . . . . . . 35
      3.8   Termination or Reduction of Commitments. . . . . . . 36
      3.9   Mandatory Termination of Commitments . . . . . . . . 37
      3.10  Extension of Scheduled Expiration Date . . . . . . . 37


ARTICLE IV.                                                      38

PRINCIPAL PAYMENTS; INTEREST; ETC                                38
      4.1   Scheduled Principal Payments . . . . . . . . . . . . 38
      4.2   Prepayments of Principal . . . . . . . . . . . . . . 38
      4.3   Interest Payments. . . . . . . . . . . . . . . . . . 39
      4.4   Payment Procedures . . . . . . . . . . . . . . . . . 40
      4.5   Computation of Interest and Fees . . . . . . . . . . 42
      4.6   No Setoff or Deduction . . . . . . . . . . . . . . . 42
      4.7   Other Provisions Applicable to Foreign Currency
            Bid-Option Loans . . . . . . . . . . . . . . . . . . 42

                                       (i)
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ARTICLE V.                                                       42

CHANGE IN CIRCUMSTANCES                                          42
      5.1   Impossibility; Interest Rate Inadequate or Unfair. . 42
      5.2   Illegality . . . . . . . . . . . . . . . . . . . . . 43
      5.3   Increased Cost; Yield Protection . . . . . . . . . . 44
      5.4   Substitute Loans . . . . . . . . . . . . . . . . . . 47
      5.5   Funding Losses . . . . . . . . . . . . . . . . . . . 47


ARTICLE VI.                                                      48

REPRESENTATIONS AND WARRANTIES                                   48
      6.1   Corporate Existence and Power. . . . . . . . . . . . 48
      6.2   Corporate Authority; No Violations;
            Governmental Filings; Etc. . . . . . . . . . . . . . 48
      6.3   Binding Effect . . . . . . . . . . . . . . . . . . . 49
      6.4   Litigation . . . . . . . . . . . . . . . . . . . . . 49
      6.5   Taxes. . . . . . . . . . . . . . . . . . . . . . . . 49
      6.6   Financial Condition. . . . . . . . . . . . . . . . . 49
      6.7   Compliance with ERISA. . . . . . . . . . . . . . . . 49
      6.8   Environmental Matters. . . . . . . . . . . . . . . . 50
      6.9   Compliance with Laws . . . . . . . . . . . . . . . . 50


ARTICLE VII.                                                     51

COVENANTS                                                        51
      7.1   Financial Statements . . . . . . . . . . . . . . . . 51
      7.2   Certificates of No Default and Compliance. . . . . . 52
      7.3   Preservation of Corporate Existence, Etc.. . . . . . 53
      7.4   Current Ratio. . . . . . . . . . . . . . . . . . . . 53
      7.5   Total Leverage Ratio . . . . . . . . . . . . . . . . 53
      7.6   Net Worth. . . . . . . . . . . . . . . . . . . . . . 53
      7.7   Tangible Capital Funds . . . . . . . . . . . . . . . 54
      7.8   Senior Debt Coverage . . . . . . . . . . . . . . . . 54
      7.9   Subsidiary Indebtedness. . . . . . . . . . . . . . . 54
      7.10  Negative Pledge  . . . . . . . . . . . . . . . . . . 55
      7.11  Dispositions of Assets; Mergers and Consolidations;
            Restricted Transfers . . . . . . . . . . . . . . . . 56
      7.12  Changes in Subordinated Debt . . . . . . . . . . . . 57
      7.13  Use of Proceeds. . . . . . . . . . . . . . . . . . . 57
      7.14  Fiscal Year. . . . . . . . . . . . . . . . . . . . . 57
      7.15  Compliance with Laws . . . . . . . . . . . . . . . . 57

                                      (ii)
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ARTICLE VIII.                                                    58

CONDITIONS OF BORROWINGS AND LETTER OF CREDIT ISSUANCES          58
      8.1   Each Borrowing and Letter of Credit Issuance . . . . 58
      8.2   Initial Borrowing or Letter of Credit Issuance . . . 59
      8.3   Closing. . . . . . . . . . . . . . . . . . . . . . . 59


ARTICLE IX.                                                      60

EVENTS OF DEFAULT AND REMEDIES                                   60
      9.1   Events of Default. . . . . . . . . . . . . . . . . . 60
      9.2   Remedies . . . . . . . . . . . . . . . . . . . . . . 63
      9.3   Set Off. . . . . . . . . . . . . . . . . . . . . . . 63

ARTICLE X.                                                       64

THE AGENTS AND THE BANKS                                         64
      10.1  Appointment and Authorization. . . . . . . . . . . . 64
      10.2  Agent and Affiliates . . . . . . . . . . . . . . . . 64
      10.3  Scope of Agent's Duties. . . . . . . . . . . . . . . 64
      10.4  Reliance by Agent. . . . . . . . . . . . . . . . . . 65
      10.5  Default. . . . . . . . . . . . . . . . . . . . . . . 65
      10.6  Liability of Agent . . . . . . . . . . . . . . . . . 65
      10.7  Nonreliance on Agent and Other Banks . . . . . . . . 65
      10.8  Indemnification. . . . . . . . . . . . . . . . . . . 66
      10.9  Resignation of Agent . . . . . . . . . . . . . . . . 66
      10.10 Sharing of Payments. . . . . . . . . . . . . . . . . 67
      10.11 Withholding Tax Exemption. . . . . . . . . . . . . . 68
      10.12 The Co-Agents. . . . . . . . . . . . . . . . . . . . 68

ARTICLE XI.                                                      68

MISCELLANEOUS                                                    68
      11.1  Amendments, Etc. . . . . . . . . . . . . . . . . . . 68
      11.2  Notices. . . . . . . . . . . . . . . . . . . . . . . 69
      11.3  No Waiver By Conduct; Remedies Cumulative. . . . . . 70
      11.4  Reliance on and Survival of Various Provisions . . . 70
      11.5  Expenses and Indemnification.. . . . . . . . . . . . 70
      11.6  Successors and Assigns . . . . . . . . . . . . . . . 72
      11.7  Confidentiality. . . . . . . . . . . . . . . . . . . 75
      11.8  Counterparts; Effectiveness of Telecopied Signatures 76
      11.9  Table of Contents and Headings . . . . . . . . . . . 76
      11.10 Construction of Certain Provisions . . . . . . . . . 76
      11.11 Independence of Covenants. . . . . . . . . . . . . . 76
      11.12 Interest Rate Limitation . . . . . . . . . . . . . . 77
      11.13 Substitution of Banks. . . . . . . . . . . . . . . . 77
      11.14 Collateral . . . . . . . . . . . . . . . . . . . . . 78
      11.15 Governing Law. . . . . . . . . . . . . . . . . . . . 78
      11.16 Integration and Severability . . . . . . . . . . . . 78
      11.17 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . 78

                                      (iii)
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                             SCHEDULES AND EXHIBITS


SCHEDULES

Schedule 1 - Applicable Margin Chart

Schedule 2 - Certain Industrial Revenue Bonds (see Section 9.1(e)
               of the Credit Agreement)

EXHIBITS

Exhibit A - Syndicated Note

Exhibit B - Bid-Option Note

Exhibit C - Notice of Syndicated Borrowing

Exhibit D - Request for Letter of Credit Issuance

Exhibit E - Bid-Option Quote Request

Exhibit F - Invitation for Bid-Option Quotes

Exhibit G - Bid-Option Quote

Exhibit H - Notice of Disbursement of Foreign Currency Bid-Option
            Loan

Exhibit I - Notice of Receipt of Foreign Currency Bid-Option Loan
            Payment

Exhibit J - Securities Purchase Agreement

Exhibit K - Assignment and Acceptance

Exhibit L - Notice of Substitution of Bank(s)

Exhibit M - Opinion of Counsel for the Company

Exhibit N - Opinion of Counsel for the Agent

Exhibit O - Terms of Subordination













                                      (iv)

                                 MASCOTECH, INC.



                ________________________________________________


                                  $675,000,000




                                CREDIT AGREEMENT


                          dated as of September 2, 1993

                 ______________________________________________



                            NBD BANK, N.A., as Agent

                                       and

                                 COMERICA BANK,
                              THE BANK OF NEW YORK,
                       THE FIRST NATIONAL BANK OF CHICAGO,
                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK and
                      NATIONSBANK OF NORTH CAROLINA, N.A.,
                                  as Co-Agents



PAGE

                                CREDIT AGREEMENT



      THIS CREDIT AGREEMENT, dated as of September 2, 1993 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is by and among MASCOTECH, INC., a Delaware corporation formerly named Masco Industries, Inc. (the "Company"), the banks party hereto from time to time (collectively, the "Banks" and individually, a "Bank"), NBD BANK, N.A., a national banking association formerly named National Bank of Detroit, as agent (in such capacity, the "Agent") for the Banks, and COMERICA BANK, a Michigan banking association, THE BANK OF NEW YORK, a New York banking corporation, THE FIRST NATIONAL BANK OF CHICAGO, a national banking association, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York banking association, and NATIONSBANK OF NORTH CAROLINA, N.A., a national banking association, as co-agents (in such capacity, the "Co-Agents").

                                    RECITALS:

      A. The Company, the Existing Banks (as hereinafter defined) and the Existing Agent (as hereinafter defined) have entered into the Existing Credit Agreement (as hereinafter defined), pursuant to which the Existing Banks provided to the Company a revolving credit facility in the maximum aggregate principal amount of $750,000,000, which revolving credit facility has converted to a term credit facility as provided in the Existing Credit Agreement. The principal sum of $711,650,000 in Existing Loans (as hereinafter defined) is currently outstanding under the Existing Credit Agreement.

      B. The Company now desires to replace the existing term credit facility under the Existing Credit Agreement with a new revolving credit facility in an aggregate principal amount the Dollar Equivalent (as hereinafter defined) of which does not exceed $675,000,000, including standby letters of credit in an aggregate amount not exceeding $20,000,000, in order to provide funds for its general corporate purposes. The Company desires such new facility to expire January 31, 1997, subject to a possible one-time extension to July 31, 1998; provided that if such extension is not to occur, the maximum aggregate principal amount of the revolving credit facility shall reduce on January 31, 1996 to the Dollar Equivalent of $625,000,000.

      C. The Banks are willing to provide such a replacement revolving credit facility on the terms and conditions set forth in this Agreement, and the Existing Banks that are parties hereto (such Existing Banks being more than the "Required Banks" as such term is defined in the Existing Credit Agreement) desire to amend the Existing Credit Agreement in connection therewith as set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS


      1.1 Certain Definitions. As used in this Agreement, and in any certificate, report, other agreement or other document made or delivered pursuant to this Agreement, the following terms shall have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined unless the context otherwise requires):

      "Absolute Rate Dollar Bid-Option Loan" means a Loan which pursuant to the applicable Notice of Borrowing is made at the Bid-Option Absolute Rate.

      "Acquired Debt" means, with respect to any Person who becomes a Subsidiary after the Closing Date, Debt of such Person which was outstanding before such Person became a Subsidiary and which was not created in contemplation of such Person becoming a Subsidiary.

      "Additional Bank" shall have the meaning ascribed thereto in Section 11.13(b).

      "Adjusted Net Worth" means, as of any date, the sum of (a) Net Worth, plus (b) the Deferred Trimas Gain, plus (or, if the amount determined pursuant to the following clause (c) is negative, minus the absolute amount thereof, provided that such amount, if subtracted, shall not exceed the amount determined pursuant to clause (b) of this definition) (c) the amount equal to 33-1/3% of the difference of (i) the aggregate Market Value of all shares of common stock of Trimas owned by the Company on such date, minus (ii) the aggregate value at which such common stock is carried on the Company's books on such date.

      "Affiliate", when used with respect to any Person, means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

      "Applicable Lending Office" means, as to any Bank, its Domestic Lending Office, Eurodollar Lending Office or any other office of such Bank or of any Affiliate of such Bank selected and notified to the Company and the Agent as the applicable lending office for a particular Loan or type of Loan by such Bank; provided that the Company shall not be responsible for the increase, if any, in costs hereunder that (a) are due to any Bank changing its Applicable Lending Office with respect to a particular Loan or type of Loan and (b) arise because of circumstances existing at the time of such change.

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
      "Applicable Margin" means, with respect to any Application Period, the percentage found in the chart set forth on Schedule 1 attached hereto by reading down the column of Senior Leverage Ratio ranges to the row for the range into which the Senior Leverage Ratio as of the relevant Determination
Date falls, and then reading across that row to the Interest Coverage Ratio column for the range into which the Interest Coverage Ratio for the relevant Determination Period falls. By way of example, if the Senior Leverage Ratio as of the relevant Determination Date is 0.53:1.00 and the Interest Coverage Ratio for the relevant Determination Period is 2.75:1.00, assuming that the relevant Determination Date is not a December 31, the Applicable Margin during the Application Period shall be 0.625%. For purposes of this definition of the term "Applicable Margin", (a) the term "Application Period" means a period commencing with and including the 60th day after the end of the most recently completed fiscal quarter of the Company to and including the 59th day after the end of the next following fiscal quarter of the Company, (b) the term "Determination Date" means, with respect to any Application Period, the last day of the Determination Period for such Application Period, and (c) the term "Determination Period" means, with respect to any Application Period, the period of four consecutive fiscal quarters of the Company ending with the fiscal quarter ending immediately preceding such Application Period. For purposes of determining the Applicable Margin,

       (i) if the proceeds resulting from all Stock Issuances, net of the cost of all redemptions, purchases, retirements and other acquisitions by the Company of any of its capital stock (other than any issuance or redemption, purchase, retirement or other acquisition in connection with the Company's employee stock award programs), within 45 days after a Determination Date, exceed $10,000,000, the Senior Leverage Ratio shall be calculated on a pro forma basis to reflect the effect of all Stock Issuances and redemptions, purchases, retirements or other acquisitions by the Company of any of its capital stock (other than any issuance or redemption, purchase retirement or other acquisition in connection with the Company's employee stock award programs) and the related application of proceeds or funding thereof within such 45-day period; and

      (ii) if the proceeds resulting from all Stock Issuances, net of the cost of redemptions, purchases, retirements and other acquisitions by the Company of any of its capital stock (other than any issuance or redemption, purchase, retirement or other acquisition in connection with the Company's employee stock awards programs), from the beginning of a Determination Period through and including the 45th day after the end of such Determination Period exceeds $10,000,000, the Interest Coverage Ratio for such Determination Period shall be calculated on a pro forma basis as if each such Stock Issuance and each such redemption, purchase, retirement or other acquisition by the Company of any of its capital stock (other than any issuance or redemption, purchase, retirement or other acquisition in connection with the Company's employee stock award programs) and the related application of proceeds or funding thereof had occurred on the first day of such Determination Period.

      "Application Period" shall have the meaning ascribed thereto in the definition of the term "Applicable Margin".

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
      "Available Masco Corporation Funding Commitment" means, as of any date, the unused and available portion of the "Commitment" of Masco Corporation under, and as defined in, the Securities Purchase Agreement.

      "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Company or any ERISA Affiliate of the Company.

      "Bid-Option Absolute Rate" means, with respect to any Absolute Rate Dollar Bid-Option Loan or Foreign Currency Bid-Option Loan, the Bid-Option Absolute Rate, as defined in Section 3.4(d)(ii)(D), that is offered for such Loan.

      "Bid-Option Auction" means a solicitation of Bid-Option Quotes setting forth Bid-Option Absolute Rates or Bid-Option Eurodollar Rate Margins, as the case may be, pursuant to Section 3.4(b).

      "Bid-Option Eurodollar Rate" means the sum of (a) the Bid-Option Eurodollar Rate Margin plus (b) the Eurodollar Base Rate.

      "Bid-Option Eurodollar Rate Margin" means, with respect to any Eurodollar Rate Bid-Option Loan, the Bid-Option Eurodollar Rate Margin, as defined in
Section 3.4(d)(ii)(E), that is offered for such Loan.

      "Bid-Option Interest Period" means (a) with respect to each Eurodollar Rate Dollar Bid-Option Borrowing, the Eurodollar Rate Interest Period applicable thereto, and (b) with respect to each Absolute Rate Dollar
Bid-Option Borrowing and Foreign Currency Bid-Option Borrowing, the period commencing on the date of such Borrowing and ending on the date elected by the Company in the applicable Notice of Borrowing, which date shall be not less than 15 and not more than 360 days after the date of such Borrowing; provided that:

             (i) any such Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business day; and

            (ii) no such Interest Period that would end after the Scheduled Expiration Date shall be permitted.

      "Bid-Option Loan" means a Loan which is made by a Bank pursuant to a Bid-Option Auction.

      "Bid-Option Note" means a promissory note of the Company in substantially the form of Exhibit B hereto evidencing the obligation of the Company to repay Bid-Option Loans, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

      "Bid-Option Percentage" means, with respect to any Bank, the percentage of the Dollar Equivalent of the aggregate outstanding principal amount of the Bid-
                                       -4-
PAGE

Option Loans of all the Banks represented by the Dollar Equivalent of the outstanding principal amount of the Bid-Option Loans of such Bank.

      "Bid-Option Quote" means an offer by a Bank to make a Bid-Option Loan in accordance with Section 3.4(d).

      "Bid-Option Quote Request" shall have the meaning ascribed thereto in
Section 3.4(b).

      "Borrowing" means a borrowing hereunder consisting of Loans made to the Company on a single date, at a single rate and for a single Interest Period. A Borrowing may be referred to as a "Floating Rate Borrowing" if such Loans are Floating Rate Loans, a "CD Rate Borrowing" if such Loans are CD Rate Loans, a "Eurodollar Rate Syndicated Borrowing" if such Loans are Eurodollar Rate Syndicated Loans, a "Dollar Bid-Option Borrowing" if such Loans are Dollar Bid-Option Loans, a "Foreign Currency Bid-Option Borrowing" if such Loans are Foreign Currency Bid-Option Loans, an "Absolute Rate Dollar Bid-Option Borrowing" if such Loans are Absolute Rate Dollar Bid-Option Loans, a "Eurodollar Rate Dollar Bid-Option Borrowing" if such Loans are Eurodollar Rate Dollar Bid-Option Loans, or a "Eurodollar Rate Borrowing" if such Loans are Eurodollar Rate Loans. CD Rate Borrowings and Eurodollar Rate Syndicated Borrowings are sometimes collectively referred to as "Fixed Base Rate Syndicated Borrowings"; Floating Rate Borrowings and Fixed Base Rate Syndicated Borrowings are sometimes collectively referred to as "Syndicated Borrowings"; Absolute Rate Dollar Bid-Option Borrowings and Eurodollar Rate Dollar Bid-Option Borrowings are sometimes collectively referred to as "Dollar Bid-Option Borrowings"; Dollar Bid-Option Borrowings and Foreign Currency Bid-Option Borrowings are sometimes collectively referred to herein as "Bid-Option Borrowings"; and Fixed Base Rate Syndicated Borrowings and Bid-Option Borrowings are sometimes collectively referred to as "Fixed Rate Borrowings".

      "Business Day" means any day on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in New York City and Detroit and, with respect to Eurodollar Rate Loans and the related Interest Periods, in London, and with respect only to Foreign Currency Bid-Option Loans and the related Interest Periods, on which dealings in deposits in the relevant Foreign Currency are carried out in the relevant interbank market and in the principal financial center of the country issuing the relevant Foreign Currency.

      "Capital Expenditures" means, for any period, the aggregate amount of capital expenditures of the Company and its Consolidated Subsidiaries during such period, determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Capital Lease" of any Person means any lease which, in accordance with generally accepted accounting principles, is required to be capitalized on the books of such Person.

      "Cash and Cash Equivalents" means (a) all cash of the Company and its Consolidated Subsidiaries on hand or on deposit, plus (b) cash equivalents as

                                       -5-
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
determined in accordance with generally accepted accounting principles, plus
(c) all investments of the Company and its Consolidated Subsidiaries of the following types, whether or not such investments are cash equivalents in accordance with generally accepted accounting principles: (i) commercial paper of any United States issuer having the highest rating then given by Moody's Investors Service, Inc. or Standard & Poor's Corporation, (ii) direct obligations of, and obligations fully guaranteed by, the United States of America, and (iii) certificates of deposit of (A) any commercial bank which is a member of the Federal Reserve System and which has capital, surplus and undivided profits (as shown on its most recently published statement of condition) aggregating not less than $100,000,000 or (B) any Bank, provided that each of the foregoing investments has a maturity date not later than 180 days after the date of acquisition thereof by the Company or any of its Consolidated Subsidiaries.

      "CD Base Rate" applicable to any CD Rate Interest Period means the per annum rate that is equal to the sum of:

      (a) the rate per annum obtained by dividing (i) the arithmetic mean of secondary market bid rates per annum (expressed as a percentage) quoted at approximately 10:00 a.m. New York time (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing selected by the Agent for the purchase from the CD Reference Banks at face value of negotiable certificates of deposit of the CD Reference Banks with a term comparable to such Interest Period in an aggregate amount comparable to the related CD Rate Loans to be made by such CD Reference Banks in their capacity as Banks hereunder, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) under any regulations of the Board of Governors of the Federal Reserve System (or any successor agency thereto), applicable on the first day of the related Interest Period to a negotiable certificate of deposit of the bank that is the Agent with a term comparable to such Interest Period in an aggregate amount comparable to the related CD Rate Loan to be made by such bank in its capacity as a Bank hereunder, plus

      (b) the annual assessment rate (expressed as a percentage) estimated by the Agent on the first day of the related Interest Period to be payable by the bank that is the Agent to the Federal Deposit Insurance Corporation (or any successor agency thereto) for such Corporation's (or such successor's) insuring Dollar deposits of such bank in the United States during the related Interest Period;

all as conclusively determined, absent manifest error, by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

      "CD Rate" means, with respect to any CD Rate Loan for any CD Rate Interest Period or portion thereof, the per annum rate that is equal to the sum of (a) the Applicable Margin, plus (b) the CD Base Rate; which CD Rate shall change simultaneously with any change in such Applicable Margin.

                                       -6-
PAGE

      "CD Rate Interest Period" means, with respect to each CD Rate Borrowing, the period commencing on the date of such CD Rate Borrowing and ending 30, 60, 90 or 180 days thereafter, as the Company may elect in the applicable Notice of Borrowing, provided that:

            (a) any such Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; and

            (b) no such Interest Period that would end after the Scheduled Expiration Date shall be permitted.

      "CD Rate Loan" means a Loan which pursuant to the applicable Notice of Borrowing is made at the CD Rate.

      "CD Reference Bank" means each of NBD Bank, N.A. and Morgan Guaranty Trust Company of New York, or such other CD Reference Banks as may be appointed pursuant to Section 11.6.

      "Closing Date" means the first day on which all the following shall have occurred: (a) the Company has executed this Agreement and furnished all documents required under Section 8.3, and all matters required under such Section have been completed, (b) the Agent has received telexes or telecopies affirming execution of this Agreement in counterparts by all the Banks, and (c) the Agent has executed this Agreement. Subject to the second sentence of
Section 10.6, the Agent shall notify each party hereto of the occurrence of the Closing Date on the date thereof.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

      "Commitment" means, with respect to each Bank whose commitment has not been terminated pursuant to Section 11.13, the commitment of such Bank to make Syndicated Loans pursuant to Section 3.1 and to participate in the risk of Letters of Credit pursuant to Section 3.3, in an aggregate principal amount the Dollar Equivalent of which does not exceed (a) in the case of each Bank originally a party hereto, the amount set forth opposite the name of such Bank on the signature pages hereof, and (b) in the case of each Bank becoming a party hereto in accordance with Section 11.6(d) or 11.13, the aggregate amount assigned to it, in each case (i) less the aggregate amount, if any, subsequently assigned by it in accordance with Section 11.6(d), (ii) plus the aggregate amount, if any, subsequently assigned to it under Section 11.6(d) or
11.13 and (iii) subject to activation pursuant to Section 3.1, and as such amount may be reduced from time to time pursuant to Section 3.8.

      "Commitment Percentage" means, with respect to any Bank, the percent of the aggregate amount of all the Commitments represented by the amount of such Bank's Commitment.
                                       -7-
PAGE

      "Consolidated" or "consolidated" refers to the consolidation of the accounts of a Person and its Subsidiaries in accordance with generally accepted accounting principles.

      "Consolidated Subsidiary" of any corporation means any Subsidiary which would be consolidated on the consolidated balance sheet of such corporation in accordance with generally accepted accounting principles.

      "Current Assets" means, at any time, the current assets of the Company and its Consolidated Subsidiaries, determined as to amount and classification on a consolidated basis in accordance with generally accepted accounting principles.

      "Current Liabilities" means, at any time, the current liabilities of the Company and its Consolidated Subsidiaries, determined as to amount and classification on a consolidated basis in accordance with generally accepted accounting principles; provided that Current Liabilities shall not include any portion of Funded Debt or any of the Loans made or Letters of Credit issued at any time hereunder.

      "Current Market Price" with respect to any shares of stock, means, as of any day, the last reported sales price or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, in either case as reported on the New York Stock Exchange, on the principal national securities exchange on which such stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, by NASDAQ National Market System or, if such stock is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such stock on such day shall not have been reported through NASDAQ, the average of the closing bid and asked prices on such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected by the Agent.

      "Current Ratio" means, as of any date, the ratio of (a) Current Assets to
(b) Current Liabilities.

      "Debt" means: (a) indebtedness for money borrowed; (b) the capitalized portion of lease rentals under Capital Leases; (c) other indebtedness incurred in connection with the acquisition of any real or personal property, stock, debt or other assets (to the extent that any of the foregoing acquisition indebtedness is represented by any notes, bonds, debentures or similar evidences of indebtedness); and (d) obligations in respect of obligations or indebtedness of others of the types referred to in each of the foregoing clauses (a)-(c), for the payment of which the Company or any Consolidated Subsidiary is directly or contingently liable, or which is secured by any property of the Company or any Consolidated Subsidiary (whether or not the Company or such Consolidated Subsidiary is liable therefor).

                                       -8-
PAGE

      "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

      "Deferred Trimas Gain" means, as of any date, the remaining amount of the liability or contra asset of the Company booked in connection with the transfer of assets by the Company to Trimas prior to the Closing Date, which amount was approximately $70,000,000 as of March 31, 1993 and has not been recognized as income to the Company.

      "Determination Date" shall have the meaning ascribed thereto in the definition of the term "Applicable Margin".

      "Determination Period" shall have the meaning ascribed thereto in the definition of the term "Applicable Margin".

      "Dollar Bid-Option Loan" means a Bid-Option Loan made in Dollars.

      "Dollar Bid-Option Percentage" means, with respect to any Bank and any Dollar Bid-Option Borrowing, the percentage of the aggregate outstanding principal amount of all the Dollar Bid-Option Loans comprising such Borrowing represented by the outstanding principal amount of the Dollar Bid-Option Loan made by such Bank as part of such Borrowing.

      "Dollar Equivalent" means, as of any date, (a) with respect to any amount of Dollars, the amount thereof, and (b) with respect to any amount of any Foreign Currency, the amount of Dollars that could be purchased with such amount of such Foreign Currency at the spot rate of exchange (except as provided in Section 3.7(a)) quoted by the Agent at approximately 10:00 a.m. (Detroit time) on such date or such number of Business Days before such date as may reasonably be deemed necessary by the Agent for purposes of this Agreement.

      "Dollars" and "$" shall mean the lawful money of the United States.

      "Domestic Lending Office" means, as to any Bank, its office identified on the signature pages hereof as its Domestic Lending Office or such other office as such Bank may hereafter designate as its Domestic Lending Office.

      "Domestic Subsidiary" means a Subsidiary that is incorporated under the laws of the United States of America or any State thereof.

      "EBIT" means, for any period, Net Income, exclusive of any Non-Cash Special Items, for such period plus, to the extent deducted in determining such Net Income, Interest Charges for such period and income and other taxes.

      "EBITDA Minus Capital Expenditures" means, for any period, the amount determined by subtracting (a) Capital Expenditures for such period, from (b) the sum of EBIT for such period plus, to the extent deducted in determining such EBIT, depreciation and amortization expense of the Company and its Consolidated Subsidiaries; provided that when determining the Senior Debt Coverage Ratio for
                                       -9-
PAGE
purposes of Section 7.8(a), and not Section 7.8(b), in the event the Company or any of its Consolidated Subsidiaries acquires any corporation or business, EBITDA Minus Capital Expenditures shall be calculated on a pro forma basis (which, to the extent deemed reasonable to the Agent, may include as pro forma adjustments reasonable eliminations of excess compensation (including salaries) and other adjustments that are attributable to the change in ownership or management of the corporation or business) as if the Company or such Consolidated Subsidiary had owned the acquired corporation or business for the four fiscal quarters preceding its acquisition.

      "Environmental Laws" means any and all applicable United States federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manuf processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

      "ERISA Affiliate" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under
Section 414(b), (c) or (m), or the regulations prescribed under Section 414(o), of the Code.

      "Eurodollar Base Rate" applicable to any Eurodollar Rate Interest Period means the per annum rate obtained by dividing (a) the per annum rate of interest at which deposits in Dollars for such Interest Period and in an aggregate amount comparable to (i) in the case of Eurodollar Rate Syndicated Loans, the amount of the related Eurodollar Rate Syndicated Loans to be made by the Eurodollar Reference Banks in their capacity as Banks hereunder, and (ii) in the case of Eurodollar Rate Dollar Bid-Option Loans, the aggregate amount of the Eurodollar Rate Dollar Bid-Option Borrowing set forth in the related Bid-Option Quote Request, are offered to the Eurodollar Reference Banks by other prime banks in the London or Nassau interbank market, selected in the Eurodollar Reference Banks' discretion, at approximately 11:00 a.m. London or Nassau time, as the case may be, on the second Business Day prior to the first day of such Eurodollar Rate Interest Period, by (b) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurodollar Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to

                                       -10-
PAGE
eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System; all as conclusively determined, absent manifest error, by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of one-hundredth of one percent (1/100 of 1%).

      "Eurodollar Lending Office" means, as to any Bank, its office identified on the signature pages hereof as its Eurodollar Lending Office or such other branch (or Affiliate) of such Bank as such Bank may hereafter designate as its Eurodollar Lending Office.

      "Eurodollar Rate Dollar Bid-Option Loan" means a Loan which pursuant to the applicable Notice of Borrowing is made at the Bid-Option Eurodollar Rate.

      "Eurodollar Rate Interest Period" means, with respect to each Eurodollar Rate Syndicated Loan, the period commencing on the date of such Eurodollar Rate Syndicated Loan and ending one month, two months, three months or six months thereafter, or twelve months if such proposed twelve-month Eurodollar Rate Interest Period is specifically agreed to by all Banks, and with respect to each Eurodollar Rate Dollar Bid-Option Loan, the period commencing on the date of such Eurodollar Rate Dollar Bid-Option Loan and ending on a date between fifteen days and twelve months thereafter, as the Company may request in the applicable Notice of Borrowing; provided that:

            (a) any such Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month in which case such Interest Period shall end on the next preceding Business Day;

            (b) any such Interest Period that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Interest Period is to end shall end on the last Business Day of such calendar month; and

            (c) no such Interest Period that would end after the Scheduled Expiration Date shall be permitted.

      "Eurodollar Rate Loan" means any Eurodollar Rate Dollar Bid-Option Loan or Eurodollar Rate Syndicated Loan.

      "Eurodollar Rate Syndicated Loan" means a Loan which pursuant to the applicable Notice of Borrowing is made at the Syndicated Eurodollar Rate.

      "Eurodollar Reference Bank" means the principal London office of each of NBD Bank, N.A. and Morgan Guaranty Trust Company of New York, or such other Eurodollar Reference Banks as may be appointed pursuant to Section 11.6.

      "Events of Default" has the meaning ascribed thereto in Section 9.1.

                                      -11-
PAGE

      "Existing Agent" means NBD Bank, N.A., a national banking association, in its capacity as agent for the Existing Banks.

      "Existing Banks" means the banks that are parties to the Existing Credit Agreement.

      "Existing Commitment" means, with respect to each Bank, the amount, if any, of such Bank's "Commitment" (as defined in the Existing Credit Agreement) immediately prior to the Closing Date.

      "Existing Credit Agreement" means the Credit Agreement and Amendment to Existing Credit Agreement, dated as of September 1, 1989, among the Company, the Existing Banks and the Existing Agent, as amended, supplemented or otherwise modified, and as in force immediately prior to the Closing Date.

      "Existing Debt" shall have the meaning ascribed thereto in the definition of the term "Senior Debt".

      "Existing Loans" means the "Term Loans" (as defined in the Existing Credit Agreement) outstanding on the Closing Date.

      "Existing Loans Prepayment Date" shall have the meaning ascribed thereto in Section 2.1.

      "Existing Notes" means the promissory notes of the Company issued under the Existing Credit Agreement to evidence the Existing Loans.

      "Federal Funds Rate" means, as of any day, the per annum rate that is equal to the average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York for such day (or, in the case of any day on which the federal funds market is not open, for the immediately preceding day on which it was open), or, if such rate is not so published for any day (or, in the case of any day on which the federal funds market is not open, for the immediately preceding day on which it was open), the average of the quotations for such rates received by the Agent from three federal funds brokers of recognized standing selected by the Agent in its discretion; all as conclusively determined, absent manifest error, by the Agent, such average to be rounded up, if necessary, to the nearest whole multiple of one-hundredth of one percent (1/100 of 1%); which Federal Funds Rate shall change simultaneously with any change in such published or quoted rates.

      "Fixed Base Rate Syndicated Loan" means any CD Rate Loan or Eurodollar Rate Syndicated Loan.

      "Fixed Rate Loan" means any Fixed Base Rate Syndicated Loan or Bid-Option Loan.

      "Floating Rate" means, with respect to any Floating Rate Loan, the greater of (a) the Prime Rate and (b) the per annum rate equal to the sum of
(i) one-half
                                      -12-
PAGE
percent (1/2%) plus (ii) the Federal Funds Rate; which Floating Rate shall change simultaneously with any change in such Prime Rate or Federal Funds Rate, as the case may be.

      "Floating Rate Interest Period" means, with respect to each Floating Rate Borrowing, the period commencing on the date of such Floating Rate Borrowing and ending 30 days thereafter; provided that:

            (a) any such Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; and

            (b) no Interest Period that would end after the Scheduled Expiration Date shall be permitted.

      "Floating Rate Loan" means a Loan which pursuant to the applicable Notice of Borrowing is made at the Floating Rate.

      "Foreign Currency" means any currency (other than Dollars) freely convertible into Dollars and freely transferable, which the Company designates in any Bid-Option Quote Request with respect to any Foreign Currency Bid-Option Borrowing as the currency in which the related Loans are to be made.

      "Foreign Currency Bid-Option Loan" means a Bid-Option Loan made in a Foreign Currency.

      "Foreign Currency Bid-Option Percentage" means, with respect to any Bank and any Foreign Currency Bid-Option Borrowing, the percentage of the aggregate outstanding principal amount of all the Foreign Currency Bid-Option Loans comprising such Borrowing represented by the outstanding principal amount of the Foreign Currency Bid-Option Loan made by such Bank as part of such Borrowing.

      "Funded Debt" means all Debt of the Company and its Consolidated Subsidiaries which by its terms matures more than twelve months from the date such Debt was incurred or assumed by the Company or any such Consolidated Subsidiary, as the case may be, or which by its terms matures less than twelve months from such date but by its terms is renewable or extendable at the option of the Company or any such Consolidated Subsidiary beyond twelve months from such date, including, without limitation, all Loans under this Agreement (including those made within twelve months of the Scheduled Expiration Date) and all Existing Loans.

      "Interest Charges" means, for any period, the sum of interest that is expensed (or, under generally accepted accounting principles, would be expensed) during such period by the Company and its Consolidated Subsidiaries on Debt of the Company and its Consolidated Subsidiaries.

      "Interest Coverage Ratio" means, for any Determination Period, the ratio of (a) EBIT to (b) Interest Charges.

                                      -13-
PAGE

      "Interest Payment Date" means, with respect to each Loan, the last day of each Interest Period with respect to such Loan and, in the case of any Interest Period exceeding (a) with respect to Eurodollar Rate Loans, three months or (b) with respect to CD Rate Loans and Absolute Rate Dollar Bid-Option Loans, ninety days, those days that occur during such Interest Period at intervals of three months and ninety days, respectively, after the first day of such Interest Period.

      "Interest Period" means any Floating Rate Interest Period, CD Rate Interest Period, Eurodollar Rate Interest Period or Bid-Option Interest Period.

      "Investment" by any Person means the purchase or other acquisition of any capital stock of or other ownership interest in, or debt securities of or other evidences of indebtedness of, any other Person, or the making of a loan or advancing of any funds or property or making of any other extension of credit to, or the making of any investment or acquiring any interest whatsoever in, any other Person, or the satisfaction of any contingent liability, as obligor, guarantor, surety or in any other capacity, for obligations of any other Person; provided, however, that the term Investment shall not include any evidence of indebtedness, any account receivable or any obligation or indebtedness on open account which, in all of the foregoing cases, arises directly from the sale of goods or merchandise or services for fair value in the ordinary course of business.

      "Invitation for Bid-Option Quotes" means an Invitation for Bid-Option Quotes in the form referred to in Section 3.4(c).

      "Letter of Credit" shall mean a standby letter of credit issued for the account of the Company or any of its Consolidated Subsidiaries pursuant to this Agreement.

      "Letter of Credit Documents" shall have the meaning ascribed thereto in
Section 3.3(f).

      "Letter of Credit Issuance" shall mean any issuance by the Agent of a Letter of Credit pursuant to Section 3.3.

      "Letter of Credit Obligations Amount" means, as of any date, the amount equal to the sum of (a) the maximum aggregate amount available to be drawn under all outstanding Letters of Credit at any time on or before the stated expiry date thereof, plus (b) the amount of any draws under all Letters of Credit that have not been reimbursed as provided in Section 3.3(e).

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, security interest or similar encumbrance in respect of such asset; provided that a subordination agreement shall not be deemed to create a Lien. For the purposes of this Agreement, the Company or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other similar title retention agreement relating to such asset.
                                      -14-
PAGE

      "Loan" means any Syndicated Loan or Bid-Option Loan.

      "Market Value" with respect to any shares of stock, means, as of any date, the average of the Current Market Prices of such shares for the thirty consecutive trading days ending with such date.

      "Masco Corporation" means Masco Corporation, a Delaware corporation.

      "Masco Corporation Stake Reduction Anniversary" means the first Business Day after the first anniversary of the date on which both of the following occur: (a) Masco Corporation and its Substantially-Owned Consolidated Subsidiaries own less than 15% of the securities of the Company having ordinary voting power for the election of directors, and (b) the sum of (i) the Available Masco Corporation Funding Commitment plus (ii) the aggregate amount of the Investments in the Company held by Masco Corporation and its Substantially-Owned Consolidated Subsidiaries for their own account (valued at the amount at which such Investments are carried on the books of Masco Corporation and its Substantially-Owned Consolidated Subsidiaries, provided that such amount with respect to any securities comprising such Investments shall be adjusted at the time any of such securities are exchanged for other securities, such adjustment to be to the market value of the new securities received), is less than $250,000,000.

      "Maximum Allowed Senior Debt Coverage Ratio" has the meaning ascribed thereto in Section 7.8.

      "Minority Interest Cash Investments" means, as of any date, the greater of (a) $0 or (b) the Dollar Equivalent (such Dollar Equivalent to be determined with respect to any Investment as of the time such Investment is made) of the aggregate amount of Cash and Cash Equivalents used by the Company after June
30, 1993 for Investments with respect to Persons in which the Company owns less than 50% of the capital stock or other ownership interests of such Persons, provided that such capital stock or other ownership interests are accounted for by the Company on the equity method as of such date, and provided, further, that such aggregate amount shall be adjusted as follows: (i) the Dollar Equivalent of Cash and Cash Equivalents received by the Company from the disposition of any such Investments made since June 30, 1993 shall be subtracted from such aggregate amount, and (ii) the Dollar Equivalent of the aggregate amount of Cash and Cash Equivalents received by the Company from the disposition of any such Investments made on or prior to June 30, 1993 (other than any Investments in or relating to Trimas) in excess of the book value of such Investments shall be subtracted from such aggregate amount. For purposes of clauses (i) and (ii) above, the Dollar Equivalent of any Cash and Cash Equivalent shall be determined as of the time such Cash and Cash Equivalent is received by the Company. Notwithstanding anything herein to the contrary, the Company may exclude any Investment which would otherwise be included in this definition of Minority Interest Cash Investments provided that the Dollar Equivalent of the Cash and Cash Equivalents of any such single excluded Investment is less than $250,000 and of all such excluded Investments in the aggregate is less than $1,000,000.

                                      -15-
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
      "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is then making, or, pursuant to an applicable collective bargaining agreement, accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be an ERISA Affiliate during such five-year period.

      "Net Income" means, for any period, the greater of (a) $0, and (b) the consolidated net income of the Company and its Consolidated Subsidiaries (after deduction for income and other taxes of the Company and its Consolidated Subsidiaries determined by reference to income or profits of the Company and its Consolidated Subsidiaries) for such period, all as determined in accordance with generally accepted accounting principles.

      "Net Income Minus Preferred Dividends" means, for any period, the greater of (a) $0, and (b) the excess of (i) Net Income for such period over (ii) the aggregate amount of all dividends in respect of any preferred stock of the Company accrued by the Company during such period.

      "Net Proceeds of New Equity" means, for any period, the greater of (a) $0, and (b) 75% of the difference, if any, of

      (i) the increase in Net Worth resulting from all Stock Issuances during such period, minus

      (ii)  the sum of

      (A) the decrease in Net Worth resulting from all redemptions, purchases, retirements and other acquisitions of capital stock of the Company within 90 days before or after (including any such days after the end of the subject period) such Stock Issuances, plus

      (B) without duplication of (A), the principal amount of Subordinated Debt issued on exchange of the Company's 10% Exchangeable Preferred Stock or issued on exchange of preferred stock issued by the Company pursuant to the Securities Purchase Agreement, whether such exchange occurs before or after the end of such period provided that it occurs after July 1, 1993.

      "Net Worth" means, as of any date, (a) the amount of any capital stock (excluding treasury stock), paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of the Company and its Consolidated Subsidiaries on such date, determined on a consolidated basis in accordance with generally accepted accounting principles, plus (b) the amount of the foreign currency translation adjustment account shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries dated December 31, 1992, which amount is $6,050,000.

      "New Debt" shall have the meaning ascribed thereto in the definition of the term "Senior Debt".
                                      -16-
PAGE

      "Non-Cash Special Items" means non-recurring or extraordinary, non-cash gains or losses or other items affecting income, including, but without limitation, the cumulative effect of any accounting changes.

      "Note" means any Syndicated Note or Bid-Option Note.

      "Notice of Bid-Option Borrowing" shall have the meaning ascribed thereto in Section 3.4(f).

      "Notice of Borrowing" means any Notice of Syndicated Borrowing or Notice of Bid-Option Borrowing.

      "Notice of Syndicated Borrowing" shall have the meaning ascribed thereto in Section 3.2.

      "Overdue Rate" means (a) in respect of the principal of any Loan, the rate per annum that is equal to the sum of one percent (1%) per annum plus the per annum rate otherwise applicable to such Loan until the end of the then current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of one percent (1%) per annum plus the Floating Rate; and (b) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of one percent (1%) per annum plus the Floating Rate.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "Person" means an individual, corporation, partnership, joint venture, trust, association, or unincorporated organization, or a government or any agency or political subdivision thereof.

      "Plan" means at any time any employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by the Company or any ERISA Affiliate for employees of the Company or any ERISA Affiliate, or (b) has at any time within the preceding five years been maintained, or contributed to, by the Company or any Person which was at such time an ERISA Affiliate for employees of the Company or any Person which was at such time an ERISA Affiliate.

      "Prime Rate" means the per annum rate of interest publicly announced by NBD Bank, N.A. at its main office in Detroit from time to time as its "prime rate", it being understood that such announced rate may not be the lowest rate of interest charged by NBD Bank, N.A. to any of its customers; which Prime Rate shall change simultaneously with any change in such announced rate.

      "Reference Bank" means any CD Reference Bank or Eurodollar Reference
Bank.

      "Refunded" shall have the meaning ascribed thereto in the definition of the term "Senior Debt".
                                      -17-
PAGE

      "Refunding Borrowing" means a Borrowing which, after application of the proceeds of such Borrowing, results in no net increase in the Dollar Equivalent of the aggregate outstanding principal amount of the Loans made by any Bank, provided, however, that any Borrowing (other than the initial Borrowing under this Agreement) the entire proceeds of which are used by the Company to repay Existing Loans shall be deemed a Refunding Borrowing.

      "Reimbursement Amount" shall have the meaning ascribed thereto in Section 3.3(e).

      "Relevant Day" shall have the meaning ascribed thereto in the definition of the term "Senior Debt Coverage Ratio".

      "Request for Letter of Credit Issuance" shall have the meaning ascribed thereto in Section 3.3(b).

      "Required Banks" means Banks having not less than 60% of the aggregate amount of the Commitments or, if the Commitments have terminated, Banks holding Notes evidencing not less than 60% of the aggregate unpaid principal amount of the Loans.

      "Restricted Transfer" has the meaning ascribed thereto in Section
7.11(b).

      "Scheduled Expiration Date" means January 31, 1997; provided that if, and only if, the requirements of Section 3.10 are satisfied, the "Scheduled Expiration Date" shall be extended to July 31, 1998.

      "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of March 31, 1993 between the Company and Masco Corporation, as in effect on the Closing Date in the form attached hereto as Exhibit J, and as amended, supplemented or otherwise modified from time to time (a) with the consent of the Required Banks, or (b) without the consent of any of the Banks or the Agent if such amendment, supplement or other modification (i) does not limit the obligations of Masco Corporation thereunder and is not otherwise adverse to the interest of the Banks, as reasonably determined by the Agent, or (ii) relates solely to any increase or extension of the obligations of Masco Corporation thereunder or to a decrease in the costs of the Company thereunder.

      "Senior Debt" means all Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis, except Subordinated Debt, provided that, for purposes of this definition, if any Debt ("Existing Debt") is to be Refunded (as hereinafter defined) with the proceeds of other money borrowed ("New Debt"), the Existing Debt to be so Refunded shall be excluded from Senior Debt when the New Debt is incurred. For purposes of this definition, Existing Debt is to be "Refunded" by New Debt if, and to the extent that, (i) no later than five (5) Business Days after the New Debt is incurred, the Company delivers to the Agent written notice stating that the purpose of such New Debt is to refund Existing Debt and specifying the Existing Debt to be refunded, (ii) the proceeds of such New Debt are held in the form of Cash and Cash Equivalents (free of any Lien except a Lien securing the specified Existing Debt to be refunded and
                                      -18-
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
no other indebtedness or obligations) until such specified Existing Debt is repaid and (iii) such specified Existing Debt is repaid within 45 (forty-five) days after the New Debt is incurred.

      "Senior Debt Coverage Ratio" means, at any time from and including the 31st day (the "Relevant Day") after the last day of any fiscal quarter of the Company to but excluding the 31st day of the following fiscal quarter of the Company, the ratio of (a) Senior Debt as of the end of such fiscal quarter to
(b) EBITDA Minus Capital Expenditures for the period of such fiscal quarter and the immediately preceding three fiscal quarters.

      "Senior Leverage Ratio" means, as of any Determination Date, the ratio of
(a) the difference of (i) Senior Debt minus (ii) Cash and Cash Equivalents in excess of $50,000,000 (exclusive of any Cash and Cash Equivalents constituting or acquired with the proceeds of New Debt to the extent the specified Existing Debt to be Refunded with such New Debt remains outstanding), to (b) Tangible Capital Funds.

      "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934.

      "Stock Issuance" means any issuance by the Company of, or any conversion of Subordinated Debt or any other Debt or liability of the Company or any of its Consolidated Subsidiaries to, common or other capital stock or other equity securities of the Company.

      "Subordinated Debt" means, without duplication, (a) all Debt now outstanding or hereafter created, issued, guaranteed, incurred or assumed by the Company which is subordinated to payment of principal, premium, if any, and interest on the Notes by provisions not less favorable in any material respect to the holders of the Notes than the provisions set forth on Exhibit O; (b) Debt evidenced by the Company's 6% Convertible Subordinated Debentures due December 15, 2011, in the original principal amount of $330,000,000; (c) Debt evidenced by the Company's 10-1/4% Senior Subordinated Notes due February 1, 1997, in the original principal amount of $250,000,000; (d) Debt evidenced by the Company's 10% Senior Subordinated Notes due March 15, 1995, in the original principal amount of $300,000,000; and (e) Debt issued on exchange of preferred stock heretofore issued by the Company, or hereafter issued by the Company pursuant to the Securities Purchase Agreement; provided, however, that any of such Debt shall cease to be "Subordinated Debt" upon and to the extent of the Company's repurchase or redemption of such Debt as permitted hereunder or the Company's transfer, conveyance, assignment or delivery to any trustee, paying agent or other fiduciary for the benefit of the holder(s) of such Debt of any cash, securities or other assets of the Company in payment or on account of, or as provision for, the principal of such Debt; and provided further, however, that any of such Debt referred to in clauses (b), (c) and (d) of this definition shall cease to be "Subordinated Debt" upon any amendment or other modification to the Debentures referred to in such clause (b) or to the respective Senior Subordinated Notes referred to in such clauses (c) and (d) evidencing such Debt,

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
relating to the subordination thereof, unless, in any such case, the provisions of such Debentures or Senior Subordinated Notes, as the case may be, after giving effect to such amendment or modification are not less favorable in any material respect to the holders of the Notes than the provisions set forth on Exhibit O.

      "Subsidiary" of any Person means (a) any limited partnership (whether now existing or hereafter organized) of which such Person or another Subsidiary of such Person is the general partner, (b) any general partnership or limited liability company (whether now existing or hereafter organized) of which such Person or one or more of the other Subsidiaries of such Person own at least a majority of the ownership or membership interests and (c) any corporation (whether now existing or hereafter organized or acquired) in which (other than directors' qualifying shares required by law) at least a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency), at the time as of which any determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof. Unless the context otherwise requires, references to "Subsidiary" or "Subsidiaries" herein refer to the Company's Subsidiaries.

      "Substantially-Owned Consolidated Subsidiary" of any corporation means any Consolidated Subsidiary of such corporation 90% or more of the shares of capital stock (or other ownership interests) of which having ordinary power to vote in elections for the board of directors (or other persons performing similar functions at the time) are directly or indirectly owned by such corporation.

      "Substitute Loan" means any Loan made by a Bank pursuant to Section 5.4.

      "Syndicated Eurodollar Rate" means, with respect to any Eurodollar Rate Syndicated Loan for any Eurodollar Rate Interest Period or portion thereof, the per annum rate that is equal to the sum of (a) the Applicable Margin, plus (b) the Eurodollar Base Rate; which Syndicated Eurodollar Rate shall change simultaneously with any change in such Applicable Margin.

      "Syndicated Loan" means any Floating Rate Loan or Fixed Base Rate Syndicated Loan.

      "Syndicated Note" means a promissory note of the Company substantially in the form of Exhibit A hereto evidencing the obligation of the Company to repay Syndicated Loans, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

      "Tangible Capital Funds" means, as of any date, the sum of (a) Adjusted Net Worth, minus (b) the net book value of goodwill (the excess of cost over net assets of acquired companies) included in the assets of the Company and its Consolidated Subsidiaries on a consolidated basis, plus (c) the amount of all Subordinated Debt which by its terms matures after July 31, 1998, plus (d) the Available Masco Corporation Funding Commitment, plus (e) an amount equal to the lesser of (i) $150,000,000 and (ii) the outstanding principal of the Debt

evidenced by the Company's 10-1/4% Senior Subordinated Notes due February 1, 1997, in the original principal amount of $250,000,000, minus (f) Minority Interest Cash Investments; provided, however, that for purposes of this definition, no Debt of the type described in clause (d) of the definition of the term "Debt" shall be included in Subordinated Debt.

      "Termination Date" means the earliest to occur of (a) the Scheduled Expiration Date, (b) the Masco Corporation Stake Reduction Anniversary and (c) the date on which the Commitments shall be terminated pursuant to Section 3.8 or 9.1.

      "Total Borrowed Funds" means, as of any date, all indebtedness of the Company and its Consolidated Subsidiaries for money borrowed, determined on a consolidated basis in accordance with generally accepted accounting principles, provided that, for purposes of this definition, if any money borrowed ("Existing Borrowed Funds") is to be Refunded (as hereinafter defined) with the proceeds of other money borrowed ("New Borrowed Funds"), the Existing Borrowed Funds to be so Refunded shall be excluded from Total Borrowed Funds when the New Borrowed Funds are incurred. For purposes of this definition, Existing Borrowed Funds are to be "Refunded" by New Borrowed Funds if, and to the extent that, (i) no later than 5 Business Days after the New Borrowed Funds are incurred, the Company delivers to the Agent written notice stating that the purpose of such New Borrowed Funds is to refund Existing Borrowed Funds and specifying the Existing Borrowed Funds to be refunded, (ii) the proceeds of such New Borrowed Funds are held in the form of Cash and Cash Equivalents (free of any Lien except a Lien securing the specified Existing Borrowed Funds to be refunded and no other indebtedness or obligations) until such specified Existing Borrowed Funds are repaid and (iii) such specified Existing Borrowed Funds are repaid within 45 days after the New Borrowed Funds are incurred.

      "Total Leverage Ratio" means the ratio of (a) Total Borrowed Funds to (b) Adjusted Net Worth.

      "Trimas" means TriMas Corporation, a Delaware corporation.

      "Unconsolidated Subsidiary" means at any date any Subsidiary of the Company that is not a Consolidated Subsidiary.

      "Unfunded Benefit Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any ERISA Affiliate to the PBGC or any other Person under Title IV of ERISA.

      1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as

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
in effect from time to time, on a basis consistent, to the extent required by such principles, with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries filed with the Securities and Exchange Commission on Form 10-K and delivered to the Banks prior to the Closing Date; provided that, if the Company notifies the Agent that the Company wishes to amend any covenant in Article VII to eliminate the effect of any change in generally accepted accounting principles in the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend Article VII for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks. Without limiting the foregoing, all transfers of receivables shall be recognized as sales, and not as Debts or Liens, if they would be recognized as sales in accordance with generally accepted accounting principles, provided that all probable adjustments in connection with the recourse provisions are accrued, all as more specifically described in Statement of Financial Accounting Standards No. 77.

      1.3 Other Definitions; Rules of Construction. As used herein, the terms "Agent", "Bank", "Banks", "Co-Agent", "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Use of the terms "herein", "hereof" and "hereunder" shall be deemed references to this Agreement in its entirety and not solely to the Section or clause in which such term appears. Unless otherwise specified herein, references to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement.


                                   ARTICLE II.

                     PHASE-OUT OF EXISTING CREDIT AGREEMENT


      2.1 Prepayment of Existing Loans. Notwithstanding anything in the Existing Credit Agreement or the Existing Notes, the Existing Loans shall be due and payable and the Company shall prepay the Existing Loans such that the aggregate principal amount of the Existing Loans is permanently reduced in increments to not more than the respective aggregate principal amount set forth in the following schedule for each date set forth therein (each such date an "Existing Loans Prepayment Date"):

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
                          Date                       Aggregate Existing Loans

                  Closing Date                              $435,000,000
                  September 7, 1993                          215,000,000
                  September 14, 1993                         140,000,000
                  September 21, 1993                          75,000,000
                  September 30, 1993                        $   - 0 -

                  2.2 Amendment of Existing Credit Agreement. Concurrently with the effectiveness of this Agreement on the Closing Date, (a) Articles VII and IX of the Existing Credit Agreement shall be amended to read in full as set forth in Articles VII and IX, respectively, of this Agreement, (b) the definitions of all capitalized terms (other than the terms "Loan" and "Note") used but not defined in such Articles VII and IX of this Agreement (and the definitions of all capitalized terms used in such definitions, and so on) shall be incorporated into the Existing Credit Agreement and made a part thereof, and
(c) the definitions of any identical terms to those so incorporated presently used in the Existing Credit Agreement shall be deleted from the Existing Credit Agreement; provided that for purposes of such Article IX as incorporated into the Existing Credit Agreement, the references therein to the Existing Credit Agreement, the Existing Loans and the Existing Note shall be ignored. The provisions of the Existing Credit Agreement which are not hereby amended shall remain in full force and effect without modification, subject to termination in accordance with the terms of the Existing Credit Agreement.

                  2.3 Miscellaneous Transition Provisions. The Existing Loans to be prepaid on each Existing Loans Prepayment Date shall be paid with the proceeds of a Syndicated Borrowing under Article III of this Agreement or otherwise. On each Existing Loans Prepayment Date, the Company shall pay, together with the principal of Existing Loans to be prepaid on such date, all accrued and unpaid interest thereon and, promptly upon being invoiced therefor, shall pay all amounts owing under Section 5.5 of the Existing Credit Agreement in connection with such prepayment. Until it is paid in full, each Existing Loan shall be governed by the provisions of the Existing Credit Agreement and the Existing Note evidencing such Existing Loan, which will remain in effect except as provided in Sections 2.1 and 2.2. The Existing Banks party hereto hereby waive any notice of prepayment of the Existing Loans required under the Existing Credit Agreement. Each Existing Bank that is a party hereto shall cancel all Existing Notes held by it and return them to the Company promptly after all amounts payable thereunder have been paid in full.


                                  ARTICLE III.

                    THE LOANS AND LETTER OF CREDIT ISSUANCES


                  3.1 Syndicated Borrowings. Each Bank agrees, for itself only, subject to the terms and conditions set forth in this Agreement, to make Syndicated Loans to the Company from time to time from the Closing Date to but excluding the
                                      -23-
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
Termination Date; provided that the aggregate outstanding principal amount of such Bank's Syndicated Loans shall not at any time exceed the excess of (a) the amount of its Commitment, over (b) the sum of (i) its Commitment Percentage of the Letter of Credit Obligations Amount plus (ii) its Commitment Percentage of the Dollar Equivalent of the aggregate outstanding principal amount of all Bid-Option Loans made by the Banks; and provided, further, that such Bank's Commitment shall be activated in the increments on the dates set forth in the schedule below in accordance with its Commitment Percentage of the aggregate activated Commitments for each such date:

                                                           Aggregate
                       Date                           Activated Commitments

                  Closing Date                            $240,000,000
                  September 7, 1993                        460,000,000
                  September 14, 1993                       535,000,000
                  September 21, 1993                       600,000,000
                  September 30, 1993                      $675,000,000

Each Fixed Base Rate Syndicated Borrowing shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $5,000,000 and each Floating Rate Borrowing shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $5,000,000; provided that any such Borrowing may be in the aggregate amount of the unused Commitments. Each Syndicated Borrowing shall be made by the several Banks ratably in accordance with their respective Commitment Percentages. Within the foregoing limits, the Company may borrow Loans from each Bank under this Section 3.1, repay such Loans, prepay such Loans to the extent permitted or required by this Agreement and reborrow under this Section
3.1. Default by any Bank with respect to its obligations hereunder shall not excuse any non-performance by any other Bank, provided that no Bank shall be liable for the non-performance by any other Bank of its obligations hereunder.

                  3.2 Notice of Syndicated Borrowings. The Company shall give the Agent written notice in substantially the form attached hereto as Exhibit C (a "Notice of Syndicated Borrowing") (a) not later than 9:15 a.m. (Detroit time) on the Business Day of each Floating Rate Borrowing, and (b) not later than 11:00 a.m. (Detroit time) on (i) the second Business Day before each CD Rate Borrowing, and (ii) the third Business Day before each Eurodollar Rate Syndicated Borrowing, specifying:

                              (A)   the date of such Borrowing, which
                        shall be a Business Day,

                              (B)   the aggregate amount of such
                        Borrowing,

                              (C)   whether the Loans comprising
                        such Borrowing are to be Floating Rate Loans, CD Rate Loans or Eurodollar Rate Syndicated Loans, and

                                      -24-
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
                              (D)   in the case of each Fixed Base
                        Rate Syndicated Borrowing, the duration of the Interest Period applicable thereto, which shall comply with the provisions of the definition of the applicable Interest Period.

                  3.3   Letters of Credit.

                        (a) Subject to the terms and conditions set forth in this Agreement, the Agent agrees to issue, and each Bank further agrees for itself only to participate in the risk of, Letters of Credit from time to time from the Closing Date to but excluding the Termination Date; provided that the Letter of Credit Obligations Amount shall not at any time exceed the lesser of
(i) $20,000,000 and (ii) the excess of (A) the aggregate amount of the Commitments over (B) the aggregate outstanding principal amount of all Loans.
No Letter of Credit shall have a stated expiry date earlier than 30 days after the date of its issuance, and no Letter of Credit shall have a stated expiry date or, if by its terms it is periodically renewable, be subject to being terminated by the Agent (unless renewal is permitted by the Agent in its sole discretion, in which case the Agent will not permit renewal to a date beyond that determined in accordance with the following portion of this sentence) later than the earlier of (i) the one year anniversary of its issuance (or, if renewable and renewal has been permitted, the one year anniversary of its last renewal) and (ii) the fifth Business Day before the Scheduled Expiration Date. Each Letter of Credit shall be in a minimum amount of $1,000,000. Subject to the terms and conditions set forth in this Agreement, the Agent shall, on the date any Letter of Credit is requested to be issued, issue the related Letter of Credit for the pro rata risk of the Banks. Notwithstanding anything herein to the contrary, the Agent may decline to issue any Letter of Credit if the beneficiary or the conditions of drawing are reasonably unacceptable to the Agent, or if the purpose of issuance is illegal or is in contravention of any law, rule, regulation or public policy or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority.

                        (b) The Company shall give the Agent written notice in substantially the form attached hereto as Exhibit D (a "Request for Letter of Credit Issuance") not later than 10:00 a.m. (Detroit time) on the fifth Business Day before each requested Letter of Credit Issuance or such later time as is acceptable to the Agent.

                        (c) The Company agrees (i) to pay to the Agent for the account of the Banks a fee computed at the per annum rate equal to the Applicable Margin of the maximum amount available to be drawn from time to time under the related Letter of Credit for the period from and including the date of such Letter of Credit Issuance to and including the stated expiry date of such Letter of Credit, and (ii) to pay an additional fee to the Agent for its own account computed at the rate of one-eighth of one percent (1/8 of 1%) per annum of such maximum amount for such period, such fees with respect to any Letter of Credit to be paid quarterly in advance commencing with the date of its issuance, based upon the Applicable Margin in effect at the beginning of each such quarter. Such fees are
                                      -25-
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
nonrefundable and the Company shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through such quarter or for any other reason. The Company further agrees to pay to the Agent, on demand, such other customary administrative fees, charges and expenses of the Agent in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

                        (d) Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Agent has the sole obligation under this Agreement to issue Letters of Credit for the risk of the Banks. Upon each Letter of Credit Issuance, each Bank shall automatically acquire a pro rata risk participation interest in the related Letter of Credit based on its respective Commitment Percentage. If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to each Bank on the date such draft or demand is honored unless the Company shall have satisfied its reimbursement obligation under subsection (e) of this Section 3.3 by payment to the Agent on such date. Each Bank, on such date, shall make an amount equal to its Commitment Percentage of the amount paid by the Agent available in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such Bank shall not have made such amount available to the Agent, such Bank and the Company severally agree to pay to the Agent forthwith on demand such amount, together with interest thereon for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at (i) in the case of such Bank, the Federal Funds Rate and (ii) in the case of the Company, the per annum rate equal to the interest rate applicable during such period to the related Borrowing deemed (or that could have been deemed) disbursed under subsection (e) of this Section 3.3 in respect of the reimbursement obligation of the Company. If such Bank shall pay such amount to the Agent together with such interest, if any, accrued, such amount so paid shall constitute a Syndicated Loan by such Bank as part of the Borrowing disbursed in respect of the reimbursement obligation of the Company under subsection (e) of this Section 3.3 for purposes of this Agreement. The failure of any Bank to make an amount equal to its Commitment Percentage of any such amount paid by the Agent available to the Agent shall not relieve any other Bank of its obligation to make available an amount equal to such other Bank's Commitment Percentage of such amount, but no Bank shall be responsible for failure of any other Bank to make its share available to the Agent.

                        (e)(i) Whether a Letter of Credit was issued for the account of the Company or any Consolidated Subsidiary of the Company, and without limiting the reimbursement obligation of such Consolidated Subsidiary, the Company agrees to pay to the Agent, not later than 3:00 p.m. (Detroit time) on the date on which the Agent shall honor a draft or other demand for payment presented or made under such Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto (the "Reimbursement Amount"). The Agent shall, on the date of each demand for payment under any Letter of Credit,

                                      -26-
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
give the Company notice thereof and of the amount of the Company's reimbursement obligation and liability for expenses relative thereto; provided that the failure of the Agent to give such notice shall not affect the reimbursement and other obligations of the Company under this Section 3.3. Unless the Company shall have made such payment to the Agent on such day, upon each such payment by the Agent, the Company shall be deemed to have elected to satisfy its reimbursement obligation by a Floating Rate Borrowing in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under such Letter of Credit, and the Agent shall be deemed to have disbursed to the Company, for the account of the Banks, the Floating Rate Loans comprising such Floating Rate Borrowing, and each Bank shall make its share of each such Floating Rate Borrowing available to the Agent in accordance with Section 3.5(b). Such Floating Rate Loans shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in
Article VIII and, to the extent of the Floating Rate Loans so disbursed, the reimbursement obligation of the Company under this subsection (e)(i) shall be deemed satisfied.

                              (ii)  If, for any reason (including without
limitation as a result of the occurrence of an Event of Default with respect to the Company pursuant to Section 9.1(f) or (g)), Floating Rate Loans may not be made by the Banks as described in Section 3.3(e)(i), then (A) the Company agrees that each Reimbursement Amount not paid pursuant to the first sentence of
Section 3.3(e)(i) shall bear interest, payable on demand by the Agent, at the interest rate then applicable to Floating Rate Loans, and (B) effective on the date each such Floating Rate Loan would otherwise have been made, each Bank severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default, to the extent of such Bank's Commitment Percentage, purchase a participating interest in each Reimbursement Amount.
Each Bank will immediately transfer to the Agent, in same day funds, the amount of its participation. Each Bank shall share on a pro rata basis (calculated by reference to its Commitment Percentage) in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Bank shall not have so made the amount of such participating interest available to the Agent, such Bank agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Agent until the date such amount is paid to the Agent, at the Federal Funds Rate.

                        (f) The reimbursement obligation of the Company under this Section 3.3 with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all such obligations of the Company to the Banks and the Agent with respect to such Letter of Credit shall have been satisfied, and such obligations of the Company shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

                             (i)    Any lack of validity or enforceability of
any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");
                                      -27-
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
                            (ii)    Any amendment, modification, waiver,
consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

                           (iii)    The existence of any claim, setoff, defense
or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Bank or any other Person, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                            (iv)    Any draft or other statement or document
presented under any Letter Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                             (v)    Payment by the Agent to the beneficiary
under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                            (vi)    Any failure, omission, delay or lack on the
part of the Agent or any Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Bank or any such party; or

                           (vii)    Any other event or circumstance that would,
in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this Section 3.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the Agent or any Bank. Nothing in this Section 3.3 shall limit the liability, if any, of the Agent to the Company pursuant to Section 11.5(c).

      3.4   Bid-Option Borrowings.

            (a) The Bid-Option. In addition to Syndicated Borrowings that are made pursuant to Section 3.1, the Company may, as set forth in this Section, from time to time from the Closing Date to but excluding the Termination Date request the Banks to offer to make Bid-Option Loans to the Company. Each Bank may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers, in the manner set forth in this Section; provided that the Dollar Equivalent of the aggregate outstanding principal amount of Bid-Option Loans shall not at any time exceed (a) the excess of (i) the aggregate amount of the Commitments over (ii) the sum of (A) the aggregate outstanding principal amount of Syndicated Loans plus (B) the Letter of Credit Obligations Amount, or (b) fifty percent (50%) of the aggregate amount of the Commitments (as the same may be reduced in accordance with the terms of

                                      -28-
PAGE
this Agreement during any applicable Bid-Option Interest Period); and provided, further, that the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Bid-Option Loans shall not at any time exceed $50,000,000.

            (b) Bid-Option Quote Requests. When the Company wishes to request offers to make Bid-Option Loans under this Section, it shall transmit to the Agent by telex or telecopy a request substantially in the form attached hereto as Exhibit E (a "Bid-Option Quote Request") so as to be received no later than 10:00 a.m. (Detroit time) on (i) the Business Day next preceding the date of the Borrowing proposed therein, in the case of a Bid-Option Auction for Absolute Rate Dollar Bid-Option Loans, (ii) the fifth Business Day next preceding the date of the Borrowing in the case of a Bid-Option Auction for Eurodollar Rate Dollar Bid-Option Loans, or (iii) the fourth Business Day prior to the date of Borrowing proposed therein, in the case of a Bid-Option Auction for Foreign Currency Bid-Option Loans, specifying:

            (A) the proposed date of the Borrowing, which shall be a Business Day;

            (B) whether the Borrowing is to be an Absolute Rate Dollar Bid-Option Borrowing, a Eurodollar Rate Dollar Bid-Option Borrowing or a Foreign Currency Bid-Option Borrowing and, if a Foreign Currency Bid-Option, the desired Foreign Currency;

            (C) the aggregate amount of such Borrowing, which shall be (A) $25,000,000 or a larger multiple of $5,000,000, in the case of a Dollar Bid-Option Borrowing, or (B) not less than the Dollar Equivalent of $5,000,000, in the case of a Foreign Currency Bid-Option Borrowing; and

            (D)   the duration of the Interest Period
                  applicable thereto, subject to the
                  provisions of the definition of the
                  applicable Interest Period.

The Company may request offers to make Bid-Option Loans for more than one Interest Period in a single Bid-Option Quote Request. The Company may not request offers to make Bid-Option Loans in more than one currency in any Bid-Option Quote Request and may not make more than five Bid-Option Borrowings during any month. No Bid-Option Quote Request for offers to make Dollar Bid-Option Loans may be made at any time when the Applicable Margin is equal to or greater than one percent (1%).

            (c) Invitation for Bid-Option Quotes. Promptly upon receipt of a Bid-Option Quote Request, the Agent shall send to the Banks by telex or telecopy (or telephone promptly confirmed by telex or telecopy) an Invitation for Bid-

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
Option Quotes substantially in the form attached hereto as Exhibit F, which shall constitute an invitation by the Company to each Bank to submit Bid-Option Quotes offering to make the Bid-Option Loans to which such Bid-Option Quote Request relates in accordance with this Section.

            (d) Submission and Contents of Bid-Option Quotes. (i) Each Bank may submit a Bid-Option Quote containing an offer or offers to make Bid-Option Loans in response to any Invitation for Bid-Option Quotes. Each Bid-Option Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or telecopy (or by telephone promptly confirmed by telex or telecopy) not later than (A) 9:00 a.m. (Detroit time) on the proposed date of the Borrowing, in the case of a Bid-Option Auction for Absolute Rate Dollar Bid-Option Loans, (B) 10:00 a.m. (Detroit time) on the fourth Business Day prior to the proposed date of the Borrowing, in the case of a Bid-Option Auction for Eurodollar Rate Dollar Bid-Option Loans, or (C) 2:00 p.m. (Detroit time) on the third Business Day prior to the proposed date of the Borrowing, in the case of a Bid-Option Auction for Foreign Currency Bid-Option Loans; provided that Bid-Option Quotes submitted by the Agent (or any Affiliate of the Agent) in its capacity as a Bank may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Company of the terms of the offer or offers contained therein not later than (A) 8:45 a.m. (Detroit time) on the proposed date of the Borrowing, in the case of a Bid-Option Auction for Absolute Rate Dollar Bid-Option Loans, (B) 9:45 a.m. (Detroit time) on the fourth Business Day prior to the proposed date of the Borrowing, in the case of a Bid-Option Auction for Eurodollar Rate Dollar Bid-Option Loans, or (C) 1:00 p.m. (Detroit time) on the third Business Day prior to the proposed date of the Borrowing in the case of a Bid-Option Auction for Foreign Currency Bid-Option Loans. Subject to Section 3.4(e), Article VIII and Article IX, any Bid-Option Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Company.

      (ii) Each Bid-Option Quote shall be in substantially the form attached hereto as Exhibit G and shall in any case specify:

            (A)   the proposed date of the Borrowing;

            (B) whether the Bid-Option Loans for which the offers are made are Absolute Rate Dollar Bid-Option Loans, Eurodollar Rate Dollar Bid-Option Loans or Foreign Currency Bid-Option Loans, which must match the type of Borrowing stated in the related Invitation for Bid-Option Quotes;

            (C) the principal amount of the Bid-Option Loan for which each such offer is being made, the Dollar Equivalent of which (1) may, together with the Dollar Equivalent of the aggregate outstanding principal amount of all other Loans made by the quoting Bank,

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
                  exceed the amount of the Commitment of the quoting Bank, (2) must be (y) in the case of any Dollar Bid-Option Loan, $5,000,000 or a larger multiple thereof, or (z) in the case of any Foreign Currency Bid-Option Loan, not less than $1,000,000, and (3) may not exceed the Dollar Equivalent of the aggregate principal amount of the Bid-Option Borrowing specified in the related Invitation for Bid-Option Quotes;

            (D) in the case of a Bid-Option Auction for Absolute Rate Dollar Bid-Option Loans or Foreign Currency Bid-Option Loans, the rate of interest per annum (rounded up to the nearest 1/10,000th of 1%) (the "Bid-Option Absolute Rate") offered for each such Bid-Option Loan;

            (E) in the case of a Bid-Option Auction for Eurodollar Rate Dollar Bid-Option Loans, the applicable margin, which may be positive or negative (the "Bid-Option Eurodollar Rate Margin"), expressed as a percentage (rounded to the nearest 1/10,000th of 1%), offered for each such Bid-Option Loan;

            (F) the Interest Period(s) for which each such Bid-Option Absolute Rate or Bid-Option
                  Eurodollar Rate Margin, as the case may be, is offered; and

            (G)   the identity of the quoting Bank.

      (iii) Any Bid-Option Quote shall be disregarded if it:

            (A)   is not substantially in the form of Exhibit
                  G hereto or does not specify all of the
                  information required by subsection (d)(ii) above;

            (B) contains qualifying, conditional or similar language;

            (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Bid-Option Quotes; or

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
            (D)   arrives after the time set forth in subsection
                  (d)(i);

provided that a Bid-Option Quote shall not be disregarded pursuant to clause (B) or (C) above solely because it indicates that an allocation that might otherwise be made to it pursuant to Section 3.4(g) would be unacceptable.

            (e) Notice to Company. The Agent shall promptly notify the Company of the terms (i) of any Bid-Option Quote submitted by a Bank that is in accordance with subsection (d) of this Section and (ii) of any Bid-Option Quote that amends, modifies or is otherwise inconsistent with a previous Bid-Option Quote submitted by such Bank with respect to the same Bid-Option Quote Request. Any such subsequent Bid-Option Quote shall be disregarded by the Agent unless such subsequent Bid-Option Quote is submitted solely to correct a manifest error in such former Bid-Option Quote. The Agent's notice to the Company shall specify (i) the Dollar Equivalent of the aggregate principal amount of Bid-Option Loans for which offers have been received for each Interest Period specified in the related Bid-Option Quote Request and (ii) the respective Dollar Equivalent of the principal amounts and respective Bid-Option Absolute Rates or Bid-Option Eurodollar Rate Margins, as the case may be, so offered.

            (f) Acceptance and Notice by Company. Not later than 10:00 a.m. (Detroit time) on (i) the proposed date of the Borrowing, in the case of a Bid-Option Auction for Absolute Rate Dollar Bid-Option Loans, (ii) the third Business Day prior to the proposed date of the Borrowing, in the case of a Bid-Option Auction for Eurodollar Rate Dollar Bid-Option Loans, or (iii) the second Business Day prior to the proposed date of the Borrowing, in the case of a Bid-Option Auction for Foreign Currency Bid-Option Loans, the Company shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e) of this Section 3.3. In the case of acceptance, such notice (a "Notice of Bid-Option Borrowing") shall specify the aggregate principal amount of accepted offers for the applicable Interest Period(s). The Company may accept any Bid-Option Quote in whole or in part; provided that:

            (A)   the Dollar Equivalent of the aggregate
                  principal amount of each Bid-Option
                  Borrowing may not exceed the applicable
                  amount set forth in the related Bid-Option
                  Quote Request;

            (B)   the Dollar Equivalent of the aggregate
                  principal amount of each Bid-Option
                  Borrowing must be (1) in the case of Dollar
                  Bid-Option Borrowings, $25,000,000 or a
                  larger multiple of $5,000,000, unless the aggregate amount of the related Bid-Option Loans for which Bid-Option Quotes were received is less than $25,000,000, in which case the aggregate principal amount of the Dollar Bid-Option Borrowing may be any

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
                  amount less than $25,000,000, and (2) in the case of Foreign Currency Bid-Option Loans, not less than $5,000,000 (or, if less, the aggregate amount of the related Bid-Option Loans for which Bid-Option Quotes were received);

            (C) acceptance of offers may only be made on the basis of ascending Bid-Option Absolute Rates or Bid-Option Eurodollar Rate Margins, as the case may be; and

            (D) the Company may not accept any offer that is described in clause (iii) of subsection (d) of this Section or that otherwise fails to comply with the requirements of this Agreement.

            (g) Allocation by Agent. If offers are made by two or more Banks with the same Bid-Option Absolute Rates or Bid-Option Eurodollar Rate Margins, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Bid-Option Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not greater than the Dollar Equivalent of $500,000, as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers (excluding any Bank that has indicated in its offer that an allocation which otherwise would be made to it is unacceptable).
Determinations by the Agent of the amounts of Bid-Option Loans shall be conclusive in the absence of manifest error.

      3.5 Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing or Request for Letter of Credit Issuance, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share, if any, of such Borrowing or the related Letter of Credit risk, as the case may be. A Notice of Borrowing or Request for Letter of Credit Issuance shall be irrevocable by the Company once the Agent begins notifying any Bank of the contents thereof.

            (b) Each Bank, not later than 11:00 a.m. (Detroit time) on the date any Borrowing is requested to be made, other than a Foreign Currency Bid-Option Borrowing, shall (except as provided in subsection (d) of this Section 3.5) make its share, if any, of such Borrowing available to the Agent in immediately available funds, at the Agent's address specified in or pursuant to
Section 11.2, for disbursement to the Company. Unless the Agent determines that any applicable condition specified in Article VIII has not been satisfied, the Agent will make funds actually so received from the Banks available to the Company at the Agent's aforesaid address. Unless the Agent shall have received notice from any Bank prior to the date such Borrowing is requested to be made that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date such
                                      -33-
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
Borrowing is requested to be made in accordance with this Section 3.5. If and to the extent such Bank shall not have so made such share available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the Company, and such Bank and the Company severally agree to pay to the Agent forthwith on demand such amount, together with interest thereon for each day from the date such amount is made available to the Company by the Agent until the date such amount is repaid to the Agent at (i) in the case of such Bank, the Federal Funds Rate and (ii) in the case of the Company, a rate per annum equal to the interest rate applicable to such Borrowing during such period. If such Bank shall pay such amount to the Agent together with interest, such amount so paid shall constitute a Loan by such Bank as a part of the related Borrowing for purposes of this Agreement. The failure of any Bank to make its share of any Borrowing available to the Agent shall not relieve any other Bank of its obligation to make available to the Agent its share, if any, of such Borrowing on the date such Borrowing is requested to be made, but no Bank shall be responsible for failure of any other Bank to make such share available to the Agent on the date of such Borrowing.

            (c) Each Bank, not later than 11:00 a.m. (Detroit time) on the date any Foreign Currency Bid-Option Borrowing is requested to be made shall (except as provided in subsection (d) of this Section 3.5) make its share, if any, of such Borrowing available to the Company by depositing the proceeds thereof in an account maintained and designated by the Company at an office or branch of such Bank (or of an Affiliate of such Bank) located in the principal financial center of the country issuing the Foreign Currency in which such Borrowing is denominated or, if neither such Bank nor any Affiliate of such Bank has an office or branch in such financial center, at such Bank's Eurodollar Lending Office or Domestic Lending Office as selected by such Bank, or by such other means requested by the Company and acceptable to such Bank. Promptly upon any such disbursement of a Foreign Currency Bid-Option Loan, the Bank making such Loan shall give written notice to the Agent by telex or telecopy of the making of such Loan, which notice shall be substantially in the form attached hereto as Exhibit H.

            (d) If any Bank is to make a new Syndicated Loan or Dollar Bid-Option Loan hereunder on a day on which the Company is to repay all or any part of an outstanding Syndicated Loan or Dollar Bid-Option Loan from such Bank, or if any Bank is to make a new Foreign Currency Bid-Option Loan hereunder on a day on which the Company is to repay all or any part of an outstanding Foreign Currency Bid-Option Loan of the same Foreign Currency from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference, if any, between the amount of such new Loan and the amount being repaid shall (i) be made available by such Bank to the Agent or the Company, as provided in subsection (b) or (c) of this Section 3.5 or (ii) be remitted by the Company to the Agent or such Bank as provided in Section 4.4, as the case may be. Except as provided in the first sentence of this Section 3.5(d), no Bank shall apply the proceeds of any Loan, whether a Foreign Currency Bid-Option Loan or other type of Loan, to repay all or any part of an outstanding Foreign Currency Bid-Option Loan, the entire amount of which shall, unless repaid by the application of the proceeds of a new Foreign Currency Bid-Option Loan of
                                      -34-
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
the same Foreign Currency as permitted in the first sentence of this Section 3.5(d), be remitted in full by the Company to the Banks when due as provided in
Section 4.4.

      3.6   The Notes.

            (a) The Syndicated Loans of each Bank shall be evidenced by a single Syndicated Note payable to the order of such Bank in an amount equal to the aggregate unpaid principal amount of such Bank's Syndicated Loans.

            (b) The Bid-Option Loans of each Bank shall be evidenced by a single Bid-Option Note payable to the order of such Bank in an amount equal to the Dollar Equivalent of the aggregate unpaid principal amount of such Bank's Bid-Option Loans.

            (c) Upon receipt of each Bank's Notes pursuant to Section 8.2, the Agent shall forward such Notes to such Bank. Each Bank shall record on its books and records, and prior to any transfer of its Notes shall endorse on the schedules forming a part thereof appropriate notations to evidence, the date of disbursement, amount and maturity of each Loan made by it, the interest rate and Interest Period applicable thereto and the date and amount of each payment of principal made by the Company with respect thereto. Any notations made by such Bank shall be prima facie evidence of the matters so recorded or endorsed. Each Bank is hereby irrevocably authorized by the Company to make such records, so to endorse schedules to its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required. Failure by any Bank to make such records or so to endorse the schedules to its Notes, or any error in recording or so endorsing any such information, shall not affect the Company's liability hereunder or under any Note.

      3.7   Certain Fees.

            (a) Commitment Fees. The Company will pay to the Agent for the account of the Banks a commitment fee, for each calendar quarter or portion thereof from the Closing Date to but not including the Termination Date, on the daily average amount, if any, by which the aggregate amount of the Commitments exceeds the sum of (i) the Dollar Equivalent of the aggregate principal amount of all Loans outstanding during such calendar quarter or portion thereof, plus
(ii) the Letter of Credit Obligations Amount during such calendar quarter or portion thereof, at a rate equal to (y) 0.175% per annum, for each such day during which the Applicable Margin is equal to or greater than 1%, and (z) 0.1% per annum, for each such day during which the Applicable Margin is less than 1%. All accrued commitment fees hereunder shall be payable in arrears with respect to each calendar quarter or portion thereof not later than the tenth day after the end of each March, June, September and December, commencing with the first such calendar quarter-end after the Closing Date, and on the Termination Date. Promptly upon receipt of such commitment fees for any calendar quarter or portion thereof, the Agent shall distribute such commitment fees to the Banks ratably in accordance with their respective Commitment Percentages. For purposes of calculating the Dollar Equivalent of the aggregate principal amount of any Bank's
                                      -35-
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
Loans outstanding during any calendar quarter or portion thereof under this
Section 3.7(a), but only this Section 3.7(a), the Dollar Equivalent of each Foreign Currency Bid-Option Loan shall be determined by the Agent with respect to all times during such period based upon the Agent's spot rate of exchange that the Agent reasonably determines would have been applicable at the time such Loan was made.

            (b) Facility Fee. The Company will further pay to the Agent for the respective accounts of the Banks a facility fee, for each calendar quarter or portion thereof from the Closing Date to but not including the Termination Date, on the amount of each Bank's Commitment during such period, at a rate equal to (i) 0.2% per annum, for each such day during which the Applicable Margin is equal to or greater than 0.875%, and (ii) 0.15% per annum, for each such day during which the Applicable Margin is less than 0.875%. All accrued facility fees hereunder shall be payable in arrears with respect to each calendar quarter or portion thereof not later than the tenth day after the end of each March, June, September and December, commencing with the first such calendar quarter-end after the Closing Date, and on the Termination Date. Promptly upon receipt of such facility fees for any calendar quarter for portion thereof, the Agent shall distribute such facility fees to the Banks ratably in accordance with their respective Commitment Percentages.

            (c) Closing Fee. The Company will further pay to the Agent for the respective accounts of the Banks a closing fee equal to (i) with respect to each Bank other than the Banks that are the Agent and the Co-Agents (A) if the amount of the portion of the credit facility established hereunder that such Bank agreed to provide in its commitment letter to the Agent was equal to or greater than $40,000,000, 0.3% of the Commitment amount set forth opposite the name of such Bank on the signature pages hereof, and (B) if such amount that such Bank agreed to provide was less than $40,000,000, 0.25% of the Commitment amount set forth opposite the name of such Bank on the signature pages hereof, and (ii) with respect to each Bank that is the Agent or a Co-Agent, such amount as may be agreed upon between the Company and each such Bank. The closing fees shall be payable on or before the Closing Date. Promptly upon its receipt thereof, the Agent shall distribute such fees to the Banks.

            (d) Agent's Fees. The Company will further pay to the Agent fees for its own account for its services as Agent under this Agreement in such amounts and at such times as may from time to time be agreed upon between the Company and the Agent.

      3.8   Termination or Reduction of Commitments.

            (a) Optional Termination or Reduction. Subject to Section 5.5, the Company shall have the right at any time and from time to time, upon five Business Days' prior written notice to the Agent, to terminate or proportionately reduce the amount of the Commitments, provided, that (i) any partial reduction of the amount of the Commitments shall be in the amount of $10,000,000 or a larger multiple thereof, (ii) no such reduction shall be permitted with respect to any portion of the Commitments not in excess of the sum of the Dollar
                                      -36-
PAGE

Equivalent of the aggregate outstanding principal amount of all Loans, plus the Letter of Credit Obligations Amount, plus the Dollar Equivalent of the aggregate amount of all Borrowings for which a Notice of Borrowing is then pending, plus the aggregate amount of all Letters of Credit for which a Request for Letter of Credit Issuance is then pending, (iii) the Commitments may not be terminated if any Loans or Letters of Credit are then outstanding or any Notice of Borrowing or Request for Letter of Credit Issuance is then pending and (iv) no such termination or reduction shall be permitted if, after giving effect thereto, the Dollar Equivalent of the aggregate principal amount of the outstanding Bid-Option Loans would exceed fifty percent (50%) of the aggregate amount of the Commitments. The Commitments or any portion thereof terminated or reduced pursuant to this Section may not be reinstated. The accrued commitment fees and facility fees with respect to the terminated Commitments or the amount of any reduction therein shall be payable on the effective date of such notice. Upon receipt of any notice from the Company pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share of any reduction of the Commitments. Each such notice shall be irrevocable by the Company once the Agent begins notifying any Bank of the contents thereof.

            (b) Mandatory Reduction. If the Scheduled Expiration Date is not extended to July 31, 1998 in accordance with Section 3.10, then notwithstanding any provision of this Agreement or the Commitment amounts set forth on the signature pages hereof, effective January 31, 1996 the aggregate amount of the Commitments shall permanently reduce to $625,000,000, and the amount of each Bank's Commitment shall reduce to the amount equal to its Commitment Percentage of $625,000,000, unless the aggregate amount of the Commitments has previously been reduced to that amount or less.

            (c) Section 4.2(d) Compliance. On the effective date of any reduction or termination of the Commitments under this Section 3.8, the Company shall make such payments as may be required under Section 4.2(d) as a result thereof.

      3.9 Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date.

      3.10 Extension of Scheduled Expiration Date. The Company may request that the Banks extend the Scheduled Expiration Date from January 31, 1997 to July 31, 1998. No such request shall be effective unless it is made in writing by the Company during the period from and including August 15, 1995 to and including October 15, 1995. Upon receipt of any such written request, the Agent shall promptly distribute a copy thereof to each Bank. Each Bank shall have 45 calendar days after the date such request is given to the Agent to agree or refuse to extend the Scheduled Expiration Date, which agreement or refusal, as the case may be, must be communicated to the Agent in writing; provided, that
(a) the failure of any Bank so to communicate its agreement so to extend the Scheduled Expiration Date shall be deemed to be such Bank's refusal so to extend, (b) any written communication of any Bank of its agreement so to extend shall be irrevocable and (c) any agreement of any Bank so to extend communicated to the Agent subject to any qualifications or conditions shall be deemed to be a refusal
                                      -37-
PAGE
so to extend the Scheduled Expiration Date. Notwithstanding any provision hereof to the contrary, the Scheduled Expiration Date shall be extended only if such extension is requested by the Company in accordance with this Section 3.10 and is agreed to in accordance with this Section 3.10 by each Bank or, in the case of any such Bank, one or more Additional Banks for such Bank that are designated by the Company and become parties to this Agreement (in substitution for such Bank) in accordance with Section 11.13 on or before the 105th calendar day after the date the Company gives the Agent a request to extend the Scheduled Expiration Date in accordance with this Section 3.10.

                                   ARTICLE IV.

                        PRINCIPAL PAYMENTS; INTEREST; ETC

      4.1 Scheduled Principal Payments. Unless earlier payment is required under this Agreement, or made pursuant to Section 4.2, the Company shall pay the entire principal amount of each Loan on the last day of the Interest Period applicable to such Loan.

      4.2 Prepayments of Principal. The following provisions apply in respect of prepayment of the Loans by the Company:

      (a) The Company may prepay Floating Rate Loans in whole or in part on any Business Day in amounts aggregating $5,000,000 or any larger multiple of $5,000,000 (unless such prepayment would cause the aggregate outstanding principal amount of Floating Rate Loans to be less than $5,000,000, in which event prepayment may only be made in an amount equal to the entire outstanding principal amount of Floating Rate Loans), by paying the principal amount being prepaid together with accrued interest thereon to the date of prepayment. Each prepayment in part of such Loans shall be applied to such Loans of the Banks ratably in accordance with their respective shares of the aggregate outstanding principal amount of the Floating Rate Loans.

      (b) The Company may, upon at least three Business Days' notice to the Agent, prepay any Fixed Base Rate Syndicated Borrowing in whole or in part on any Business Day in the amount of $10,000,000 or any larger multiple of $5,000,000 (unless such prepayment would cause the aggregate outstanding principal amount of such Fixed Base Rate Syndicated Borrowing to be less than $10,000,000, in which event prepayment may only be made in an amount equal to the outstanding unpaid principal amount of such Fixed Base Rate Syndicated Borrowing), by paying the principal amount being prepaid together with accrued interest thereon to the date of prepayment; provided, however, that the Company shall compensate the Banks pursuant to Section 5.5 for any losses or expenses incurred as a result thereof. Each prepayment in part of any Fixed Base Rate Syndicated Borrowing shall be applied to the Fixed Base Rate Syndicated Loans comprising such Borrowing of the Banks ratably in accordance with their respective shares of the aggregate outstanding principal amount of such Loans.

                                      -38-
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
      (c) Unless otherwise required by this Agreement, the Company may not prepay any Bid-Option Loan in whole or in part without the consent of the Bank that made such Bid-Option Loan.

      (d)   Notwithstanding Section 4.2(a), (b) and (c), if on any date:

                  (i) the sum of (A) the Dollar Equivalent of the aggregate outstanding principal amount of Loans plus (B) the Letter of Credit Obligations Amount exceeds the aggregate amount of the Commitments; or

                  (ii) the Dollar Equivalent of the aggregate outstanding principal amount of Bid-Option Loans exceeds fifty percent (50%) of the Commitments; or

                  (iii) the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Bid-Option Loans exceeds $50,000,000;


then the Company shall pay forthwith the principal amount of such excess, together with accrued interest thereon to the date of payment; provided, however, that the Company shall compensate the Banks pursuant to Section 5.5 for any losses or expenses incurred as a result thereof; and provided further, however, that (A) no such payment otherwise required under clause (i) of this
Section 4.2(d) solely because of currency exchange rate fluctuations affecting the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Bid-Option Loans shall be required unless such payment is due on a date when a payment of principal of any Loan is otherwise due hereunder, and (B) notwithstanding clause (A) of this proviso, no such payment otherwise required under subsection (ii) or (iii) of this Section 4.2(d) shall be required if due solely because of currency exchange rate fluctuations affecting the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Bid-Option Loans since the last date on which any of such Foreign Currency Bid-Option Loans were made.

      (e) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (in accordance with Section 4.4) of such prepayment. Each such notice shall be irrevocable by the Company once the Agent begins notifying any Bank of the contents thereof.

      4.3 Interest Payments. The Company shall pay interest to the Banks on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum (subject, however, to the provisions of Section 11.12):

      (a)   With respect to each Floating Rate Loan, at the Floating Rate.

                                      -39-
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
      (b) With respect to each CD Rate Loan, at the CD Rate, provided that if any CD Rate Loan or any portion thereof shall, as a result of clause (b) of the definition of CD Rate Interest Period, have an Interest Period of less than thirty (30) days, such CD Rate Loan or portion thereof shall bear interest during such Interest Period at the Floating Rate.

      (c) With respect to each Eurodollar Rate Syndicated Loan, the Syndicated Eurodollar Rate, provided that if any Eurodollar Rate Syndicated Loan or any portion thereof shall, as a result of clause (c) of the definition of Eurodollar Rate Interest Period, have an Interest Period of less than one month, such Loan or portion thereof shall bear interest during such Interest Period at the Floating Rate.

      (d) With respect to each Eurodollar Rate Dollar Bid-Option Loan, the Bid-Option Eurodollar Rate, provided that if any Eurodollar Rate Bid-Option Loan or any portion thereof shall, as a result of clause (c) of the definition of Eurodollar Rate Interest Period, have an Interest Period of less than one month, such Loan or portion thereof shall bear interest during such Interest Period at the Floating Rate.

      (e) With respect to each Absolute Rate Dollar Bid-Option Loan and Foreign Currency Bid-Option Loan, the Bid-Option Absolute Rate quoted for such Loan by the Bank making such Loan.

Notwithstanding the foregoing subsections (a) through (e), the Company shall (subject to the provisions of Section 11.12) pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

      4.4   Payment Procedures.

            (a) All payments of any commitment fees, facility fees, closing fees, Letter of Credit fees, Agent's fees, or other fees hereunder and of principal of, and interest on, the Loans, other than Foreign Currency Bid-Option Loans, and of reimbursement obligations in respect of Letters of Credit shall be made in Dollars and in funds immediately available at the Agent's principal office in Detroit, Michigan not later than 1:00 p.m. (Detroit time) on the date on which such payment shall become due. All payments of principal of, and interest on, the Foreign Currency Bid-Option Loans shall be made in the currencies in which such Loans are denominated and in funds immediately available, freely transferable and cleared at the office or branch from which the Loan was made under Section 3.5(c) not later than 3:00 p.m. local time on the date on which such payment shall become due. Promptly upon receipt of any payment of principal of the Foreign Currency Bid-Option Loans the Bank receiving such payment shall give written notice to the Agent by telex or telecopy of the receipt of such payment, which notice shall be substantially in the form attached hereto as Exhibit I. Whenever any payment of principal of, or interest on, the Loans or of any fee shall be due on a day which is not a Business Day, the date
                                      -40-
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
for payment thereof shall be extended to the next succeeding Business Day (unless as a result thereof, in respect of Eurodollar Rate Loans, such date would fall in the next calendar month, in which case it shall be advanced to the next preceding Business Day) and, in the case of a payment of principal, interest thereon shall be payable for any such extended time.

            (b) Payments of principal of or interest on Existing Loans shall be promptly distributed by the Existing Agent to each Existing Bank ratably in proportion to each Existing Bank's Existing Commitment. Payments of principal of Syndicated Loans that comprise a Syndicated Borrowing, including any Substitute Loan made by a Bank as part of any Fixed Base Rate Syndicated Borrowing, shall be promptly distributed by the Agent to the Banks that made such Syndicated Loans ratably in proportion to their respective shares of the outstanding principal amount of such Syndicated Borrowing. Payments of interest on Syndicated Loans that comprise a Syndicated Borrowing, including any Substitute Loan made by a Bank as part of any Fixed Base Rate Syndicated Borrowing, shall be promptly distributed by the Agent to the Banks that made such Syndicated Loans so that each such Bank receives a portion of such payment equal to the amount of interest then owing to such Bank on such Loans multiplied by a fraction, the denominator of which is the total amount of interest then owing to all such Banks on such Loans and the numerator of which is the amount of such payment. Payments of principal of or interest on any Dollar Bid-Option Loans that comprise a Dollar Bid-Option Borrowing shall be promptly distributed by the Agent to the Banks that made such Dollar Bid-Option Loans ratably in accordance with their respective Dollar Bid-Option Percentages.

            (c) During any period when Dollar Bid-Option Loans are outstanding, if the Agent cannot reasonably determine whether a particular payment received by the Agent from the Company was intended to be applied to the principal of or interest on one or more Dollar Bid-Option Borrowings or to the principal of or interest on Syndicated Borrowings, or if the amount of any payment by the Company is insufficient to pay all amounts then due and payable with respect to Dollar Bid-Option Loans and Syndicated Loans (including Substitute Loans), the Agent shall first apportion such payment between the Dollar Bid-Option Loans and the Syndicated Loans (including Substitute Loans)
(i) if such payment is of principal, ratably in accordance with the aggregate principal amount of each such type of Loans on which payment is then due, and
(ii) if such payment is of interest, ratably in accordance with the aggregate amount of interest that is then due on each such type of Loans. After such apportionment, (i) the Agent shall distribute the portion of the payment received and allocated to the Syndicated Loans (including Substitute Loans) to the Banks as provided for payments of principal of or interest on, as the case may be, Syndicated Loans under Section 4.4(b), and (ii) the portion of the payment received and allocated to the Dollar Bid-Option Loans on which a payment is then due shall first be allocated among the different Dollar Bid-Option Borrowings of which such Dollar Bid-Option Loans are a part (A) if such payment is of principal, ratably in accordance with the aggregate principal amount of each such Dollar Bid-Option Borrowing, and (B) if such payment is of interest, ratably in accordance with the aggregate amount of interest that is then due on each such Dollar Bid-Option Borrowing. After such allocation, the Agent shall distribute the amount
                                      -41-
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
allocated to each Dollar Bid-Option Borrowing to the Banks that made the Dollar Bid-Option Loans comprising such Dollar Bid-Option Borrowing ratably in accordance with their respective Dollar Bid-Option Percentages.

            (d) Any prepayments of Bid-Option Loans made under Section 4.2(d) may be applied to any one or more Bid-Option Borrowings as the Company may select; provided that such payments shall be applied by the Agent, in the case of Dollar Bid-Option Loans, or made directly by the Company, in the case of Foreign Currency Bid-Option Loans, to the Banks participating in any such Bid-Option Borrowing ratably in accordance with their respective Dollar Bid-Option Percentages or Foreign Currency Bid-Option Percentages, as the case may be.

      4.5 Computation of Interest and Fees. Commitment fees, facility fees, Agent fees and Letter of Credit fees, and interest on the Floating Rate Loans and other amounts due hereunder, other than Fixed Rate Loans, shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest on the Fixed Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed.

      4.6 No Setoff or Deduction. All payments of principal of and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

      4.7 Other Provisions Applicable to Foreign Currency Bid-Option Loans. Foreign Currency Bid-Option Loans will be made by any Bank, if at all, in the context of an international transaction, and the specification of payment in the related Foreign Currency at a specific place pursuant to this Agreement is of the essence. Such Foreign Currency shall be the currency of account and payment of such Loans under this Agreement and the Bid-Option Notes. Notwithstanding anything in this Agreement, the obligation of the Company in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Foreign Currency and transfer to such Bank under normal banking procedure, does not yield the amount of such Foreign Currency due under this Agreement and the Bid-Option Notes. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Foreign Currency due under this Agreement and the Bid-Option Notes, such Bank shall have an independent cause of action against the Company for the currency deficit.
                                      -42-
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
                                   ARTICLE V.

                             CHANGE IN CIRCUMSTANCES

      5.1 Impossibility; Interest Rate Inadequate or Unfair. (a) If before the beginning of any Eurodollar Rate Interest Period or any CD Rate Interest
Period:

            (i) the Agent is advised by either Reference Bank that deposits in Dollars (in the applicable amounts) are not being offered to such Reference Bank in the relevant market for such Eurodollar Rate Interest Period or CD Rate Interest Period, as the case may be, or

            (ii) the Required Banks advise the Agent that the Eurodollar Base Rate or the CD Base Rate will not adequately and fairly reflect the cost to such Banks of maintaining, making or funding, for such Eurodollar Rate Interest Period or CD Rate Interest Period, Eurodollar Rate Loans or CD Rate Loans, as the case may be, to which such Eurodollar Rate Interest Period or CD Rate Interest Period applies, the Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations, if any, of the Banks to make Eurodollar Rate Loans or CD Rate Loans, as the case may be, shall be suspended. In the case of Eurodollar Rate Loans, unless the Company notifies the Agent (i) not later than 11:00 a.m. (Detroit time) on the second Business Day before the beginning of such Eurodollar Rate Interest Period that the Company elects that the Borrowing shall be a CD Rate Borrowing or (ii) not later than 3:00 p.m. (Detroit time) on the Business Day before the beginning of such Eurodollar Rate Interest Period that the Company elects not to borrow on such date, such Borrowing shall, subject to the provisions of Section 8.1, be a Floating Rate Borrowing. In the case of CD Rate Loans, unless the Company notifies the Agent not later than 3:00 p.m. (Detroit time) on the first Business Day before the beginning of such CD Rate Interest Period that the Company elects not to borrow on such date, such Borrowing shall, subject to the provisions of Section 8.1, be a Floating Rate Borrowing. Promptly after the Agent receives any such notice from the Company under this Section 5.1(a), the Agent shall notify each Bank of the contents thereof. Any such notice from the Company shall be irrevocable once the Agent begins notifying any Bank of the contents thereof.

            (b) If deposits in Dollars (in the applicable amounts) are not being offered to a Reference Bank in the relevant market for any Eurodollar Rate Interest Period or CD Rate Interest Period, by reason of circumstances affecting such Reference Bank and not affecting the London or Nassau Interbank Market or the United States market for certificates of deposit, as the case may be, generally, the Agent shall, in consultation with the Company and with the consent of the Required Banks, appoint another Bank to act as a Reference Bank hereunder.
                                      -43-
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
      5.2 Illegality. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for such Bank (or its Applicable Lending Office) to honor its binding legal obligations, if any, hereunder to make, maintain or fund any type of Fixed Rate Loans, such Bank shall so notify the Agent, and the Agent shall forthwith give notice thereof to the Company, whereupon until such Bank notifies the Agent that the circumstances giving rise to such suspension no longer exist, the obligation, if any, of such Bank to make such type of Fixed Rate Loans shall be suspended. Before any Bank gives any notice of unlawfulness or impossibility to the Agent under this Section 5.2, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. Upon receipt of such notice, the Company shall prepay in full the then outstanding principal amount of each affected Fixed Rate Loan of such Bank together with accrued interest thereon (a) on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain and fund such Loan to such day, or (b) immediately if such Bank may not lawfully continue to fund and maintain such Loan to such day. Concurrently with prepaying each such Fixed Rate Loan, the Company shall borrow a Floating Rate Loan (or, if the Company so elects by at least three Business Days' notice to the Agent and such Bank, a Fixed Base Rate Syndicated Loan of an unaffected type) in an equal principal amount from such Bank, for an Interest Period coinciding with the remaining term of the Interest Period applicable to such Fixed Rate Loan, and such Bank shall make such a Loan, provided that there has been no acceleration of the amounts due under the Notes pursuant to Article IX.

      5.3   Increased Cost; Yield Protection.

            (a) If, after the date hereof, the introduction of, or any change in, any applicable law, treaty, rule or regulation (whether domestic or foreign and including, without limitation, the Federal Deposit Insurance Act, as amended, and Regulation D of the Board of Governors of the Federal Reserve System) or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive of any such authority, central bank or comparable agency (whether or not having the force of law),

            (i) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its obligation to make any Loans, its Notes, any of its Loans or any of the Letters of Credit or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on any of its Fixed Rate Loans or in respect of its obligation, if any, to make any Loans or to participate in the risk of Letters of Credit

                                      -44-
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
            (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located), or

            (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding (A) with respect to any CD Rate Loan any reserve requirements to the extent included in clause (ii) of subpart (a) of the definition of CD Base Rate when calculating the CD Base Rate with respect to such CD Rate Loan, and (B) with respect to any Eurodollar Rate Loan any reserve requirements to the extent included in clause (b) of the definition of Eurodollar Base Rate when calculating the Eurodollar Base Rate with respect to such Eurodollar Rate Loan), special deposit or similar requirement (including, without limitation, any deposit insurance assessment in respect of deposits held outside the United States, but excluding with respect to any CD Rate Loan any assessment to the extent included in clause (b) of the definition of CD Base Rate when calculating the CD Base Rate with respect to such CD Rate Loan), against assets of, deposits with or for the account of, or credit extended by, any Bank's Applicable Lending Office, or shall impose on any Bank (or its Applicable Lending Office or the relevant interbank market or the United States certificate of deposit market) any other condition affecting its obligation, if any, to make Loans or to participate in the risk of Letters of Credit or affecting its Loans or the Letters of Credit or affecting the Company's obligations under the Notes in respect of such Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining its existing or future Fixed Rate Loans or of participating in the risk of Letters of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under the Notes (in respect of Fixed Rate Loans or Letters of Credit) by an amount deemed by such Bank to be material, then such Bank may notify the Company (with a copy of any such notice to be provided to the Agent) of any such fact of which it has knowledge and demand compensation therefor; provided that, if such Bank fails to demand such compensation (or notify the Company that it will or may demand such compensation) promptly upon becoming aware of the facts entitling it to do so or, if such Bank is contesting the cause of such increased cost or reduced sum received or receivable, promptly after the earlier of (A) the final determination of such contest or (B) an officer of such Bank who is responsible for the administration of the credit outstanding under this Agreement from such Bank to the Company becoming aware of such facts, such Bank shall not be entitled to such compensation for the period before the date on which it actually demands (or
                                      -45-
PAGE
notifies the Company that it will or may demand) such compensation; provided, further, that if such Bank is contesting the cause of such increased cost or reduced sum received or receivable, such Bank shall not in any event be entitled to such compensation for any period prior to six months before it notifies the Company that such Bank may or will demand such compensation. The Company agrees to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction within 15 days after demand by such Bank. A certificate of such Bank setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank shall be conclusive in the absence of manifest error. Each such Bank will designate a different Applicable Lending Office if such designation would avoid the need for, or reduce the amount of such compensation and would not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. In the event that the Company is required to compensate any Bank for any increased cost to such Bank pursuant to this Section 5.3(a), the Company shall have the right, upon at least five Business Days' prior notice to such Bank through the Agent, to prepay in full any outstanding Fixed Rate Loans that are related to such increased cost of such Bank, together with accrued interest thereon to the date of prepayment; provided that prepayment of such Fixed Rate Loans shall not relieve the Company of its obligation to compensate such Bank in accordance with this Section 5.3(a), the amount of which compensation shall be due at the time of such prepayment, notwithstanding any other provision of this Section 5.3(a). Concurrently with prepaying each such Fixed Rate Loan of such Bank, the Company shall borrow a Floating Rate Loan (or, if the Company shall so elect in its notice of prepayment, a Fixed Rate Loan of another type) in an equal principal amount from such Bank for an Interest Period coinciding with the remaining term of the Interest Period applicable to such Fixed Rate Loan, and such Bank shall make such a Floating Rate Loan (or Fixed Rate Loan of the other type), provided that there has been no acceleration of the amount due under the Notes pursuant to Article IX. The Company shall pay compensation owing to any Bank(s) under this Section 5.3(a) notwithstanding any subsequent replacement (pursuant to Section 11.13) of the Bank(s) making demand for such compensation.

            (b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or the Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Bank or the Agent (or any corporation controlling such Bank or the Agent) and such Bank or the Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or the Agent's obligations or Loans hereunder and such increase has the effect of reducing the rate of return on such Bank's or the Agent's (or such controlling corporation's) capital as a consequence of such obligations or Loans hereunder to a level below that which such Bank or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed

                                      -46-
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
by such Bank or the Agent to be material, then such Bank or the Agent may notify the Company of any such fact of which it has knowledge and the Company shall pay to such Bank or the Agent, as the case may be, from time to time, upon request by such Bank (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Bank or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or the Agent reasonably determines to be allocable to the existence of such Bank's or the Agent's obligations or Loans hereunder; provided that, if such Bank or the Agent fails to notify the Company of any such fact promptly upon becoming aware thereof or, if such Bank or the Agent is contesting the cause of such increase in the amount of capital or reduced rate of return, promptly after the earlier of (A) the final determination of such contest or (B) an officer of such Bank who is responsible for the administration of the credit outstanding under this Agreement from such Bank to the Company becoming aware of any such fact, such Bank or the Agent, as the case may be, shall not be entitled to such compensation for the period before the date on which it actually notifies the Company of such fact; provided, further, that if such Bank or the Agent is contesting the cause of such increase in the amount of capital or reduced rate of return, such Bank or the Agent, as the case may be, shall not in any event be entitled to such compensation for any period prior to six months before it notifies the Company that such Bank or the Agent, as the case may be, may or will demand such compensation. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or the Agent, as the case may be, and submitted by such Bank or the Agent to the Company, shall be conclusive in the absence of manifest error in computation. The Company shall pay such compensation for the periods covered by such notice notwithstanding any replacement (pursuant to Section 11.13) of the Bank(s) making demand for such compensation.

      5.4 Substitute Loans. If (a) the obligation, if any, of any Bank to make any type of Fixed Rate Loans has been suspended pursuant to Section 5.2 or
(b) any Bank has demanded compensation under Section 5.3(a) and the Company shall, by at least five Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section 5.4 shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply:

            (i) all Loans which would otherwise be made by such Bank as the affected type of Fixed Rate Loans shall be made instead as Floating Rate Loans, or if the Company shall so elect in the Notice of Borrowing, another type of Fixed Rate Loan (whichever type is not affected by such circumstances) for an Interest Period coincident with the related Fixed Rate Borrowing, and

            (ii) after each of its affected Fixed Rate Loans has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Substitute Loans instead.

      5.5 Funding Losses. If the Company makes any payment of principal with respect to any Fixed Rate Loan on any other date than the last day of an Interest

Period applicable thereto (whether pursuant to Section 3.8, 4.2, 5.1, 5.2, 5.3 or 5.4, Article IX or otherwise), or if the Company fails to borrow any Fixed Rate Loan after the related Notice of Borrowing has been given to the Agent, or if the Company fails to make any payment of principal or interest in respect of a Fixed Rate Loan when due, the Company shall reimburse each Bank on demand for any resulting loss or expense incurred by such Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not such Bank shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by such Bank and submitted by such Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to each Bank under this Section 5.5 shall be made as though such Bank shall have actually funded or committed to fund the relevant Fixed Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the related Interest Period; provided, however, that such Bank may fund any Fixed Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 5.5.


                                   ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES

      The Company hereby represents and warrants to the Agent and the Banks that:

      6.1 Corporate Existence and Power. Each of the Company and its Domestic Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation, and is duly qualified as a foreign corporation in each State or other jurisdiction in the United States of America in which the conduct of its operations or the ownership of its properties requires such qualification and failure so to qualify would materially and adversely affect the Company and its Subsidiaries taken as a whole. All of such corporations have all requisite corporate power to own their properties and to carry on their businesses, considered as a whole, substantially as now owned and as now being conducted. The Company has full power, authority and legal right to execute and deliver this Agreement and the Notes, to perform and observe the terms and provisions hereof and thereof, and to borrow hereunder.

      6.2 Corporate Authority; No Violations; Governmental Filings; Etc. The execution, delivery and performance by the Company of this Agreement, the issuance of the Notes and the borrowings hereunder have been duly authorized by all necessary corporate action and do not and will not violate the provisions of any applicable law or regulation or of the certificate of incorporation or by-laws of the Company or any Subsidiary or any order of any court, regulatory body or arbitral tribunal and do not and will not result in the breach of, or constitute a default or require any consent under, or create any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, any indenture or other agreement or instrument to which the Company or any
                                      -48-
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
Subsidiary is a party or by which the Company or any Subsidiary or its property may be bound or affected. Neither the execution, delivery and performance of this Agreement nor the issuance of the Notes nor any borrowing hereunder requires, for the validity thereof, nor does the enforceability of this Agreement or any of the Notes require, any filing with, or consent, authorization or approval of, any state or federal agency or regulatory authority, other than filings, consents or approvals which have been made or obtained or which, in the case of any such borrowing, will be made or obtained prior to the due date for such filing, consent or approval.

      6.3 Binding Effect. This Agreement constitutes, and the Notes when executed and delivered by the Company for value will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

      6.4 Litigation. There are no suits, proceedings, or actions at law or in equity or by or before any governmental commission, board, bureau, or other administrative agency, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting the Company or any of its Subsidiaries, which, in the reasonable opinion of the Company, either (i) are likely to have a material adverse effect on the financial condition or business of the Company and its Subsidiaries taken as a whole or (ii) will in any manner affect the enforceability or validity of this Agreement or any Note.

      6.5 Taxes. The Company and each Subsidiary has filed (or has obtained extensions of the time by which it is required to file) all United States federal income tax returns, and all other tax returns which are required to be filed and are material to the business, operations or financial position of the Company and its Subsidiaries taken as a whole, and has paid all taxes shown due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which, in the reasonable opinion of the Company, adequate reserves have been provided in accordance with generally accepted accounting principles. The Company does not know of any proposed tax assessment against it or any Subsidiary or of any basis for one, except to the extent any such assessment has been, in the reasonable opinion of the Company, adequately provided for in the consolidated tax reserves of the Company and its Subsidiaries in accordance with generally accepted accounting principles.

      6.6 Financial Condition. The consolidated balance sheet of the Company and its Consolidated Subsidiaries and consolidated statements of income, shareholders' equity and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year ended December 31, 1992, certified by Coopers & Lybrand, independent certified public accountants, and the interim unaudited consolidated balance sheet and interim unaudited consolidated statements of income, shareholders' equity and cash flows of the Company and its Consolidated Subsidiaries, as of or for the three-month period ended on March 31, 1993, copies of which have been furnished to the Banks, fairly present the consolidated financial position of the Company and its Consolidated Subsidiaries as at the dates thereof, and the consolidated results of operations of the Company and its
                                      -49-
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Consolidated Subsidiaries for the respective periods indicated, all in accordance with generally accepted accounting principles consistently applied (subject, in the case of interim statements, to year-end audit adjustments). There has been no material adverse change in the consolidated operations or condition, financial or otherwise, of the Company and its Consolidated Subsidiaries considered as a whole, since December 31, 1992.

      6.7 Compliance with ERISA. Each of the Company and each ERISA Affiliate of the Company (a) has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and (b) is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Neither the Company nor any ERISA Affiliate of the Company has (x) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (y) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, in each case securing an amount greater than $10,000,000, or (z) incurred any liability under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA, which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries.

      6.8 Environmental Matters. In the ordinary course of its business, the Company conducts appropriate reviews of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates pertinent liabilities and costs (including, without limitation, capital or operating expenditures required for clean-up or closure of properties presently or previously owned or for the lawful operation of its current facilities, required constraints or changes in operating activities, and evaluation of liabilities to third parties, including employees, together with pertinent costs and expenses). On the basis of this review, the Company has reasonably concluded that Environmental Laws are not likely to have a material adverse effect on the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

      6.9 Compliance with Laws. The Company complies, and has caused each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings and the Company has established appropriate reserves for liability for noncompliance therewith in accordance with generally accepted accounting principles, (b) no officer of the Company is aware that the Company or the relevant Subsidiary has failed to comply therewith, or (c) the Company has reasonably concluded that failure to comply is not likely to have a material adverse effect on the business, financial position
                                      -50-
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
or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole.


                                  ARTICLE VII.

                                    COVENANTS

      Until all the Commitments and Letters of Credit have expired or been terminated and all Loans, Existing Loans and reimbursement obligations of the Company hereunder have been paid in full, the Company covenants that:

      7.1   Financial Statements.  The Company will deliver to each of the
Banks:

            (a) as soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, (i) an unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries, as at the end of each such quarter, and (ii) unaudited consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries, for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each of the statements required by this subsection (a), in comparative form, corresponding figures as of the end of and for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Company as having been prepared in all material respects in accordance with generally accepted accounting principles and as to fairness of presentation;

            (b) as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company, (i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries, as at the end of such year, and
(ii) consolidated statements of income, shareholders' equity, and cash flows of the Company and its Consolidated Subsidiaries for such year, setting forth in each of the statements required by this subsection (b), in comparative form, corresponding figures as of the end of and for the preceding fiscal year, and all in reasonable detail and certified without material qualifications by Coopers & Lybrand, or by other independent certified public accountants of recognized national standing selected by the Company and reasonably acceptable to the Agent;

            (c) as soon as practicable and in any event within 30 days after the sending or filing thereof, copies of all such financial statements and reports as it shall send to its security holders and of all final prospectuses under the Securities Act of 1933 (other than form S-8), reports on forms 10-Q, 10-K and 8-K and all similar regular and periodic reports filed by it (i) with any federal department, bureau, commission or agency from time to time having jurisdiction with respect to the sale of securities or (ii) with any securities exchange;

            (d)   if and when the Company or any ERISA Affiliate of the Company
(i) gives or is required to give notice to the PBGC of any "reportable event"
(as
                                      -51-
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
defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable ERISA Affiliate is required or proposes to take; provided that no such certificate shall be required unless the aggregate unpaid actual or potential liability of the Company and the ERISA Affiliates involved in all events referred to in clauses (ii) through (vii) above of which officers of the Company have obtained knowledge and have not previously reported under this subparagraph (d) exceeds $15,000,000; and

            (e) with reasonable promptness, such other information regarding the financial condition of the Company or any of its Subsidiaries as any Bank may from time to time reasonably request.

      7.2   Certificates of No Default and Compliance.

            (a) Concurrently with each delivery of the financial statements pursuant to subsections (a) and (b) of Section 7.1, the Company will deliver to each Bank a certificate, signed by the chief accounting officer or chief financial officer of the Company (i) stating that to the best of his knowledge after due inquiry, at the date of such financial statements no Default had occurred and was continuing, or, if a Default had occurred and was continuing, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto; and (ii) setting forth as of the date of such financial statements, in reasonable detail, the calculations employed to determine compliance with Sections 7.4, 7.5, 7.6, 7.7,
7.8 and 7.9 and an explanation in reasonable detail of any differences between generally accepted accounting principles as then in effect and generally accepted accounting principles used in making such calculations, as may be permitted under Section 1.2.

            (b) Within 60 days after the end of each fiscal quarter of each fiscal year of the Company (including the last fiscal quarter of each such fiscal
                                      -52-
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
year), the Company will deliver to each Bank a certificate, signed by the chief accounting officer, chief financial officer, treasurer or assistant treasurer of the Company, setting forth in reasonable detail the calculation of the Senior Leverage Ratio and the Interest Coverage Ratio, as of the Determination Date and for the Determination Period, respectively, with respect to the next forthcoming Application Period, and identifying the Applicable Margin for such Application Period as a result of such calculations.

            (c) Within fifteen Business Days after any officer of the Company obtains knowledge of a Default, the Company will, unless the same shall have been cured within such fifteen Business Day period, give written notice to each of the Banks thereof, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto.

      7.3 Preservation of Corporate Existence, Etc. The Company will preserve and maintain its corporate existence, and qualify and remain qualified as a validly existing corporation in good standing in each jurisdiction in which the conduct of its operations or the ownership of its properties requires such qualification and failure so to qualify would materially and adversely affect the Company and its Subsidiaries taken as a whole.

      7.4 Current Ratio. The Company will not permit or suffer the Current Ratio to be less than 2.0 to 1.0 at any time.

      7.5 Total Leverage Ratio. The Company will not permit or suffer the Total Leverage Ratio to be greater than (a) 3.25 to 1.00 as of the last day of any fiscal quarter of the Company during the period from the Closing Date through December 30, 1993, (b) 3.00 to 1.00 as of December 31, 1993, (c) 3.25 to
1.00 as of the last day of any fiscal quarter of the Company during the period from January 1, 1994 through December 30, 1994, (d) 2.50 to 1.00 as of
December 31, 1994, (e) 2.75 to 1.00 as of the last day of any fiscal quarter of the Company during the period from January 1, 1995 through December 30, 1995,
(f) 2.50 to 1.00 as of December 31, 1995, (g) 2.75 to 1.00 as of the last day of any fiscal quarter of the Company during the period from January 1, 1996 through December 30, 1996, (h) 2.00 to 1.00 as of December 31, 1996, (i) 2.25 to 1.00 as
of the last day of any fiscal quarter of the Company during the period from January 1, 1997 through December 30, 1997, (j) 1.25 to 1.00 as of December 31, 1997, and (k) 1.50 to 1.00 as of the last day of any fiscal quarter of the Company thereafter.

      7.6 Net Worth. The Company will not permit or suffer Net Worth at any time to be less than the sum of (a) $320,000,000 plus (b) the amount equal to the greater of (i) $10,000,000 multiplied by the number of fiscal year ends of the Company that have occurred since the Closing Date and (ii) the sum of (A) the sum for all fiscal years of the Company during the period from and including January 1, 1993 through the then latest fiscal year end of the Company of 50% of Net Income Minus Preferred Dividends for each such fiscal year, plus (B) the Net Proceeds of New Equity for the period from and including July 1, 1993 through the then latest fiscal year end of the Company. For purposes of this Section 7.6, all cash received by the Company from Masco Corporation for the purchase of

                                      -53-
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
preferred stock pursuant to the Securities Purchase Agreement within forty-five days after the date this covenant is to be tested shall be deemed received as of the date this covenant is to be tested, and during such forty-five day period no Default shall be deemed to have occurred due to noncompliance with this Section 7.6.

      7.7 Tangible Capital Funds. The Company will not permit or suffer Tangible Capital Funds to at any time be less than the sum of (a) $425,000,000 plus (b) the sum for all fiscal years of the Company during the period from January 1, 1993 through the then latest fiscal year end of the Company of 66-2/3% of Net Income Minus Preferred Dividends for each such fiscal year; provided that for purposes of this Section 7.7 Net Income shall exclude the pre-tax amount attributable to recognition of the Deferred Trimas Gain or any portion thereof as income.

      7.8   Senior Debt Coverage Ratio.

            (a) The Company will not permit or suffer the Senior Debt Coverage Ratio to be greater than 5.00 to 1.00 at any time.

            (b) In addition, if as of the last day of each of any two consecutive fiscal quarters of the Company, the Total Leverage Ratio is equal to or greater than 1.00 to 1.00, the Company will not permit or suffer the Senior Debt Coverage Ratio to be greater than the Maximum Allowed Senior Debt Coverage Ratio as of the Relevant Days immediately following both of such fiscal quarters.

            (c) As used in this Section 7.8, the term "Maximum Allowed Senior Debt Coverage Ratio" means (i) 4.25 to 1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the Company ending during the period from the Closing Date through December 30, 1993, (ii) 4.00 to 1.00 on the Relevant Day immediately following December 31, 1993, (iii) 4.25 to 1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the Company ending during the period from January 1, 1994 through December 30, 1994,
(iv) 3.50 to 1.00 on the Relevant Day immediately following December 31, 1994,
(v) 3.75 to 1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the Company ending during the period from January 1, 1995 through December 30, 1995, (vi) 3.50 to 1.00 on the Relevant Day immediately following December 31, 1995, (vii) 3.75 to 1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the Company ending during the period from January 1, 1996 through December 30, 1996, (viii) 3.25 to 1.00 on the Relevant Day immediately following each of December 31, 1996 and December 31, 1997, and (ix) 3.50 to 1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the Company ending after January 1, 1997, other than the fiscal quarter ending December 31, 1997. For purposes of this
Section 7.8, all Senior Debt which is repaid with cash received by the Company from Masco Corporation for the purchase of preferred stock or subordinated debt securities pursuant to the Securities Purchase Agreement within forty-five days after the last day of any fiscal quarter of the Company shall be deemed repaid as of the last day of such fiscal quarter, and during such forty-five day period no Default shall be deemed to have occurred due to noncompliance with this
Section 7.8.
                                      -54-
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
      7.9 Subsidiary Indebtedness. The Company will not permit or suffer the aggregate amount of Debt of its Subsidiaries (other than Debt owing to the Company or any of its Subsidiaries) at any time to be greater than 15% of the sum of (a) Senior Debt plus (b) the unused amount of the Commitments.

      7.10 Negative Pledge. Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

            (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $40,000,000;

            (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

            (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset (or acquiring a corporation or other entity which owned such asset), provided that such Lien attaches to such asset concurrently with or within 90 days after such acquisition;

            (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;

            (e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

            (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

            (g) any Lien in favor of the holder of Debt (or any Person acting for or on behalf of such holder) arising pursuant to any order of attach-ment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and the Company or such Consolidated Subsidiary, as the case may be, has established appropriate reserves against such claims in accordance with generally accepted accounting principles;

            (h) Liens incidental to the normal conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract (due to the amount of the liability secured by such Liens or otherwise) from the value of the assets of the

                                      -55-
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
      Company and the Company's Consolidated Subsidiaries taken as a whole or in the aggregate materially impair the use thereof in the operation of the business of the Company and the Company's Consolidated Subsidiaries taken as a whole; and

            (i) Liens not otherwise permitted by the foregoing clauses of this Section; provided that (i) the aggregate outstanding principal amount of Debt secured by all such Liens on current assets shall not at any time exceed 20% of Current Assets and (ii) the aggregate outstanding principal amount of Debt secured by all such Liens (including Liens referred to in clause (i) of this proviso) shall not at any time exceed the sum of 5% of Net Worth plus 20% of Current Assets, provided, further, that for purposes of this Section 7.10(i), Current Assets shall not include any assets that are classified as Current Assets solely because they are held for sale;

provided, however, that the restrictions set forth in this Section 7.10 shall not apply to "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System), if and to the extent that the value of the margin stock with respect to which the rights of the Company and its Subsidiaries are restricted by this Section 7.10 would otherwise exceed 25% of the value of all assets with respect to which the rights of the Company and its Subsidiaries are restricted by this Section 7.10.

      7.11 Dispositions of Assets; Mergers and Consolidations; Restricted Transfers.

            (a) The Company will not (i) directly or indirectly sell, lease, transfer or otherwise dispose of all or substantially all of its assets or (ii) merge or consolidate with any other Person unless the Company shall be the continuing or surviving corporation of such merger or consolidation.

            (b) The Company will not, and will not permit any Consolidated Subsidiary to, directly or indirectly make a Restricted Transfer of its assets to any Person if, immediately after giving effect thereto, the aggregate amount of assets disposed of in all Restricted Transfers by the Company and its Consolidated Subsidiaries in the twelve months then ended would exceed 15% of the total assets of the Company and its Consolidated Subsidiaries as shown on the most recent balance sheet delivered to the Banks under Section 7.1. For purposes of this subsection (b), the term "Restricted Transfer" means a direct or indirect sale, lease, transfer or other disposition of assets (other than cash, margin stock, or the sale of inventory in the ordinary course of business) to any Person (other than the Company or a Substantially-Owned Consolidated Subsidiary) if, and to the extent that, in connection with such transaction (and as a substantial part of the consideration incident thereto), the Company or any Consolidated Subsidiary receives an equity ownership interest in such Person or any right to receive payments which are specifically contingent in amount or duration upon the earnings of such Person or any portion of such Person's business.

            (c) Notwithstanding any other provision of this Section 7.11, no disposition of assets, merger, consolidation or Restricted Transfer referred to

                                      -56-
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
in subsection (a) or (b) of this Section shall be permitted if, immediately after giving effect thereto, any Default would exist.

      7.12  Changes in Subordinated Debt.

            (a) The Company will not transfer, convey, assign or deliver to any holder of any Subordinated Debt, or to any trustee, paying agent or other fiduciary for the benefit of the holder of any Subordinated Debt (including any defeasance), any cash, securities (other than securities constituting Subordinated Debt) or other assets of the Company or any Subsidiary in payment or on account of, or as provision for, principal, premium, if any, or interest on any Subordinated Debt if (i) at the time of any such transfer, conveyance, assignment or delivery there shall exist and be continuing, or if immediately after giving effect thereto (or, with respect to Subordinated Debt of a series that has not been registered for public sale pursuant to the Securities Act of 1933, as a reasonably foreseeable result thereof) there would exist, an Event of Default, or (ii) unless the Agent is given at least five (5) Business Days (or such shorter period of time acceptable to the Agent) prior notice thereof, any such transfer, conveyance, assignment or delivery is made more than seven (7) days in advance of a scheduled payment or prepayment on any Subordinated Debt or in an amount in excess of the amount of such scheduled payment or prepayment.

            (b) The Company will not make any transfer, conveyance, assignment or delivery to any holder of any Subordinated Debt of a series that has not been registered for public sale pursuant to the Securities Act of 1933, or make any optional transfer, conveyance, assignment or delivery to any holder of Subordinated Debt of a series that has been registered for public sale pursuant to the Securities Act of 1933 (or enter into any amendment of any such then outstanding Subordinated Debt of a series so registered to make any optional transfer, conveyance, assignment or delivery mandatory), or to any trustee, paying agent or other fiduciary for the benefit of the holder of any such Subordinated Debt (including any defeasance), of any cash, securities (other than securities constituting Subordinated Debt), or other assets of the Company or any Subsidiary in payment or on account of, or as provision for principal, premium, if any, or interest on any such Subordinated Debt, if at the time of any such transfer, conveyance, assignment or delivery there shall exist and be continuing, or if immediately after giving effect thereto (or with respect to Subordinated Debt of a series that has not been so registered, as a reasonably foreseeable result thereof) there would exist, a Default that is known to the Company.

      7.13 Use of Proceeds. None of the proceeds of the Loans made under this Agreement will be used in violation of any applicable law or regulation including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System.

      7.14 Fiscal Year. The Company will not change its fiscal year from beginning on January 1 of the calendar year and ending on December 31 of the calendar year.
                                      -57-
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
      7.15 Compliance with Laws. The Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings, (b) no officer of the Company is aware that the Company or the relevant Subsidiary has failed to comply therewith or (c) the Company has reasonably concluded that failure to comply is not likely to have a material adverse effect on the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole.


                                  ARTICLE VIII.

             CONDITIONS OF BORROWINGS AND LETTER OF CREDIT ISSUANCES

      The obligation of the Agent to issue any Letter of Credit, the obligation of each Bank to make a Syndicated Loan on the occasion of each Syndicated Borrowing hereunder, and the willingness of any Bank to consider, in its sole discretion, making any Bid-Option Loan hereunder, is subject to the performance by the Company of all its obligations under this Agreement and to the satisfaction of the following further conditions:

      8.1 Each Borrowing and Letter of Credit Issuance. In the case of each Borrowing (other than a Floating Rate Borrowing deemed disbursed under Section 3.3(e)) and Letter of Credit Issuance hereunder:

            (a) Receipt by the Agent of (i) in the case of each Borrowing, the Notice of Borrowing from the Company containing any information required by
Section 3.2 or 3.4, as the case may be, and (ii) in the case of each Letter of Credit Issuance, the Request for Letter of Credit Issuance from the Company as required by Section 3.3, in each case signed by an officer or any other employee of the Company previously designated to the Agent in writing by the Chairman, President or any Vice President of the Company as having authority until further notice to request a Borrowing or Letter of Credit Issuance under this Agreement, and, in the case of each Letter of Credit Issuance, together with an application for the related Letter of Credit and other related documentation requested by and acceptable to the Agent appropriately completed and duly executed by such designated officer or other employee and all fees required under Section 3.3(c);

            (b) The fact that both before and at the conclusion of the Borrowing or Letter of Credit Issuance: (i) in the case of a Refunding Borrowing, no Event of Default shall have occurred and be continuing and (ii) in the case of any other Borrowing or any Letter of Credit Issuance, no Default shall have occurred and be continuing;

            (c) The fact that the representations and warranties contained in this Agreement (except, in the case of a Refunding Borrowing, the representations and warranties set forth in Section 6.4(i), Section 6.5, the last sentence of
                                      -58-
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
Section 6.6, clause (a) of the first sentence of Section 6.7 and Sections 6.8 and 6.9) shall be true and correct in all material respects or, with respect to such representations and warranties that include a materiality standard, in all respects, on and as of the date of such Borrowing or Letter of Credit Issuance with the same force and effect as if made on and as of such date; and

            (d) Receipt by the Agent of such other opinions, documents, evidence, materials and information with respect to the matters contemplated hereby as the Agent or the Required Banks may reasonably request.

Each Borrowing by the Company and Letter of Credit Issuance pursuant to this Agreement, including the first such Borrowing or Letter of Credit Issuance, shall be deemed to be a representation and warranty by the Company on the date of such Borrowing or Letter of Credit Issuance as to the facts specified in clauses (b) and (c) of this Section 8.1.

      8.2 Initial Borrowing or Letter of Credit Issuance. In the case of the initial Borrowing or Letter of Credit Issuance pursuant to this Agreement:

            (a) Receipt by the Agent for the account of each Bank of a duly executed Syndicated Note and a duly executed Bid-Option Note, each dated on or before the date of such Borrowing or Letter of Credit Issuance; and

            (b) Receipt by the Agent of all the items, and completion of all the matters, required by Section 8.3.

      8.3 Closing. Prior to the Closing Date, the Company shall pay to the Existing Agent (for distribution in accordance with the Existing Credit Agreement) all fees (including, without limitation, commitment fees), if any, which have accrued under the Existing Credit Agreement through the Closing Date and have not then been paid, the Company shall furnish to the Banks the following items, and the following matters shall be completed:

            (a) An opinion of counsel for the Company, substantially in the form of Exhibit M hereto, and covering such other matters as any Bank may reasonably request, dated the Closing Date;

            (b) An opinion of Dickinson, Wright, Moon, Van Dusen & Freeman, special counsel for the Agent, substantially in the form of Exhibit N hereto, dated the Closing Date;

            (c) Certified copies of all corporate action taken by the Company to authorize the execution, delivery and performance of this Agreement and the Notes, and the Borrowings and Letter of Credit Issuances hereunder, and such other corporate documents and other papers as any Bank may reasonably request, including, without limitation, certified copies of the Company's articles of incorporation and by-laws;

            (d) A certificate of a duly authorized officer of the Company, dated the Closing Date, as to the incumbency, and setting forth a specimen or

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facsimile signature, of each of the persons (i) who has signed this
Agreement on behalf of the Company; (ii) who has signed the Notes on behalf of the Company; and (iii) who will, until replaced by other persons duly authorized for that purpose, act as the representatives of the Company for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby;

            (e) A certificate of a senior officer of the Company to the effect set forth in Section 8.1(b) and (c);

            (f) The closing fees payable under Section 3.7, which shall be paid to the Agent for the account of the Banks; and

            (g) A certificate, signed by the chief accounting officer or chief financial officer of the Company, setting forth in reasonable detail the calculations of the Senior Leverage Ratio as of June 30, 1993 and the Interest Coverage Ratio for the period of four consecutive fiscal quarters of the Company ending June 30, 1993, and identifying the Applicable Margin for the period from the Closing Date to the beginning of the next Application Period as a result of such calculations.


                                   ARTICLE IX.

                         EVENTS OF DEFAULT AND REMEDIES


      9.1 Events of Default. If any one or more of the following events ("Events of Default") shall have occurred and be continuing:

            (a) The Company shall fail to pay when due any installment of principal of any Note or Existing Note or shall fail to pay within five days of the due date thereof any interest on any Note or Existing Note or any commitment fee, facility fee, closing fee, Letter of Credit fee, or Agent's fee payable under this Agreement, or any reimbursement obligation under Section 3.3 (unless satisfied by the deemed disbursement of Floating Rate Loans); or

            (b) The Company shall fail to observe or perform any covenant contained in any of Sections 7.3, 7.5 to 7.12 inclusive and 7.14; or

            (c) The Company shall fail to observe or perform any covenant or agreement contained in (i) this Agreement (other than those covered by clauses (a) and (b) above), or (ii) prior to the payment in full of principal and interest on each Existing Note and any other amounts owing under the Existing Credit Agreement, the Existing Credit Agreement (other than those covered by subparagraphs (a) and (b) of Section 9.1 of the Existing Agreement, as amended pursuant to Section 2.2), in each case, for thirty (30) days after written notice thereof has been given to the Company by any Bank or the Agent; or

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            (d)   Any representation or warranty of the Company or any officer of the Company to the Banks contained herein (or, with respect to any Existing Loan outstanding, if any, in the Existing Credit Agreement) or in any certificate, statement or report furnished to the Banks hereunder shall prove to have been incorrect or misleading in any material respect on the date when made or deemed made, provided that, if any representation and warranty deemed to have been made by the Company pursuant to the last sentence of Section 8.1 as to the satisfaction of the condition of borrowing set forth in clause (b)(i) of Section 8.1 shall have been incorrect solely by reason of the existence of an Event of Default of which the Company was not aware when such representation and warranty was deemed to have been made and which was cured before or promptly after the Company became aware thereof, then such representation and warranty shall be deemed not to have been incorrect in any material respect; or

            (e) The Company or any Significant Subsidiary shall fail to pay at maturity, or within any applicable period of grace, any Debt (other than a Loan or Existing Loan, and other than Acquired Debt in an aggregate outstanding principal amount not exceeding $15,000,000) having an aggregate principal amount in excess of $5,000,000, and such failure has not been waived, or shall fail to observe or perform any term, covenant or agreement (other than such a term, covenant or agreement to or for the benefit of a Bank or Affiliate thereof restricting the sale, pledge or other disposition by the Company or any Significant Subsidiary of "margin stock" having a value in excess of 25% of the value of the assets referred to in Section 221.2(g)(2)(i) of Regulation U unless the Board of Governors of the Federal Reserve System or its staff advises the Agent in writing that the existence of this subsection (e) without this parenthetical exception would not in such circumstances render this Agreement "secured directly or indirectly by margin stock" within the meaning of its Regulation U), contained in any agreement (other than this Agreement) by which it is bound evidencing or securing indebtedness for borrowed money (other than Acquired Debt in an aggregate outstanding principal amount not exceeding $15,000,000) for such period of time as would cause or permit the holder or holders (or any Persons acting for or on behalf of such holder or holders) thereof or of any obligations issued thereunder to accelerate the maturity thereof or of any such obligations in an aggregate principal amount in excess of $5,000,000, and such failure has not been waived; provided that for purposes of this subsection (e), a failure by the Company or any Significant Subsidiary to observe or perform any term, covenant or agreement in respect of the industrial revenue bonds identified on Schedule 2 attached hereto, or to pay on the due date therefor the debt outstanding thereunder, shall not be deemed a Default or contribute to the $5,000,000 aggregate limitation set forth above, so long as the Company or such Significant Subsidiary satisfies all obligations to pay premium, if any, principal of, and interest when due on such bonds (whether or not related to an acceleration of maturity) within five days after the due date therefor; or

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
            (f) The Company or any Significant Subsidiary shall (i) apply for or consent to the appointment of a receiver, custodian, trustee, liquidator or the like of itself or of a significant portion of its assets; (ii) be unable or admit in writing its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceedings, or a resolution of either the shareholders or the Board of Directors of such corporation shall be adopted for the purpose of effecting any of the foregoing; or

            (g) A proceeding shall be instituted without the application, approval or consent of the Company or any Significant Subsidiary in any court of competent jurisdiction seeking, in respect of the Company or such Significant Subsidiary, adjudication in bankruptcy, dissolution, winding up, reorganization, a composition or arrangement with creditors, a readjustment of debts, the appointment of a receiver, custodian, trustee, liquidator or the like of the Company or such Significant Subsidiary or of a significant portion of its assets, or other like relief in respect of the Company or such Significant Subsidiary under any insolvency or bankruptcy law, and the same shall continue undismissed or unstayed and in effect for any period of sixty consecutive days; or

            (h) Final judgment for the payment of money in excess of $1,000,000 in amount shall be rendered by a court of record against the Company or any Significant Subsidiary and the Company or such Significant Subsidiary shall not discharge the same or provide for its discharge, or procure a stay of execution thereof, within sixty days from the date of entry thereof, and within said period of sixty days or such longer period during which execution of such judgment shall have been stayed, move to vacate said judgment or appeal therefrom and cause the execution thereof to be stayed pending determination of such motion or during such appeal; or

            (i) The Company or any ERISA Affiliate of the Company shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $25,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Company or any ERISA Affiliate of the Company, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan and such proceeding shall not have been dismissed within thirty days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

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
            (j) The Securities Purchase Agreement shall terminate or be terminated, or the "Commitment" of Masco Corporation thereunder (and as defined therein) shall otherwise expire, prior to the time set forth in the form of Securities Purchase Agreement attached hereto as Exhibit J, or the Securities Purchase Agreement shall be amended, supplemented or otherwise modified without the consent of the Required Banks, except as permitted under the definition of the term "Securities Purchase Agreement";

then, and in each such case, the Agent may and, upon being directed to do so by the Required Banks, shall, by written notice to the Company, (i) immediately terminate the Commitments, (ii) declare the principal of and interest accrued on all the Notes and Existing Notes, all unpaid reimbursement obligations in respect of drawings under Letters of Credit, and all other amounts owing under this Agreement to be immediately due and payable or (iii) demand immediate delivery of cash collateral, and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, or any one or more of the foregoing, whereupon the Commitments shall terminate forthwith and all such amounts, including such cash collateral, shall become immediately due and payable without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by the Company; provided, however, that in the case of the occurrence of any event described in the foregoing clauses (f) and (g) the Commitments shall automatically terminate forthwith and all such amounts, including such cash collateral, shall automatically become immediately due and payable without action upon the part of the Required Banks and without the requirement of any such notice, and without presentment, demand, protest or other notice of any kind, all of which are hereby waived. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by the Agent as collateral security for the payment and performance of the Company's obligations under this Agreement and the Notes to the Banks and the Agent.

      9.2 Remedies. The Agent may and, upon being directed to do so by the Required Banks, shall, in addition to the remedies provided in Section 9.1, exercise and enforce any and all other rights and remedies available to it or the Banks, whether arising under this Agreement, the Notes or under applicable law, in any manner deemed appropriate by the Agent, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement or the Notes.

      9.3 Set Off. Upon the failure of the Company to pay any indebtedness under this Agreement or the Notes at its maturity (whether at stated maturity, by acceleration or otherwise) or, in the case of such indebtedness other than principal of the Loans, when due (after allowing for any grace period provided with respect thereto under Section 9.1(a)), each Bank may at any time and from time to time, without notice to the Company (any requirement for such notice

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
being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement and the Notes, whether owing to such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Bank, regardless of whether or not such Bank shall have made any demand hereunder or any indebtedness owing by such Bank may be contingent and unmatured. The rights of the Banks under this Section 9.3 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.


                                   ARTICLE X.

                            THE AGENTS AND THE BANKS

      10.1 Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agent and the Banks, and the Company shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company.

      10.2 Agent and Affiliates. The Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. The Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any Subsidiary of the Company as if it were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

      10.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement, have a fiduciary relationship with any Bank, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, collection and enforcement action under the Notes), the Agent shall not be required to exercise any discretion or take any action, but may request instructions from the Required Banks. The Agent shall in all cases be fully protected from liability to the Banks in acting, or in refraining from acting, pursuant to the written instructions of the Required Banks or, when expressly required by this Agreement, all the Banks, which instructions and any action or

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
omission pursuant thereto shall be binding upon all of the Banks; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any Note, or applicable law.

      10.4 Reliance by Agent. The Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegram, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents (including, without limitation, collateral agents) and may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to the Banks, except as to money or property received by it or its authorized agents, for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

      10.5 Default. The Agent shall not be deemed to have knowledge of the occurrence of any Default, unless the Agent has received written notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice, the Agent shall give written notice thereof to the Banks.

      10.6 Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to the Banks for any action taken or not taken by it or them in connection herewith with the consent or at the request of the Required Banks or, when expressly required by this Agreement, all the Banks or in the absence of its or their own gross negligence or wilful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any recital, statement, warranty or representation contained in this Agreement or any Note, or in any certificate, report, financial statement or other document furnished in connection with this Agreement, (b) the performance or observance of any of the covenants or agreements of the Company,
(c) the satisfaction of any condition specified in Article VIII, except as to the delivery to the Agent of documents that appear on their face to conform to the requirements of Article VIII (other than requirements of any Bank under Section 8.3(c) that are not known to the Agent), or (d) the validity, effectiveness, legal enforceability, value or genuineness of this Agreement, the Notes, or any other instrument or document furnished in connection herewith.

      10.7 Nonreliance on Agent and Other Banks. Each Bank acknowledges and agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and the Company's Subsidiaries and its own decision to enter into this Agreement, and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decision in taking or not taking action under this

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
Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement, the Notes or any other documents referred to or provided for herein or to inspect the properties or books of the Company and, except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries which may come into the possession of the Agent or any of its Affiliates.

      10.8 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Company, but without limiting any obligation of the Company to make such reimbursement), ratably according to their respective Commitment Percentages from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the transactions contemplated hereby or any action taken or omitted by the Agent under this Agreement; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, but not limited to, reasonable fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company, but without limiting the obligation of the Company to make such reimbursement; provided, however, that no Bank shall be liable for any portion of such expenses incurred as a result of the Agent's gross negligence or wilful misconduct. Each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any amounts owing to the Agent by the Banks pursuant to this Section; provided that no Bank shall be responsible for failure of any other Bank to make such share available to the Agent. If the indemnity furnished to the Agent under this Section shall, in the reasonable judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks (other than for the Agent's gross negligence or wilful misconduct) and cease, or not commence, to take any action until such additional indemnity is furnished.

      10.9 Resignation of Agent. The Agent may resign as such at any time upon thirty days' prior written notice to the Company and the Banks. In the event of any such resignation, the Required Banks shall, by an instrument in writing delivered to the Company and the Agent, appoint a successor, which shall be (a) a Bank or (b) a commercial bank organized under the laws of the United States or any State thereof and having a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Required Banks is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Required Banks shall thereafter perform all the duties of the Agent hereunder until such appointment by the Required

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
Banks is made and accepted. Any successor to the Agent shall execute and deliver to the Company and the Banks an instrument accepting such appointment and thereupon such successor Agent, without further act, deed, conveyance or transfer shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Agent hereunder. Upon request of such successor Agent, the Company and the resigning Agent shall execute and deliver such instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such properties, rights, interests, powers, authorities and obligations. The provisions of this Article X shall thereafter remain effective for such resigning Agent with respect to any actions taken or omitted to be taken by such Agent while acting as the Agent hereunder.

      10.10 Sharing of Payments. The Banks agree among themselves that, in the event that any Bank shall obtain payment in respect of any Loan or Letter of Credit reimbursement obligation owing to such Bank under this Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise in excess of its ratable share as provided for in this Agreement, such Bank shall promptly purchase from the other Banks participations in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all of the Banks share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through the exercise of a right of set-off, banker's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall, by repurchase of participations theretofore sold, return its share of that benefit to each Bank whose payment shall have been rescinded or otherwise restored, together with interest thereon at the per annum rate, if any, at which such Bank whose payment shall have been restored is liable with respect to such restored payment. The Company agrees that any Bank so purchasing such a parti-cipation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Bank were a holder of such Loan or other obligation in the amount of such participation. The Banks further agree among themselves that, in the event that amounts received by the Banks and the Agent hereunder are insufficient to pay all such obligations when due, the fees and other amounts owing to the Agent in such capacity shall be paid therefrom before payment of obligations owing to the Banks under this Agreement. Except as otherwise expressly provided in this Agreement, if any Bank or the Agent shall fail to remit to the Agent or any other Bank an amount payable by such Bank or the Agent to the Agent or such other Bank pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Bank at a rate per annum equal to the rate at
                                      -67-
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which borrowings are available to the payee in its overnight federal funds market.

      10.11 Withholding Tax Exemption. Each Bank that is not organized and incorporated under the laws of the United States or any State thereof agrees to file with the Agent and the Company, in duplicate, (a) on or before the later of
(i) the Closing Date and (ii) the date such Bank becomes a Bank under this Agreement and (b) thereafter, for each taxable year of such Bank (in the case of a Form 4224) or for each third taxable year of such Bank (in the case of any other form) during which interest or fees arising under this Agreement and the Notes are received, unless not legally able to do so as a result of a change in United States income tax law enacted, or treaty promulgated, after the date specified in the preceding clause (a), on or prior to the immediately following due date of any payment by the Company hereunder, a properly completed and executed copy of either Internal Revenue Service Form 4224 or Internal Revenue Service Form 1001 and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form necessary for claiming complete exemption from United States withholding taxes (or such other form as is required to claim complete exemption from United States withholding taxes), if and as provided by the Code or other pronouncements of the United States Internal Revenue Service, and such Bank warrants to the Company that the form so filed will be true and complete; provided that such Bank's failure to complete and execute such Form 4224 or Form 1001, or Form W-8 or Form W-9, as the case may be, and any such additional form (or any successor form or forms) shall not relieve the Company of any of its obligations under this Agreement, except as otherwise provided in this Section 10.11

    10.12 The Co-Agents. Each Co-Agent, in such capacity, shall have no authority, duties, responsibilities, obligations, liabilities or functions under this Agreement or the Notes.


                                   ARTICLE XI.

                                  MISCELLANEOUS

    11.1    Amendments, Etc.

            (a) No amendment, modification, termination or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Company (except with respect to waivers by the Required Banks or all the Banks) and the Required Banks and, to the extent any rights or duties of the Agent may be affected thereby, the Agent, provided, however, that no such amendment, modification, termination, waiver or consent shall, without the consent of the Agent and all of the Banks, (i) subject to Section 3.10, authorize or permit the extension of time for, or any reduction of the amount of, any payment of the principal of, or interest (including the Applicable Margin) on, any Loan, or any fees or other amount payable hereunder, or (ii) except as expressly authorized hereunder, amend, extend or terminate the respective Commitment of any Bank, or (iii) modify
                                      -68-
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the provisions of this Section regarding the taking of any action under this
Section, or the definition of Required Banks, or (iv) modify the several nature of the obligations of the Banks hereunder, modify the sharing provisions among the Banks in Section 10.10, modify the first sentence of Section 11.6 or modify any other provision of this Agreement which by its terms requires the consent of all the Banks.

            (b) Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            (c) Notwithstanding anything herein to the contrary, no Bank that is in default of any of its obligations, covenants or agreements under this Agreement shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver of any provision of this Agreement or any departure therefrom or any direction from the Banks to the Agent, and, for purposes of determining the Required Banks at any time when any Banks are in default under this Agreement, the Commitments and Loans of such defaulting Banks shall be disregarded; provided that no action of a type described in the proviso in Section 11.1(a) shall be binding on a defaulting Bank without its written consent thereto.

    11.2    Notices.

            (a) Except as otherwise provided in subsection 11.2(c) hereof, all notices and other communications to or upon the parties hereto shall be deemed to have been duly given or served if sent in writing (including telecommunications) to the party to which such notice or other communication is required or permitted to be given or served under this Agreement, to the address or telex or telecopy number set forth below the name of such party on the signature pages hereof, or at such other address or telex or telecopy number as the parties hereto may hereafter specify to the others in writing. If for purposes of receiving Invitations for Bid-Option Quotes and information regarding Notices of Bid-Option Rate Borrowings, a Bank wishes to receive such communications at an address or telex or telecopy number different from its address or telex or telecopy number for other purposes under this Agreement, the Agent shall communicate with such Bank for such purposes at such different address, telex or telecopy number following the Agent's receipt of a written notice from such Bank requesting that the Agent do so. All mailed notices or other communications shall be by registered or certified mail, postage prepaid, with return receipt requested. All notices or other communications sent by means of telecopy, telex or other wire transmission shall be made with request for assurance of receipt in a manner typical with respect to communications of that type. Written notices or other communications shall be deemed delivered upon receipt if delivered by hand, 3 Business Days after mailing if mailed, or 1 Business Day after deposit with an overnight courier service if delivered by overnight courier. Notices or other communications provided by any of the other means referred to above shall be deemed delivered upon receipt. Notwithstanding the foregoing, all notices to the Agent shall be effective only when actually received by the Agent, and all notices from the Agent to any Bank regarding such

                                      -69-
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
Bank's obligation to fund Loans or to make payment under Section 3.3(d) shall be effective only when actually received by such Bank.

            (b) Notices by the Company to the Agent with respect to terminations or reductions of the Commitments pursuant to Section 3.8, requests for Loans and Letter of Credit Issuances pursuant to Section 3.2, 3.3 or 3.4, and notices of prepayment pursuant to Section 4.2 shall be irrevocable and binding on the Company.

            (c) Any notice to be given by the Agent or any Bank to the Agent or any Bank hereunder, may be given by telephone, and shall be promptly confirmed in writing upon the request of the recipient. Any such notice so given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given.

    11.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or any Bank, nor any delay or failure on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent's or such Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or any Bank under this Agreement, or any Note, is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted hereunder or thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or by applicable law to the Agent or any Bank may be exercised from time to time and as often as may be deemed expedient by the Agent or any Bank and, unless contrary to the express provisions of this Agreement, or the Notes, irrespective of the occurrence or continuance of any Default.

    11.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, including, without limitation, under Sections 5.3, 5.5 and 11.5, representations and warranties of the Company made herein or in any certificate, report, financial statement or other document furnished by or on behalf of the Company pursuant to this Agreement shall be deemed to be material and to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and shall survive the repayment in full of the Loans and the termination of the Commitments.

    11.5    Expenses and Indemnification.

            (a) The Company shall pay, or reimburse the Agent or any Bank, as the case may be, for (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default, (ii) all reasonable costs and expenses of the Agent or such Bank, including reasonable fees and disbursements

                                      -70-
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
of counsel, in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which it may incur relative to any payment under any Letter of Credit, provided, that the Company shall not be liable under this clause (ii) to the extent, but only to the extent, any such costs and expenses of the Agent or any Bank are caused by the Agent's or such Bank's breach of this Agreement or gross negligence, and (iii) if an Event of Default occurs, all reasonable expenses incurred by the Agent or such Bank, including reasonable fees and disbursements of counsel (including in-house counsel), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Company shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

            (b) The Company shall indemnify each Bank and the Agent, and their respective officers, directors, employees and agents, and hold each Bank and the Agent, and their respective officers, directors, employees and agents, harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for any Bank or the Agent or any such Person in connection with any investigative, administrative or judicial proceeding, whether or not such Bank, the Agent or any such Person, as the case may be, shall be designated a party thereto) which may be incurred by any Bank, by the Agent or by any such Person, substantially relating to or arising out of any actual or proposed use of proceeds of Loans or Letters of Credit for the purpose of acquiring assets or capital stock of any other Person; provided that none of the Agent, any Bank or any such Person shall have the right to be indemnified hereunder for its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction.

            (c) The Company hereby further indemnifies and agrees to hold the Banks and the Agent, and their respective officers, directors, employees and agents harmless from and against any and all claims, damages, losses, liabilities, costs and expenses of any kind or nature whatsoever which the Banks or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Bank nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance
                                      -71-
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
whatsoever arising in connection with any Letter of Credit; provided, however, that the Company shall not be liable hereunder to the Banks and the Agent and such other Persons and the Agent shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company which were caused by (A) the Agent's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or (B) the Agent's payment under any Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence or wilful misconduct of the Agent. The inclusion of any event in clauses (i) - (vii) of
Section 3.3(f) shall not by itself preclude a finding that such event constitutes gross negligence or wilful misconduct of the Agent. It is understood that in making any payment under a Letter of Credit the Agent will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or wilful misconduct of the Agent in connection with the payment.

    11.6    Successors and Assigns.

            (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior written consent of all the Banks, assign its rights or obligations hereunder or under the Notes, and the Banks shall not be obligated to make any Loan hereunder to any Person other than the Company, and the Agent shall not be obligated to issue any Letter of Credit for the account of any Person other than the Company or any Consolidated Subsidiary of the Company.

            (b) The Agent from time to time in its sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Agent provided under this Agreement, the Notes or otherwise. In furtherance of such agency, the Agent may from time to time direct that the Company provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. The Company hereby consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Agent in the same manner as would be required if dealing with the Agent itself.

            (c) Any Bank may sell a participation interest to any financial institution(s), and such financial institution(s) may further sell a participation interest (undivided or divided) to any financial institution(s), in its Commitment and the Loans and risk of the Letters of Credit and such Bank's or such participating financial institution's, as the case may be, rights and
                                      -72-
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
benefits under this Agreement and the Notes, and to the extent of that participation, such participant or participants shall have the same rights and benefits against the Company under Section 9.3 as it or they would have had if such participant or participants were the Bank making the Loans to the Company hereunder, provided, however, that in purchasing such participation interest(s) each such participant shall be deemed to have agreed to share with the Banks the proceeds thereof as provided in Section 10.10 as fully as if such participant were a Bank hereunder; and provided further, however, that (i) the obligations under this Agreement of each Bank selling a participation interest hereunder shall remain unmodified and fully effective and enforceable against such Bank,
(ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (iv) the Company, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not grant to its participant(s) any rights to consent or withhold consent to any action taken by such Bank or the Agent under this Agreement other than action requiring the consent of all of the Banks hereunder. Each Bank shall give the Company prior written notice of each sale by such Bank of a participation interest under this Section 11.6(c). Each participant shall be entitled to the benefits of Sections 5.3 and 5.5 with respect to its participation interest as if it were a Bank; provided that no participant shall be entitled to receive any greater amount pursuant to such Sections 5.3 and 5.5 than the Bank that originally sold such participation interest would have been entitled to receive in respect of such participation interest had no such sale taken place.

            (d) Any Bank may, with the prior written consent of the Company and the Agent (which consent in each case will not unreasonably be withheld), assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Syndicated Loans owing to it, its share of the risk of Letters of Credit, and the Syndicated Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations (other than any Bid-Option Loan or Bid-Option Note), (ii) the amount of the Commitment of any assignee Bank as of any date, after giving effect to each assignment to such assignee that is effective on such date, shall in no event be less than $10,000,000, (iii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, (A) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to each such assignment) shall in no event be less than $5,000,000 or an integral multiple of $5,000,000, or such lesser amount as the Company and the Agent may consent to and (B) after giving effect to each such assignment, the amount of the Commitment of the assigning Bank shall in no event be less than $10,000,000, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance in the form of Exhibit K hereto (an "Assignment and Acceptance"), together with the Notes subject to such assignment and a processing and recordation fee of $3,000, and (v) any Bank may without the consent of the Company or the Agent, and without paying any fee, assign to any Affiliate of such Bank that is a bank or financial institution all
                                      -73-
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
of its rights and obligations under this Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (ii) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

            (e) By executing and delivering an Assignment and Acceptance, (i) the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any instrument or other document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or other document furnished pursuant hereto; and (B) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any instrument or other document furnished pursuant hereto, and
(ii) the assignee thereunder confirms to the assignor thereunder and the other parties hereto as follows: (A) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (B) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (C) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (D) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank and agrees that shall be bound by all the terms and provisions of this Agreement.

            (f) The Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all

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
purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

            (g) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee and, unless such assignment is of only a portion of such assigning Bank's rights and obligations hereunder, the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and the Agent and the Company have given their written consent under Section 11.6(d) (if required), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Company, at its own expense, shall execute and deliver to the Agent (in exchange for the surrendered Notes unless such assignment is of only a portion of such assigning Bank's rights and obligations hereunder) a new Syndicated Note to the order of such assignee and a new Bid-Option Note to the order of such assignee. Such new Syndicated Note and Bid-Option Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibits A and B hereto, respectively.

            (h) If any Reference Bank makes an assignment of all of its Commitment and Syndicated Loans to an unaffiliated institution pursuant to subsection (d) above, or if the Fixed Rate Loans of any Reference Bank are repaid pursuant to Section 5.2 or 5.3, the Agent shall, with the consent of the Required Banks and the Company, appoint another Bank to act as Reference Bank hereunder. No assignee of any Bank shall be entitled to receive any greater payment under Section 5.3 than such Bank would have been entitled to receive with respect to the rights assigned or otherwise transferred, unless such assignment is made by reason of the provisions of Section 5.2 or 5.3 requiring such Bank to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

            (i) Each Bank may assign to one or more banks or other financial institutions any Bid-Option Note held by it. Any such Bank assigning a Bid-Option Note shall for all purposes of this Agreement be deemed to be the holder of such Note, and no assignee under this Section 11.6(i) shall as a result of such assignment become a "Bank" under this Agreement.

            (j) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in, or assign, all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that such creation of a security interest or assignment shall not release such Bank from its obligations under this Agreement.

    11.7 Confidentiality. Each Bank agrees that all documentation and other information made available by the Company to such Bank under the terms of this Agreement shall (except (a) to the extent required by legal or governmental

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
process or otherwise by law, or (b) if such documentation and other information is publicly available or hereafter becomes publicly available other than by action of such Bank, or was theretofore known to such Bank independent of any disclosure thereto by the Company, or (c) to the extent of necessary disclosure to such Bank's accountants, attorneys or regulators, or (d) in any litigation or similar proceedings related to this Agreement, the Notes or any Letter of Credit) be held in the strictest confidence by such Bank and disclosed only to those officers, employees and agents of such Bank or of any Person controlling such Bank involved in the administration of the credit from time to time outstanding from such Bank to the Company or otherwise involved in servicing, maintaining or further developing the relationship between such Bank and the Company, each of which officers, employees and agents shall, except as permitted under this Section 11.7 generally with respect to such Bank, hold such documentation and other information in the strictest confidence; provided that
(i) such Bank may disclose such documentation and other information, and all other information that has been delivered to such Bank by or on behalf of the Company prior to the Closing Date in connection with such Bank's credit evaluation of the Company and its Subsidiaries, to any other financial institution to which such Bank sells or proposes to sell a participation or other interest in any of its Loans hereunder (or under any other credit agreement with the Company), if such other financial institution, prior to such disclosure, agrees for the benefit of the Company to comply with the provisions of this Section 11.7 (including the provisions of this Section 11.7 allowing further disclosure to other financial institutions to whom a sale of a participation or other interest is proposed), or to any Federal Reserve Bank and
(ii) such Bank may disclose the provisions of this Agreement and the Notes and the amounts, maturities and interest rates of its Loans and the amounts of Letters of Credit (and similar information relating to any other credit agreement with the Company) to any purchaser or potential purchaser of any interest of such Bank in any Loan to the Company.

      11.8 Counterparts; Effectiveness of Telecopied Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a telecopied signature on this Agreement shall be as effective against the signer as delivery of its original signature.

      11.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

      11.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

      11.11 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or

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
would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or any event or condition which with notice or lapse of time, or both, could become such a Default if such action is taken or such condition exists.

      11.12 Interest Rate Limitation. Notwithstanding any provisions of this Agreement or the Notes, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Notes at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever any Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Banks have been paid in full.

      11.13 Substitution of Banks.

            (a) Upon five Business Days' written notice in the form of Exhibit L delivered to the Agent and the applicable Bank, the Company may replace any one or more of the Banks. Upon the date of its effectiveness, such notice shall terminate the Commitment of such Bank entirely, provided that the Company shall prepay each Loan of such Bank (if any) in full on the effective date of such termination, together with accrued interest thereon, all amounts due pursuant to Sections 5.3 and 5.5, all accrued commitment fees and facility fees with respect to such Bank and all other amounts owing to such Bank hereunder to such effective date.

            (b) If the Company shall terminate the Commitment of any Bank pursuant to the provisions of subsection (a) of this Section 11.13, the Company shall designate another bank or other banks (which may be one of the Banks) (in either case, an "Additional Bank") to be parties to this Agreement, provided, that (i) without the consent of the Agent, the total number of Additional Banks (other than those that were already Banks) may not exceed the total number of Banks whose Commitments are terminated pursuant to Section 11.13(a) plus three,
(ii) the amount of the Commitment of any Additional Bank may not be less than $10,000,000, and (iii) the amount of the Commitment(s) of the Additional Bank(s) (or, if any such Additional Bank already is a Bank, the added portion of such Bank's Commitment) shall in the aggregate equal the amount of the Commitment so terminated. Any Additional Bank shall become a party to this Agreement and be considered a Bank hereunder for all purposes if (i) it shall agree in writing to be bound by all of the terms and provisions of this Agreement, such agreement to specify the amount of the Commitment of such Additional Bank and to be otherwise in form and substance satisfactory to the Agent, (ii) it shall make Syndicated
                                      -77-
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Loans to the Company in principal amounts which bear the same ratio to the amounts of the Syndicated Loans of other Banks (including other Additional Banks) then outstanding or to be concurrently outstanding as the amount of the Commitment of such Additional Bank bears to the then aggregate amount of the Commitments of such other Banks (including other Additional Banks), and (iii) a copy of such agreement and of evidence satisfactory to the Agent of the making of such Loans shall be furnished to the Agent.

      11.14 Collateral. Each of the Banks represents to the Agent and each of the other Banks that it, in good faith, is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

      11.15 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

      11.16 Integration and Severability. This Agreement and the Notes (together with the Existing Credit Agreement, as amended hereby) embody the entire agreement and understanding among the Company, the Agent, and the Banks, and supersede all prior agreements and understandings, relating to the subject matter hereof and thereof. In case any one or more of the obligations of the Company under this Agreement or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement or any Note in any other jurisdiction.

      11.17 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT, THE CO-AGENTS AND THE COMPANY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM RELATED HERETO OR THERETO. NONE OF THE BANKS, THE AGENT, THE CO-AGENTS OR THE COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.




                     [THIS SPACE INTENTIONALLY LEFT BLANK.]

                                      -78-
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
      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the Closing Date, notwithstanding the date and year first above written.

                                    "Company":

                                    MASCOTECH, INC.


                                    By:/S/ Timothy Wadhams
                                       Timothy Wadhams
                                       Its Vice President- Controller
                                         and Treasurer

                                    21001 Van Born Road
                                    Taylor, Michigan  48180

                                    Attention: Timothy Wadhams

                                    Fax:  (313) 374-6118


                                    "Agent":

                                    NBD BANK, N.A.


                                    By:/S/ John H. Wert, Jr.
                                       John H. Wert, Jr.
                                       Its Vice President

                                    611 Woodward Avenue
                                    Detroit, Michigan  48226

                                    Attention: Michigan Banking Division

                                    Telex: 230729
                                    Fax: (313) 225-1761

                                      -79-
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
                                   "Co-Agents":

                                   COMERICA BANK


                                   By:/S/ James R. Grossett
                                      James R. Grossett
                                      Its Vice President



                                   THE BANK OF NEW YORK


                                   By:/S/ Douglas A. Ober
                                       Douglas A. Ober
                                       Its Vice President


                                   THE FIRST NATIONAL BANK OF CHICAGO


                                   By:/S/ William R. Madden
                                      William R. Madden
                                      Its Vice President



                                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK


                                   By:/S/ Laura Reim
                                      Laura Reim
                                      Its Vice President


                                    NATIONSBANK OF NORTH CAROLINA, N.A.


                                    By:/S/ William A. Bowen, Jr.
                                       William A. Bowen, Jr.
                                       Its Vice President


                                      -80-
PAGE

"COMMITMENT":                      "Banks":



$90,000,000                        NBD BANK, N.A.


                                   By:/S/ John H. Wert, Jr.
                                      John H. Wert, Jr.
                                      Its Vice President

                                   Domestic and Eurodollar
                                   Lending Offices
                                   611 Woodward Avenue
                                   Detroit, Michigan 48226

                                   Attention:  Michigan Banking Division

                                   Telex:  230729
                                   Fax:    (313) 225-1761




$70,000,000                        COMERICA BANK


                                   By:/S/ James R. Grossett
                                      James R. Grossett
                                      Its Vice President

                                   Domestic and Eurodollar
                                   Lending Office:
                                   500 Woodward Avenue
                                   Detroit, Michigan 48226

                                   Attention:  Donna Pierzynowski

                                   Telex:  170363
                                   Fax:    (313) 222-9514



                                      -81-
PAGE

$60,000,000                        THE BANK OF NEW YORK


                                   By:/S/ Douglas A. Ober
                                      Douglas A. Ober
                                      Its Vice President

                                   Domestic and Eurodollar
                                   Lending Office:
                                   One Wall Street
                                   New York, New York 10286

                                   Attention:  Tabitha Moran

                                   Telex: TRT177363
                                   Fax:   (212) 635-6434




$45,000,000                        THE FIRST NATIONAL BANK OF CHICAGO


                                   By:/S/ William R. Madden
                                      William R. Madden
                                      Its Vice President

                                   Domestic and Eurodollar
                                   Lending Office:
                                   One First National Plaza
                                   Suite 0088
                                   Chicago, Illinois 60670

                                   Attention:  Dennis Degan

                                   Telex: 4330253
                                   Fax:   (312) 732-2715



                                      -82-
PAGE

$45,000,000                        MORGAN GUARANTY TRUST COMPANY OF NEW YORK


                                   By:/S/ Laura Reim
                                      Laura Reim
                                      Its Vice President

                                   Domestic and Eurodollar
                                   Lending Office:
                                   60 Wall Street
                                   New York, New York 10260-0060

                                   Attention:  Loan Department

                                   Telex: 177615 or 620106
                                   Fax:   (212) 648-5336





$45,000,000                        NATIONSBANK OF NORTH CAROLINA, N.A.


                                   By:/S/ William A. Bowen, Jr.
                                      William A. Bowen, Jr.
                                      Its Vice President

                                   Domestic and Eurodollar
                                   Lending Office:
                                   NationsBank Plaza
                                   NC1-002-17-21
                                   Charlotte, North Carolina  28255

                                   Attention:  Cathy Pumpower

                                   Fax:   (704) 386-8694



                                      -83-
PAGE

$40,000,000                        CONTINENTAL BANK, N.A.


                                   By:/S/ Philip C. Adams
                                      Philip C. Adams
                                      Its Vice President

                                   Domestic and Eurodollar
                                   Lending Office:
                                   231 South LaSalle Street
                                   Chicago, Illinois 60697

                                   Attention: Denise Christy

                                   Fax:   (312) 987-5500 or
                                          (312) 828-4203



$40,000,000                        PNC BANK, NATIONAL ASSOCIATION


                                   By:/S/ Jack Broeren
                                      Jack Broeren
                                      Its Assistant Vice President

                                   Notices:
                                   500 West Madison Street
                                   Suite 3140
                                   Chicago, Illinois 60606

                                   Fax:   (312) 906-3420

                                   Domestic and Eurodollar
                                   Lending Office:
                                   Fifth Avenue and Wood Street
                                   Pittsburgh, PA  15265

                                   Attention:  National Corporate Banking
                                               Administration

                                      -84-
PAGE

$35,000,000                    BANK OF AMERICA NATIONAL TRUST AND
                                   SAVINGS ASSOCIATION


                               By:/S/ Arlene S. Pedovitch
                                      Arlene S. Pedovitch
                                  Its Vice President

                               Domestic and Eurodollar
                               Lending Office:
                               1850 Gateway Boulevard
                               Concord, California 94520

                               Attention:  Heather Martinez

                               Telex: 67652
                               Fax:   (510) 675-7531




$35,000,000                    MICHIGAN NATIONAL BANK


                               By:/S/ Joseph M. Redoutey
                                  Joseph M. Redoutey
                                  Its Second Vice President

                               Domestic and Eurodollar
                               Lending Office:
                               1533 N. Woodward Avenue
                               Suite 200
                               Bloomfield Hills, Michigan 48304

                               Attention:  Joseph M. Redoutey

                               Fax:   (313) 433-2925



                                      -85-
PAGE

$30,000,000                    THE ROYAL BANK OF CANADA


                               By:/S/ Raymond Boland
                                  Raymond Boland
                                  Its Senior Manager

                               Domestic and Eurodollar
                               Lending Office:
                               Grand Cayman (North America No. 1) Branch
                               Royal Bank of Canada
                               c/o New York Operations Center
                               Pierrepont Plaza
                               300 Cadman Plaza West
                               Brooklyn, New York 11201-2701

                               Attention: Manager, Loans Administration

                               Telex: 420464 (RBOCUI Royal Bank)
                               Fax:   (718) 522-6292/3

                               with a copy to:

                               Royal Bank of Canada
                               33 North Dearborn Street, Suite 2300
                               Chicago, Illinois 60602
                               Attention: Mr. R.A.M. Boland,
                                          Senior Manager

                               Fax: (312) 782-3429


$25,000,000                    FIRST BANK NATIONAL ASSOCIATION


                               By:/S/ Robert C. Peterson
                                  Robert C. Peterson
                                  Its Vice President

                               Domestic and Eurodollar
                               Lending Office:
                               601 Second Avenue South
                               Minneapolis, Minnesota 55402

                               Attention:  Robert C. Peterson

                               Fax:   (612) 973-0825


                                      -86-
PAGE

$25,000,000                    NATIONAL CITY BANK


                               By:/S/ Brian H. Bucher
                                  Brian H. Bucher
                                  Its Vice President

                               Domestic and Eurodollar
                               Lending Office:
                               1900 E. Ninth Street
                               Cleveland, Ohio 44114

                               Attention: Multinational

                               Telex: 212537
                               Fax:   (216) 575-9396




$22,500,000                    CIBC INC.


                               By:/S/ Kent Davis
                                  Kent Davis
                                  Its Vice President

                               Domestic and Eurodollar
                               Lending Office (Borrowing Notices):
                               Atlanta Agency
                               Two Paces Ferry West
                               2727 Paces Ferry Road, Suite 1200
                               Atlanta, Georgia 30339

                               Attention:  Leonard Hilty, III

                               Fax:   (404) 319-4950

                               Other Notices:
                               200 W. Madison - Suite 2300
                               Chicago, Illinois 60606

                               Attention:  Kent Davis

                               Fax:    (312) 726-8884

                                      -87-
PAGE

$22,500,000                    CITIBANK, N.A.


                               By:/S/ Barbara A. Cohen
                                  Barbara A. Cohen

                                  Its:  Vice President

                               Domestic and Eurodollar
                               Lending Office:
                               200 S. Wacker Drive - 31st Floor
                               Chicago, Illinois 60606

                               Attention:  Steven Niceforo

                               Telex: 433042
                               Fax:   (312) 993-6706




$22,500,000                    THE FUJI BANK, LIMITED


                               By: /S/ Peter L. Chinnici
                                  Peter L. Chinnici
                                  Its:  Joint General Manager

                               Domestic and Eurodollar
                               Lending Office:
                               225 W. Wacker Drive
                               Chicago, Illinois 60606

                               Attention:  Cely Tanghal

                               Telex: 253114
                               Fax:   (312) 621-0539



                                      -88-
PAGE

$22,500,000                    WACHOVIA BANK OF GEORGIA, N.A.


                               By:/S/ Thomas E. Pruden
                                  Thomas E. Pruden
                                  Its: Senior Vice President

                               Domestic and Eurodollar
                               Lending Office:
                               191 Peachtree Street
                               Atlanta, Georgia 30303

                               Attention: R. Burton Harvey

                               Telex: 4611015
                               Fax:   (404) 332-6898

WPWPS_00007_1625_AGR_AA1_20
                                      -89-
PAGE

                                   SCHEDULE 1



                                    Interest       Interest
                                    Coverage       Coverage
                                    Ratio          Ratio          Interest
APPLICABLE               Interest   equal to or    equal to or    Coverage
                         Coverage   greater than   greater than   Ratio
 MARGIN                  Ratio      1.50:1.00      2.25:1.00 and  equal to or
                         less than  and less than  and less than  greater than
  CHART                  1.50:1.00  2.25:1.00      3.00:1.00      3.00:1.00


Senior Leverage Ratio

(a) as of any December
    31, greater than
    1.10:1.00, or
                           1.375%     1.250%          1.125%         1.000%
(b) as of any other
    Determination
    Date, greater than
    1.15:1.00

Senior Leverage Ratio

(a) as of any December
    31, equal to or less
    than 1.10:1.00 and
    greater than
    0.85:1.00, or
                           1.250%     1.125%          1.000%         0.875%
(b) as of any other
    Determination
    Date, equal to or
    less than 1.15:1.00
    and greater than
    0.90:1.00

Senior Leverage Ratio

(a) as of any December
    31, equal to or less
    than 0.85:1.00 and
    greater than
    0.60:1.00, or
                           1.125%     1.000%          0.875%         0.750%
(b) as of any other
    Determination
    Date, equal to or
    less than 0.90:1.00
    and greater than
    0.65:1.00

Senior Leverage Ratio

(a) as of any December
    31 equal to or less
    than 0.60:1.00 and
    greater than
    0.50:1.00, or
                           1.000%     0.875%          0.750%         0.625%
(b) as of any other
    Determination
    Date, equal to or
    less than 0.65:1.00
    and greater than
    0.55:1.00

Senior Leverage Ratio

(a) as of any December 31,
    equal to or less than
    0.50:1.00, or
                           0.875%     0.750%          0.625%         0.500%
(b) as of any other
    Determination
    Date, equal to or
    less than 0.55:1.00



WPWPS_00007_1625_SCH_AA1_01
PAGE

                                   SCHEDULE 2


City of Nicholasville Industrial Building Revenue Bonds, Series 1979 (Norris Industries Project)

City of Nicholasville Industrial Building Revenue Bonds, Series 1979-Second Issue (Norris Industries Project)

Newberry County, South Carolina, Industrial Development Revenue Bonds, Series 1982 (Norris-NI Industries, Inc. Project)



























WPASB_00007_2421_SCH_AA0_01;3
PAGE

                                    EXHIBIT A

                                 SYNDICATED NOTE


                                                             September 2, 1993

                                                             Detroit, Michigan




     For value received, MASCOTECH, INC., a Delaware corporation (the "Company"), promises to pay to the order of ___________________________________
(the "Bank"), the unpaid principal amount of each Syndicated Loan made by the Bank to the Company pursuant to the Credit Agreement referred to below, on the last day of the Interest Period relating to such Loan. The Company further promises to pay interest on the aggregate unpaid principal amount of such Syndicated Loans on the dates and at the rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in Dollars in immediately available funds at the Agent's principal office in Detroit, Michigan.

     Presentment, demand for payment, notice of non-payment, protest and further notice or demand of any kind in connection with this Syndicated Note are hereby expressly waived by the Company and each endorser or guarantor hereof.

     This Syndicated Note evidences one or more Syndicated Loans made under the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified from time to time (the "Credit Agreement"), by and among the Company, the banks (including the Bank) party thereto, NBD Bank, N.A., as Agent, and Comerica Bank, The Bank of New York, The First National Bank of Chicago, Morgan Guaranty Trust Company of New York and NationsBank of North Carolina, N.A., as Co-Agents, to which reference is hereby made for a statement of the circumstances under which this Syndicated Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Syndicated Note shall have the respective meanings ascribed thereto in the Credit Agreement.

     This Syndicated Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.


                                        MASCOTECH, INC.



                                        By:______________________________

                                           Its:__________________________
WPWPS_00007_2421_EXHIBIT_A.SECOND
PAGE

          Schedule to Syndicated Note, dated September 2, 1993, payable by MascoTech, Inc. to the order of __________________


         Principal                                 Principal Principal
Trans-   Amount of    Type of                      Amount     Balance  Notation
action  Syndicated  Syndicated  Interest Interest  Paid Or      Out-     Made
 Date      Loan        Loan*      Rate    Period   Prepaid   standing     By









____________________________

*CD - CD Rate
  E - Eurodollar Rate
  F - Floating Rate

                                    EXHIBIT B

                                 BID-OPTION NOTE

                                                            September 2, 1993

                                                            Detroit, Michigan


     For value received, MASCOTECH, INC., a Delaware corporation (the "Company"), promises to pay to the order of ___________________________________
(the "Bank"), the unpaid principal amount of each Bid-Option Loan made by the Bank to the Company pursuant to the Credit Agreement referred to below, on the last day of the Interest Period relating to such Loan. The Company further promises to pay interest on the aggregate unpaid principal amount of such Bid-Option Loans on the dates and at the rates provided for in the Credit Agreement. All such payments of principal and interest with respect to Dollar Bid-Option Loans shall be made in Dollars in immediately available funds at the Agent's principal office in Detroit, Michigan. All such payments of principal and interest with respect to Foreign Currency Bid-Option Loans shall be made in the currencies in which such Loans are denominated and in funds immediately available, freely transferrable and cleared at the office or branch of the Bank from which such Loans were made.

     Presentment, demand for payment, notice of non-payment, protest and further notice or demand of any kind in connection with this Bid-Option Note are hereby expressly waived by the Company and each endorser or guarantor hereof.

     This Bid-Option Note evidences one or more Bid-Option Loans made under the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified from time to time (the "Credit Agreement"), by and among the Company, the banks (including the Bank) party thereto, NBD Bank, N.A., as Agent, and Comerica Bank, The Bank of New York, The First National Bank of Chicago, Morgan Guaranty Trust Company of New York and NationsBank of North Carolina, N.A., as Co-Agents, to which reference is hereby made for a statement of the circumstances under which this Bid-Option Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Bid-Option Note shall have the respective meanings ascribed thereto in the Credit Agreement.

     This Bid-Option Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

                                   MASCOTECH, INC.


                                   By:______________________________


                                   Its:__________________________

WPWPS_00007_2421_EXHIBIT_B.SECOND
PAGE

Schedule to Bid-Option Note, dated September 2, 1993, payable by MASCOTECH, INC. to the order of ____________________



         Principal Currency and          Principal
Trans-  Amount of   Type of              Amount   Principal            Notation
action Bid-Option  Bid-Option  Interest Interest  Paid Or     Balance    Made
 Date     Loan        Loan*      Rate    Period   Prepaid   Outstanding   By






_________________________________

*   If Dollar Bid-Option Loan:  A - Absolute Rate
                                E - Eurodollar Rate

WPWPS_00007_2421_EXHIBIT_B.SECOND

PAGE

                                       EXHIBIT C

                            NOTICE OF SYNDICATED BORROWING



                                        [Date]



To each Bank party to the
referenced Credit Agreement
c/o NBD Bank, N.A.,
as Agent for the Banks
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  John H. Wert, Jr.


     MASCOTECH, INC., a Delaware corporation (the "Company"), hereby requests a Syndicated Borrowing pursuant to Section 3.2 of the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified (the "Credit Agreement"), by and among the Company, the Banks and Co-Agents party thereto, and NBD Bank, N.A., as Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     The Syndicated Borrowing is to be made on _____________, 19__, in the amount of $_______________. The Syndicated Loans comprisising such Borrowing shall be made as __________________________________ [insert either CD Rate,
Eurodollar Rate or Floating Rate] Loans. [The Interest Period shall be ___________________ [insert permitted Interest Period for a CD Rate Borrowing or Eurodollar Rate Borrowing].] Such Syndicated Borrowing shall be evidenced by the Company's Syndicated Notes.



                                    MASCOTECH, INC.


                                    By:__________________________________


                                       Its:______________________________





WPWPS_00007_2421_EXHIBIT_C.SECOND
PAGE

                                       EXHIBIT D

                         REQUEST FOR LETTER OF CREDIT ISSUANCE


                                        [Date]


To each Bank party to the
referenced Credit Agreement
c/o NBD Bank, N.A.,
as Agent for the Banks
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  John H. Wert, Jr.


     MASCOTECH, INC., a Delaware corporation (the "Company"), hereby requests a Letter of Credit Issuance pursuant to Section 3.3 of the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified (the "Credit Agreement"), by and among the Company, the Banks and Co-Agents party thereto, and NBD Bank, N.A., as Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     The Letter of Credit is to be issued on ________________, 19__, shall be for the account of ________, shall be in the maximum amount of $_____________, shall be to and for the benefit of __________________, shall have a stated expiry date of _______________, 19__, and shall contain the further terms and conditions set forth in the attached letter of credit application of the Agent.


                                  MASCOTECH, INC.


                                  By:______________________________


                                     Its:__________________________




wpwps_00007_2421_EXHIBIT_D.SECOND


     *Specify the Company or identify a Consolidated Subsidiary
PAGE

                                       EXHIBIT E

                               BID-OPTION QUOTE REQUEST


                                        [Date]

NBD Bank, N.A.,
as Agent for the Banks
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  John H. Wert, Jr.


     MASCOTECH, INC., a Delaware corporation (the "Company"), hereby requests offers to make Bid-Option Loans comprising the Bid-Option Borrowing(s) described below pursuant to Section 3.4(b) of the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified (the "Credit Agreement"), by and among the Company, the Banks and Co-Agents party thereto, and NBD Bank, N.A., as Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     Date of Bid-Option Borrowing(s): ________, 19__

     Type of Bid-Option Borrowing(s): [Dollar: ____________ [Absolute Rate] [Eurodollar Rate] [Foreign Currency: _____ [desired currency]]

     Aggregate Amount of each Bid-Option Borrowing:     (a) ______________*
                                                        (b) ______________
                                                        (c) ______________

     Interest Period:   (a) ______________**
                        (b) ______________
                        (c) ______________



                              MASCOTECH, INC.


                              By:__________________________________


                              Its:_________________________________


*Must be (a) $25,000,000 or a larger multiple of $5,000,000, in the case of Dollar Bid-Option Borrowings, or (b) not less than the Dollar Equivalent of $5,000,0000, in the case of Foreign Currency Bid-Option Borrowings.

**Must comply with the definition of the term "Bid-Option Interest Period."

wpwps_00007_2421_EXHIBIT_E.SECOND
PAGE

                                       EXHIBIT F

                           INVITATION FOR BID-OPTION QUOTES


                                        [Date]

To:  [Name of Bank]
     Attention:  ____________________

     Reference is made to the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified (the "Credit Agreement"), by and among MASCOTECH, INC., a Delaware corporation, the Banks and Co-Agents party thereto, and NBD Bank, N.A., as Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     Pursuant to Section 3.4(c) of the Credit Agreement, NBD Bank, N.A., as Agent, is pleased on behalf of the Company to invite you to submit Bid-Option Quotes to the Company for the Bid-Option Borrowing(s) described below.

     Date of Bid-Option Borrowing(s): ________, 19__

     Type of Bid-Option Borrowing(s): [Dollar: __________ [Absolute Rate] [Eurodollar Rate] [Foreign Currency: _____ [desired currency]]

     Aggregate Amount of Each
      Bid-Option Borrowing:        Interest Period:

     (a) ____________________    (a) ________________
     (b) ____________________    (b) ________________
     (c) ____________________    (c) ________________

     Please respond to this invitation by no later than [9:00 a.m.]*
[10:00 a.m.]** [2:00 p.m.]*** (Detroit time) on _________________, 19__. ****

                                NBD BANK, N.A., as Agent

                                By: ______________________________________

                                    Its: _________________________________

*     Absolute Rate Dollar Bid-Option Borrowings.

**    Eurodollar Rate Dollar Bid-Option Borrowings.

***   Foreign Currency Bid-Option Borrowings.

****  The proposed date of Borrowing in the case of Absolute Rate
      Dollar Bid-Option Borrowings. The fourth Business Day prior to the proposed date of Borrowing in the case of Eurodollar Rate Dollar Bid-Option Loans. The third Business Day prior to the proposed date of Borrowing in the case of Foreign Currency Bid-Option Borrowings.

wpwps_00007_2421_EXHIBIT_F.SECOND

PAGE

                                       EXHIBIT G

                                   BID-OPTION QUOTE


                                        [Date]



NBD Bank, N.A., as Agent
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  John H. Wert, Jr.


     Reference is made to the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified (the "Credit Agreement"), by and among MASCOTECH, INC., a Delaware corporation, the Banks and Co-Agents party thereto, and NBD Bank, N.A., as Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

    In response to your Invitation for Bid-Option Quotes dated _____, 19__, _________________________ (the "Bank"), hereby makes the following offer[s] to make [a] Bid-Option Loan[s]:

     1.  Quoting Bank: ____________________________

         Contact Person: _________________________


     2.  Date of proposed Borrowing: __________, 19__*


     3.  Quotes:



       Type of Bid-Option
      Loans:  Absolute Rate
       Dollar, Eurodollar                    Bid-Option Absolute
     Rate Dollar or Foreign                  Rate or Bid-Option
     Currency (also specify     Principal     Eurodollar Rate      Interest
     the foreign currency)**    Amount***         Margin****      Period *****

(a)  _______________________    _________   ___________________  ___________

(b)  _______________________    _________   ___________________  ___________

(c)  _______________________    _________   ___________________  ___________

     The Bank acknowledges and agrees that this Bid-Option Quote (a) is irrevocable and (b), subject to the terms and conditions of the Credit Agreement, obligates it to make a Bid-Option Loan for which any quote is accepted, in whole or in part.

                          [Name of Bank]


                                 By: ______________________________________


                                     Its: _________________________________






*     As specified in the related Invitation for Bid-Option Quotes.

**    As specified in the related Invitation for Bid-Option Quotes.

*** The Dollar Equivalent of the principal amount (a) must be (i) in the case of Dollar Bid-Option Loans, $5,000,000 or a larger multiple thereof, or
      (2) in the case of Foreign Currency Bid-Option Loans, not less than $1,000,000, and (b) may not exceed the Dollar Equivalent of the aggregate amount of the related Bid-Option Borrowing specified in the related Invitation for Bid-Option Quotes.

**** Specify rate of interest per annum (rounded up to the nearest 1/10,000th of 1%) or applicable margin, which may be positive or negative, expressed as a percentage (rounded up to the nearest 1/10,000th of 1%), as the case may be.

***** As specified in the related Invitation for Bid-Option Quotes.


wpwps_00007_2421_EXHIBIT_G.SECOND

                                      -2-
PAGE

                                    EXHIBIT H

                            NOTICE OF DISBURSEMENT OF
                        FOREIGN CURRENCY BID-OPTION LOAN


                                     [Date]



NBD Bank, N.A., as Agent
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  John H. Wert, Jr.


     Reference is made to the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified (the "Credit Agreement"), by and among MASCOTECH, INC., a Delaware corporation, the Banks and Co-Agents party thereto, and NBD Bank, N.A., as Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     Pursuant to Section 3.5(c) of the Credit Agreement, ________________ hereby notifies you of its disbursement of a Foreign Currency Bid-Option Loan on ______________, 19___. Such Loan is denominated in __________ [specify currency] and is in the original principal amount of ___________.* The Interest Period applicable to such Loan is _______________.



                                     [Name of Bank]


                                     By: ______________________________________


                                         Its: ________________________________



*  Specify amount in the currency in which the Loan is denominated.


wpwps_00007_2421_EXHIBIT_H.SECOND
PAGE

                                    EXHIBIT I

                              NOTICE OF RECEIPT OF
                    FOREIGN CURRENCY BID-OPTION LOAN PAYMENT



                                     [Date]



NBD Bank, N.A., as Agent
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  John H. Wert, Jr.


     Reference is made to the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified (the "Credit Agreement"), by and among MASCOTECH, INC., a Delaware corporation, the Banks and Co-Agents party thereto, and NBD Bank, N.A., as Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.


     Pursuant to Section 4.4(a) of the Credit Agreement, _______________ hereby notifies you of its receipt of payment in the amount of __________* of the principal of the Foreign Currency Bid-Option Loan disbursed by it on ___________, 19__ in the original principal amount of __________*. After application of such payment, the outstanding principal balance of such Loan is
_____________.



                                     [Name of Bank]


                                     By: ______________________________________


                                         Its: _________________________________




*  Specify amount in the currency in which the Loan is denominated.





wpwps_00007_2421_EXH_I.SECOND

PAGE

                                                             EXHIBIT J

                          SECURITIES PURCHASE AGREEMENT


     SECURITIES PURCHASE AGREEMENT dated as of March 31, 1993 between Masco Industries, Inc., a Delaware corporation (the "Company"), and Masco Corporation, a Delaware corporation ("Masco").

     WHEREAS, the Company desires to have the right to sell to Masco, and Masco is willing to purchase from the Company at its request, from time to time, debt or equity securities for an aggregate purchase price of up to $200 million upon the terms and conditions hereinafter set forth;

     WHEREAS, this Securities Purchase Agreement is the Securities Purchase Agreement referred to in the Agreement, dated as of February 1, 1993 between the Company and Masco (the "Master Agreement").

     NOW, THEREFORE, the parties agree as follows:

     1. Authorization of Issues of Securities. The Company has authorized the issuance and delivery of separate series of (i) exchangeable preferred stock (the "Preferred Stock"), such Preferred Stock to have substantially the same terms and provisions as the Company's 10% Exchangeable Preferred Stock except as provided in Exhibit A hereto, and (ii) subordinated debt securities (such debt securities, including subordinated debentures issuable upon any redemption and exchange of the Preferred Stock, are referred to herein as the "Subordinated Debentures"), such Subordinated Debentures to have substantially the same terms and provisions as the Company's subordinated debentures issuable upon redemption and exchange of the Company's 10% Exchangeable Preferred Stock except as provided in Exhibit B hereto. The Preferred Stock and the Subordinated Debentures are collectively referred to herein as the "Securities".

     2. Obligation to Purchase. (a) Subject to the terms and conditions set forth herein, Masco agrees to purchase at any time or from time to time to the second anniversary hereof, upon the Company's written notice, Securities for an aggregate purchase price of up to $200 million, provided that not more than $100 million of such purchase price shall be for shares of Preferred Stock.
As used herein the term "purchase price" shall refer to (i) in the case of Subordinated Debentures, the principal amount thereof, and (ii) in the case of Preferred Stock, the number of shares of such Preferred Stock multiplied by the $100 per share liquidation value thereof. The Company's written notice shall specify the type or types of Securities Masco is required to purchase, the purchase price thereof, which for each respective issuance of Preferred Stock or Subordinated Debentures shall be $10
PAGE
million or any larger multiple of $1 million, and the dividend rate or interest rate, as the case may be. The dividend rate or interest rate shall be determined by the Company in accordance with the provisions of Paragraph 1 above (including Exhibits A and B hereto). Such determination shall be final and binding in the absence of manifest error.

     (b) Subject to the terms and conditions contained herein, Masco may be required to purchase Securities having an aggregate purchase price of $200 million or such lesser amount specified by the Company (the "Commitment"). The Commitment is not revolving in nature, and any Securities repurchased, redeemed or otherwise acquired by the Company shall not restore the Commitment. The Company may reduce or terminate the unused portion of the Commitment at any time by written notice to Masco. Subordinated Debentures issued upon redemption and exchange of Preferred Stock shall not be deemed purchased by Masco pursuant to the Commitment.

      3. Closing. (a) Any closing of a sale of Securities to Masco hereunder shall occur at the Company's offices on the tenth Business Day after the Company gives Masco the written notice referred to in Paragraph 2. The term "Business Day" shall mean any day, except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close, on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     (b) At each closing, provided the Company has paid all commitment fees then due and payable under Paragraph 4 and provided the Company's representations set forth in Paragraphs 6(b) through 6(e) and 6(g) shall then be true and correct, Masco shall deliver to the Company immediately available funds in an amount equal to the aggregate purchase price of the Securities being purchased.

    (c)  At each closing, the Company shall deliver to Masco:

          (i) one or more certificates for the Securities being issued, registered in the name of Masco (or such other person as Masco may designate prior to the closing) with any such legend that may be appropriate and, in the case of Subordinated Debentures, in such denominations of $1,000 and any multiple thereof as Masco may specify prior to the closing; and

          (ii) if Preferred Stock is being issued to Masco, a copy of the Company's Certificate of Designation relating to such series of Preferred Stock certified by the Delaware Secretary of State.

The Company's delivery of the certificates representing the Securities being purchased shall automatically be deemed to be a representation by the Company that all of the representations set
                                       -2-
PAGE
forth in Paragraphs 6(b) through (e) and 6(g) hereof are true and correct as of the date of closing and, in the case of an issuance of a series of Preferred Stock, a representation by the Company that the Board of Directors or a committee thereof has duly established the specific terms thereof. The accuracy of such representations shall be a condition to Masco's obligation to purchase such Securities.

     4. Commitment Fee. (a) The Company shall pay Masco a commitment fee for Masco's Commitment hereunder at the rate of 0.125% per annum on the daily average amount by which the Commitment exceeds the purchase price of the Securities purchased by Masco hereunder.

     (b) The commitment fee shall accrue from and including the date hereof to but excluding the date on which the aggregate purchase price of Securities purchased by Masco hereunder equals the Commitment. Such fee shall be computed for the actual number of days elapsed and shall be payable quarterly on the last day of each calendar quarter, commencing June 30, 1993, and upon fulfillment of the Commitment in its entirety or the earlier termination of the Commitment.

     5. Representations of Masco. Masco represents and warrants to the Company that:

     (a) Masco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is authorized by its certificate of incorporation to carry on its business as now conducted.

     (b) The execution, delivery and performance by Masco of this Agreement and the consummation by Masco of the transactions contemplated hereby are within the corporate powers of Masco and have been duly authorized by all necessary corporate action on the part of Masco. This Agreement constitutes a valid and binding agreement of Masco.

     (c) As of the date of the Master Agreement, the execution, delivery and performance of this Agreement would not have resulted in any violation by Masco of any indenture, mortgage or other agreement or instrument by which Masco or any of its Subsidiaries was bound.

     (d) No authorization, consent or approval of, or registration or filing with, any governmental or public body or regulatory authority is required on the part of Masco which has not been obtained for the purchase by Masco of the Securities contemplated by this Agreement, and such a purchase on the date hereof would not result in any violation by Masco of any of the terms or provisions of its certificate of incorporation or by-laws.

                                       -3-
PAGE

     (e) Masco has received such information from the Company as it deems necessary and sufficient in order to make an informed investment decision regarding any purchase of the Securities hereunder. Masco is a sophisticated investor, with such knowledge and experience in financial matters that it is capable of evaluating the risks and merits of an investment in the Securities, and is receiving such Securities for its own account for investment and (subject, to the extent necessary, to the disposition of its property being at all times within its control) not with a view to any distribution or other disposition thereof, and is proceeding on the assumption that it must bear the economic risk of the investment for an indefinite period since such Securities may not be sold except as set forth below. If Masco decides to dispose of any of the Securities acquired pursuant to this Agreement or any securities issued in exchange or substitution therefor (which it does not presently contemplate), it will not offer, sell or deliver any such securities, directly or indirectly, except in compliance with the Securities Act of 1933.

     6. Representations of the Company. The Company represents and warrants to Masco that:

     (a) (i) As of the date of the Master Agreement, the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined).

         (ii) As of the date of the Master Agreement, each of the Company's Subsidiaries (as hereinafter defined) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorization, consents and approvals required to carry on its business as now conducted. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect. All of the outstanding shares of capital stock of each such Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company (except for directors' qualifying shares of certain such Subsidiaries

                                       -4-
PAGE
     and equity interests in Subsidiaries owned by Persons (as hereinafter defined) other than the Company which individually or in the aggregate are not material to the Company and its Subsidiaries taken as a whole) free and clear of all Liens (as hereinafter defined), except Liens not material to the Company and its Subsidiaries taken as a whole.

     (iii)  The following terms, as used herein, have the following meanings:

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          "Material Adverse Effect" means a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.


     (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, subject to the establishment by the Board of Directors or a committee thereof of specific terms for each separate series of Preferred Stock as provided herein. This Agreement constitutes a valid and binding agreement of the Company.

     (c) The Preferred Stock issuable from time to time pursuant to this Agreement has been duly authorized by all necessary corporate action on the part of the Company subject to the establishment by the Board of Directors or a committee thereof of specific terms for each separate series of the Preferred Stock as provided herein and, if and when issued and delivered to Masco pursuant to this Agreement, will have been validly issued and will be fully paid and nonassessable and free from any statutory or contractual shareholder preemptive rights.

     (d) The Subordinated Debentures issuable from time to time pursuant to this Agreement and issuable from time to time upon exchange of the Preferred Stock have been duly authorized by all

                                    -5-
PAGE
necessary corporate action on the part of the Company and, if and when such Subordinated Debentures are issued pursuant to this Agreement or such Preferred Stock is redeemed and exchanged for Subordinated Debentures in accordance with the exchange provisions of the Certificate of Designation relating to the Preferred Stock, such Subordinated Debentures will constitute valid and binding obligations of the Company.

     (e) Assuming the truth and accuracy of Masco's representations and warranties set forth in Paragraph 5(e), no authorization, consent or approval of, or registration or filing with, any governmental or public body or regulatory authority is required on the part of the Company for the issuance of the Securities pursuant to this Agreement prior to entering into this Agreement or prior to the issuance of Securities hereunder, except for the filing of Certificates of Designation with the Delaware Secretary of State with respect to the issuance of a series of Preferred Stock, and such issuance does not and will not result in any violation by the Company of any of the terms or provisions of the certificate of incorporation or bylaws of the Company.

     (f) As of the date of the Master Agreement, the execution, delivery and performance by the Company of this Agreement and the issuance of Securities pursuant to this Agreement would not have resulted in any violation by the Company of any of the terms or provisions of any indenture, mortgage or other agreement or instrument by which the Company or any of its Subsidiaries was then bound.

     (g) The Company is not and, after giving effect to any proposed sale of Securities for which the Company has given written notice, will not be in default with respect to any of the Securities or any other of the Company's securities acquired from the Company by Masco or any of its Subsidiaries; and there is no event which, with the giving of notice or passage of time, would constitute a default with respect to any of the Securities or any other of the Company's securities acquired from the Company by Masco or any of its Subsidiaries.

     7.  Opinions of Counsel.  Concurrently with the execution hereof,

         (a) Masco is delivering to the Company an opinion of John R. Leekley, counsel to Masco, dated the date hereof, to the effect specified in Paragraphs 5(b) and (d).

         (b) The Company is delivering to Masco an opinion of Dykema Gossett, counsel to the Company, dated the date hereof, to the effect specified in Paragraphs 6(b), (c), (d) and (e).

     8. Miscellaneous. All notices, requests and other communications to either party hereunder shall be in writing (including

                                -6-
PAGE
telex, telecopy or similar writing) and shall be delivered by hand and receipted for by the party to whom such communication shall have been directed or mailed by certified mail return receipt requested to the following address (or to such other address as the party receiving such communication has theretofore advised the other party in the manner provided for herein):

     (a)  If to Masco, to:

               21001 Van Born Road
               Taylor, Michigan 48180
               Telecopy: (313) 374-6430
               Attention:  President

               with a copy to:

               John R.  Leekley
               Vice President and
                 General Counsel
               Masco Corporation
               21001 Van Born Road
               Taylor, Michigan 48180
               Telecopy: (313) 374-6430

          except in the case of notices required under Paragraph 2, in which case each such notice shall be deemed delivered only upon actual receipt, directed to:

              Robert B. Rosowski
              Vice President - Controller
              Masco Corporation
              21001 Van Born Road
              Taylor, Michigan  48180
              Telecopy:  (313) 374-6430

     (b)  If to the Company, to:

              21001 Van Born Road
              Taylor, Michigan 48180
              Telecopy: (313) 374-6136
              Attention:  President

              with a copy to:

              Edward C. Hanpeter
              Dykema Gossett
              400 Renaissance Center
              Detroit, Michigan 48243
              Telecopy: (313) 568-6915

     9. Amendments; No Waivers. This Agreement may not be amended or terminated, nor any condition or term hereof be waived orally,

                                       -7-
PAGE
but only by an instrument in writing duly executed by the parties hereto or, in the case of a waiver, by the party otherwise entitled to performance.
No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     10. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     11. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Masco may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its obligation to purchase all or a portion of the Securities, but no such transfer or assignment will relieve Masco of its obligations hereunder.

     12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan.

     13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     14. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                                       -8-
PAGE

     IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                MASCO CORPORATION


                                                By__________________________


                                                MASCO INDUSTRIES, INC.


                                                By__________________________

                                       -9-
PAGE

                                                                       Exhibit A

                         Term Sheet for Preferred Stock



Title:  __________% Preferred Stock, Series _________

Number of Shares:  Up to 1 million shares

Dividend Rate:  The Preferred Stock shall be issued in separate series with the dividend rate on each such series being a rate per annum that is 300 basis points over the Treasury Rate (as hereinafter defined) for the week preceding the week in which the notice of purchase is given to Masco. "Treasury Rate" means, the rate for direct obligations of the United States ("Treasury Bonds") having a remaining maturity of 20 years, as published in the Federal Reserve Statistical Release H.15(519) (or any successor publication provided by the Board of Governors of the Federal Reserve System) under the heading "Treasury Constant Maturities." If a rate for Treasury Bonds having a remaining maturity of 20 years is not published or reported for the prior week as provided above by 1:00 P.M., New York City time, on the third business day preceding the day such notice is given to Masco, then the Treasury Rate shall be calculated by the Company and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately
                1:30 P.M., New York City time, on the date of such notice of redemption and exchange, of three leading primary United States government securities dealers selected by the Company for the purchase of Treasury Bonds with a remaining maturity of 20 years.

PAGE

                                                                     Exhibit B

                     Term Sheet for Subordinated Debentures


Title:  ____________% Subordinated Debentures Due __________,
        Series ___________

Principal Amount:  Up to $200 million aggregate principal amount

Maturity:  The earlier of 10 years from the date of issuance or March 31, 2008

Interest Rate:  The Subordinated Debentures shall be issued in separate series with the interest rate on each such series being a rate per annum that is 400 basis points over the Treasury Rate (as here-inafter defined) for the week preceding the week in which the notice of purchase is given to Masco. "Treasury Rate" means, the rate for direct obligations of the United States ("Treasury Notes") having a remaining maturity of 10 years, as published in the Federal Reserve Statistical Release H.15(519) (or any successor publication provided by the Board of Governors of the Federal Reserve System) under the heading "Treasury Constant Maturities." If a rate for Treasury Notes having a remaining maturity of 10 years is not published or reported for the prior week as provided above by 1:00 P.M., New York City time, on the third business day preceding the day such notice is given to Masco, then the Treasury Rate shall be calculated by the Company and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately
                1:30 P.M., New York City time, on the date of such notice, of three leading primary United States government securities dealers selected by the Company for the purchase of Treasury Notes with a remaining maturity of 10 years.

Subordination:  All series of Subordinated Debentures shall rank pari passu inter sese and with the subordinated debentures issuable upon redemption and exchange of the Company's 10% Exchangeable Preferred Stock.

Issuance in
Series: Each issuance of Subordinated Debentures shall constitute a separate and discrete series of securities and may be redeemed pursuant to Section 5.1 of the form of Subordinated Debenture without regard to the redemption of Subordinated Debentures of any other series.
PAGE

                                    EXHIBIT K

                            ASSIGNMENT AND ACCEPTANCE


     Reference is made to the Credit Agreement, dated as of September 2, 1993 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among MASCOTECH, INC., the Banks and Co-Agents party thereto, and NBD BANK, N.A., as agent for the Banks (in such capacity, the "Agent"). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     The "Assignor" and the "Assignee" referred to on Schedule 1 agree as follows:

     1. The Assignor hereby sells and assigns (without recourse) to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement (other than the Bid-Option Loans and Bid-Option Notes) as of the Effective Date (as hereinafter defined) equal to the percentage interest specified on Schedule 1 of all of the Assignor's outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Syndicated Loans owing to the Assignee will be as set forth on Schedule 1.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any instrument or other document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any instrument or other document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the performance or observance by the Company of any of its obligations under the Credit Agreement or any instrument or other document furnished pursuant thereto; and (iv) [attaches the Syndicated Note held by the Assignor and] requests that the Agent arrange for the Company to issue a new Syndicated Note and a new Bid-Option Note payable to the order of the Assignee.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 6.6 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, any Co-Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto;
(iv) agrees that it will perform in accordance with the terms of the Credit Agreement all of the obligations that are required to be performed by it as a Bank; and (v) if the
PAGE

Assignee is organized under the laws of a jurisdiction outside of the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes and such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty.

     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on
Schedule 1.

     5. Upon consent hereto by the Company and the Agent and such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and have the rights and obligations of a Bank thereunder with a Commitment in the amount indicated for the Assignee on
Schedule 1 and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, commitment fees and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Syndicated Notes for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Michigan.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed
Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

exhibit_k2.fourth
PAGE

                                   SCHEDULE 1
                                       to
                            ASSIGNMENT AND ACCEPTANCE


Percentage interest of Assignor's Commitment
assigned:                                            $__________%

Assignee's Commitment:                               $__________

Aggregate outstanding principal amount
      of Syndicated Loans assigned:                  $__________

Effective Date (if other than date of
      acceptance by Agent):                          ___________




                                    [NAME OF ASSIGNOR], as Assignor

                                    By ___________________________
                                       Its:


                                    Dated: _____________, 19__


                                    [NAME OF ASSIGNEE], as Assignee


                                    By ___________________________
                                       Its:


                                    Domestic Lending Office:


                                    Eurodollar Lending Office:



Consented to and                     Consented to this ____ day
accepted this ___ day                of ________________, 19__
of ____________, 19__
NBD Bank, N.A., as Agent             MascoTech, Inc.


By:____________________              By: ______________________
  Its: ________________                 Its:___________________

exhibit_k2.fourth
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
                                    EXHIBIT L

                         NOTICE OF SUBSTITUTION OF BANKS

                                     [Date]

NBD Bank, N.A., as Agent
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  John H. Wert, Jr.


[Terminated Bank]
___________________________
___________________________

Attention: ________________


     Reference is made to the Credit Agreement, dated as of September 2, 1993, as amended, supplemented or otherwise modified (the "Credit Agreement"), by and among MASCOTECH, INC., a Delaware corporation, the Banks and Co-Agents party thereto, and NBD Bank, N.A., as Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     Pursuant to Section 11.13(a) of the Credit Agreement, the Company hereby terminates the Commitment of ___________________ (the "Terminated Bank") effective _____________, 19__.* On such date, the Company shall prepay each Loan of such Bank in full, together with accrued interest thereon, all amounts due pursuant to Sections 5.3 and 5.5 of the Credit Agreement, all accrued commitment and facility fees with respect to such Bank and all other amounts owing to such Bank under the Credit Agreement to such date.

     Pursuant to Section 11.13(b) of the Credit Agreement, the Company hereby designates ______________ [and __________] to replace the Terminated Bank.


                                        MASCOTECH, INC.


                                        By:_________________________________
                                        Its: _______________________________


*  Must be not less than five Business Days after notice.


wpwps_00007_2421_EXHIBIT_L.third
PAGE

                                   EXHIBIT M


                               September 2, 1993

To the Banks, Co-Agents and Agent
party to the Credit Agreement described
herein, in care of
NBD Bank, N.A., as Agent
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  John H. Wert, Jr.

Ladies and Gentlemen:

     Reference is made to the Credit Agreement, dated as of September 2, 1993 (the "Credit Agreement"), by and among MASCOTECH, INC., a Delaware corporation, the banks ("the Banks") and the co-agents (the "Co-Agents") party thereto, and NBD Bank, N.A., as agent (in such capacity, the "Agent") for the Banks. I am the General Counsel for the Company, and in the capacity of counsel for the Company I have been requested by the Company to give my opinion pursuant to
Section 8.3(a) of the Credit Agreement. For purposes of this opinion, the terms used in this opinion which are not defined herein shall have the respective meanings set forth in the Credit Agreement.

     I have examined the Credit Agreement and the Notes, the Convertible Subordinated Debentures and Senior Subordinated Notes referred to in the definition of the term "Subordinated Debt" in the Credit Agreement and the indentures governing the issuance of such Convertible Subordinated
Debentures and Senior Subordinated Notes (the "Subordinated Debt Documents"), and certified copies of the Company's certificate of incorporation, by-laws and board of directors' resolutions authorizing the Company's participation in the transactions contemplated by the Credit Agreement. I have also examined copies of all such documents and records of the Company and all such other documents and records, and have made such investigations of law, as I have deemed necessary and relevant as a basis for my opinion.

     Based upon the foregoing, it is my opinion that:

     (a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and is duly authorized to do business and is in good standing in the State of Michigan.

     (b) The Company has all requisite corporate power and authority to conduct its business substantially as now being conducted and to own its properties.

     (c) The Company has full power, authority and legal right to execute and deliver the Credit Agreement and the Notes, to perform and observe the terms and provisions thereof, and to borrow thereunder. The execution, delivery and performance by the Company of its obligations under the Credit Agreement and the
PAGE

To the Banks, Co-Agents and Agent
September 2, 1993
Page 2

Notes and the borrowings thereunder have been duly authorized by the proper corporate proceedings and do not contravene any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or any Subsidiary, or any order of any court, regulatory body or arbitral tribunal or any judgment, order or decree, or, to my knowledge after due inquiry, any agreement or instrument, binding on the Company or any Subsidiary, or, to my knowledge after due inquiry, result in the creation of any lien, charge or encumbrance upon any of their respective property or assets pursuant to any agreement or instrument to which any of them is a party or binding upon any of them.

     (d) The Credit Agreement and the Notes constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

     (e) There are, to my knowledge after due inquiry, no suits, proceedings or actions at law or in equity or by or before any governmental commission, board, bureau, or other administrative agency pending or threatened against or affecting the Company or any Subsidiary, (i) in which there is a reasonable possibility of an adverse decision which is likely to materially and adversely affect the financial condition or business of the Company and its Subsidiaries, taken as a whole, or (ii) which will in any manner affect the enforceability or validity of the Credit Agreement or any Note.

     (f) No approval, consent or authorization of or filing or registration with any state or federal agency or regulatory authority is necessary for the execution or delivery by the Company of the Credit Agreement or the issuance of the Notes, for the validity or enforceability of the Credit Agreement or the Notes, or for the performance by the Company of any of the terms or conditions thereof or for any borrowing by the Company thereunder.

     (g) The Notes represent Senior Indebtedness as that term is defined in the Subordinated Debt Documents.

     The opinion expressed in paragraph (d) above is subject to the qualifica-tions that the enforcement of the rights and remedies set forth in the Credit Agreement and the Notes is subject to the effect of applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, and to general principles of equity, whether applied in a proceeding at law or in equity.

                              Very truly yours,


                              John R. Leekley
                              General Counsel
                              MascoTech, Inc.

wpwps_00007_2421_EXH_AB0_05.Exhibit_M
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
                                    EXHIBIT N

                                September 2, 1993

To the Banks, Co-Agents and Agent
party to the Credit Agreement described
herein, in care of
NBD Bank, N.A., as Agent
611 Woodward Avenue
Detroit, Michigan  48226

Attention:  John H. Wert, Jr.


                        RE:   MascoTech, Inc. Credit Agreement
                              dated as of September 2, 1993

Ladies and Gentlemen:

     We have acted as special counsel for the Agent (as defined below) in connection with the Credit Agreement, dated as of September 2, 1993 (the "Credit Agreement"), by and among MascoTech, Inc. (the "Company"), the banks (the "Banks") and co-agents (the "Co-Agents") party thereto, and NBD Bank, N.A., as agent (in such capacity, the "Agent") for the Banks, providing, among other things, for the extension to the Company of a bank credit in the principal sum of the Dollar Equivalent of $675,000,0000. Capitalized terms not otherwise defined herein are used with the respective meanings ascribed thereto in the Credit Agreement.

     In connection with this opinion we have examined: (a) a copy of the Certificate of Incorporation of the Company certified to _______ __, 1993 by the Secretary of State of Delaware and to ________ __, 1993 by an officer of the Company, (b) a copy of the Bylaws of the Company certified to _______ __, 1993 by an officer of the Company, (c) copies of Certificates of Good Standing of the Company under the laws of the States of Delaware and Michigan dated, respectively, _________ __, 1993 and _____________ __, 1993, (d) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Credit Agreement and the Notes, certified as true and correct by an officer of the Company, (e) a certificate of incumbency and specimen signatures of authorized officers of the Company, in the form being delivered to the Agent pursuant to Section 8.3(d) of the Credit
Agreement, (f) a certificate of a senior officer of the Company, in the form being delivered to the Agent pursuant to Section 8.3(e) of the Credit Agreement,
(g) a certificate of the chief ____ officer of the Company, in the form being delivered to the Agent pursuant to Section 8.3(g) of the Credit Agreement, and
(h) the Credit Agreement and the Notes. We have also examined the opinion of Mr. John R. Leekley, General Counsel of the Company, dated September 2, 1993, addressed to you and delivered to the Agent pursuant to Section 8.3(a) of the Credit Agreement. We have made no independent investigation of any of the foregoing matters or of any other matters.
PAGE

To the Banks, Co-Agents and Agent
September 2, 1993
Page 2

     Based solely on such information, it is our opinion that: (a) the documents referred to above and delivered by the Company are substantially responsive to the requirements of the Credit Agreement; and (b) while we have not independently considered the matters covered by the opinion of Mr. Leekley furnished pursuant to Section 8.3(a) of the Credit Agreement to the extent necessary to enable us to express the conclusions stated therein, such opinion is in substantially acceptable legal form and is substantially responsive to the requirements of the Credit Agreement.


                              Very truly yours,





wpwps_00007_2421_EXH_AB0_06.Exhibit_N
PAGE

                                    EXHIBIT O

                             TERMS OF SUBORDINATION


     These terms of subordination refer to the Credit Agreement dated as of September 2, 1993 by and among MascoTech, Inc., the banks party thereto, the co-agents referred to therein and NBD Bank, N.A., as agent.

     In addition to Debt of the Company which qualifies as Subordinated Debt pursuant to clauses (b), (c), (d) and (e) of the definition of Subordinated Debt in the Credit Agreement, Subordinated Debt under the Credit Agreement shall also include, without duplication, all Indebtedness (as hereinafter defined) constituting Debt now outstanding or hereafter created, issued, guaranteed, incurred or assumed by the Company which is subordinate to the payment of principal, premium, if any, and interest on the Notes by provisions not less favorable in any material respect to the holders of the Notes than the provisions (a) of the Indenture dated as of November 1, 1986, by and between the Company and Morgan Guaranty Trust Company of New York, a copy of which has been supplied to the Agent and in the form in which it has been supplied to the Agent prior to the Closing Date, and any Indebtedness of the Company that may be issued thereunder, would be to the holders of "Senior Indebtedness", as that term is defined in such Indenture, or (b) described below:


     1.  Defined Terms.

     All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. All the following terms shall have the meanings described below:

     "Article" means Sections 1 through 13, inclusive, of this Exhibit O.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Cash Equivalents" means, at any time: (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit, time deposits, Eurodollar time deposits and bankers' acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith
PAGE
and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

     "Credit Agreement" means (a) the Credit Agreement dated as of September 2, 1993, by and among the Company, the banks party thereto, the co-agents referred to therein and NBD Bank, N.A., as agent (the "MascoTech Credit Agreement"), together with all amendments, documents and instruments from time to time delivered in connection with the MascoTech Credit Agreement (including, without limitation, any guaranty agreements and security documents), and as the MascoTech Credit Agreement and such other agreements, documents and instruments may be amended, amended and restated, renewed, extended, restructured, supplemented or otherwise modified from time to time, and (b) any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing the MascoTech Credit Agreement or any other agreement deemed a Credit Agreement under clause (a) or (b) hereof, whether or not with the same agent, trustee, representative lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement, including any agreement (i) extending the maturity of any Indebted-ness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns or (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all capitalized lease obliga-tions of such Person, (e) all Indebtedness referred to in the preceding clauses
(a) to (d) of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f)
                                       -2-
PAGE
all guarantees of Indebtedness referred to in this definition by such Person,
(g) all redeemable capital stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,
(h) all obligations under or in respect of currency exchange contracts, interest rate swaps and other interest rate protection obligations of such Person and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (h) above. For purposes hereof, (x) the "maximum fixed repurchase price" of any redeemable capital stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such redeemable capital stock as if such redeemable capital stock were purchased on any date on which Indebtedness shall be required to be determined pursuant hereto, and if such price is based upon, or measured by, the fair market value of such redeemable capital stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such redeemable capital stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder.

     "Designated Senior Indebtedness" means (a) all Senior Indebtedness under the Credit Agreement and (b) any other Senior Indebtedness which is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness".

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Non-Payment Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

     "Payment Blockage Period" has the meaning set forth in Section 4.

     "Payment Default" means any default in the payment of principal of (or premium, if any, on) or interest on Designated Senior Indebtedness beyond any applicable grace period with respect thereto.

     "S & P" means Standard and Poor's Corporation and its successors.

     "Securities" means any instrument or other document evidencing any of the Subordinated Indebtedness at any time.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Securities. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include all obligations of the Company, whether outstanding on the date hereof or thereafter created, incurred or assumed, under or in respect of the Credit Agreement, whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding under any state or federal bankruptcy law
                                       -3-
PAGE
whether or not such interest is an allowable claim), reimbursement of amounts drawn under letters of credit issued or arranged for pursuant thereto, guarantees in respect thereof, and all charges, fees, expenses (including reasonable fees and expenses of counsel) and other amounts in respect of the Credit Agreement incurred by or owing to the Banks, the Co-Agents or the Agent under the Credit Agreement or their representative, agent or trustee, and all other obligations of the Company incurred under or in respect of the Credit Agreement, including, without limitation, any interest rate protection obligations and in respect of premiums, indemnities or otherwise, and all indebtedness under the Credit Agreement which is disallowed, avoided or subordinated pursuant to Section 548 of the Federal Bankruptcy Code or any applicable state fraudulent conveyance law. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Securities, (b) Indebtedness that is expressly subordinate or junior right of payment to any Senior Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Federal Bankruptcy Code, is by its terms without recourse to the Company, (d) any repurchase, redemption or other obligation in respect of redeemable capital stock, (e) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Agreement or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (e)), (f) to the extent it might constitute Indebtedness, amounts owed by the Company for compensation to employees or for services rendered to the Company, (g) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company, (h) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries and (i) that portion of any Indebtedness (other than owing pursuant to the Credit Agreement), which at the time of issuance is issued in violation of the Subordinated Indebtedness.

     "Subordinated Indebtedness" means all indebtedness, obligations and liabilities of the Company or any of its Subsidiaries to any of the holders of the Securities issued pursuant hereto, whether now existing or hereafter arising, including without limitation any extensions, renewals, increases or other modifications thereof, all principal, interest and fees and costs under or in any way arising therefrom, and all indebtedness, obligations and liabilities of the Company or any of its Subsidiaries to any such holder under the Federal Bankruptcy Code or under any similar state law.

     "Subordinated Indenture" means the indenture pursuant to which the Securities are issued.

     "Trustee" means any Person acting as the trustee for the holders of the Securities and any successor trustee.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of
                                       -4-
PAGE

America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     2.  Subordinated Indebtedness Subordinated to Senior Indebtedness.

     The Company covenants and agrees, and each holder of any Subordinated Indebtedness, by its acceptance thereof, likewise covenants and agrees, for the benefit of the holders, from time to time, of Senior Indebtedness that, to the extent and in the manner hereinafter set forth herein, the Subordinated Indebtedness is hereby expressly made subordinate and subject in right of payment as provided herein to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness.


     3.  Payment over of Proceeds upon Dissolution, etc.

     In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or
(b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, then and in any such event:

     (1) the holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents of all amounts due on or in respect of all Senior Indebtedness, or provision shall be made for such payment, before the holders of any Subordinated Indebtedness are entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor with respect to the Senior Indebtedness provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Subordinated Indebtedness is so subordinated as provided in this Article (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities"));
and
                                       -5-
PAGE

     (2) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities), by set-off or otherwise, to which the holders of the Subordinated Indebtedness or the Trustee would be entitled but for the provisions of this Article shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full in cash or Cash Equivalents of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

     (3) in the event that, notwithstanding the foregoing provisions of this Section, the Trustee or any holder of any Subordinated Indebtedness shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, in respect of the Subordinated Indebtedness before all Senior Indebtedness is paid in full or payment thereof provided for in cash or Cash Equivalents, then and in such event such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) shall be received and held in trust for the benefit of the holders of Senior Indebtedness and paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash or Cash Equivalents, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

     The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance, transfer or lease of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in the Subordinated Indenture shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company for the purpose of this
Article if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or lease such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer or lease, comply with the conditions set forth in the Subordinated Indenture under which the Securities are issued.
                                       -6-
PAGE

     4.  Suspension of Payment When Senior Indebtedness in Default.

     (a) Unless Section 3 shall be applicable, upon (1) the occurrence of a Payment Default and (2) receipt by the Trustee of written notice of such occurrence, then no payment or distribution of any assets of the Company of any kind or character shall be made by the Company on account of the Subordinated Indebtedness or on account of the purchase or redemption or other acquisition of any Subordinated Indebtedness unless and until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents, after which the Company shall resume making any and all required payments in respect of the Subordinated Indebtedness, including any missed payments.

     (b) Unless Section 3 shall be applicable, upon (1) the occurrence of a Non-Payment Default and (2) receipt by the Company or the Trustee from the representative of holders of such Designated Senior Indebtedness of written notice of such occurrence, then no payment or distribution of any assets of the Company of any kind or character shall be made by the Company on account of any Subordinated Indebtedness or on account of the purchase or redemption or other acquisition of any Subordinated Indebtedness for a period ("Payment Blockage Period") commencing on the earlier of the date of receipt by the Company or the date of receipt by the Trustee of such notice from such rep-resentative unless and until (subject to any blockage of payments that may then be in effect under paragraph (a) of this Section) (x) more than 179 days shall have elapsed since receipt of such written notice by the Company or the Trustee, whichever was earlier, (y) such Non-Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or (z) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from such representative initiating such Payment Blockage Period, after which, in the case of clause (x), (y) or (z), the Company shall resume making any and all required payments in respect of any Subordinated Indebtedness, including any missed payments. Notwithstanding any other provision of this Agreement, only one Payment Blockage Period may be commenced within any consecutive 360-day period, and no event of default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by or behalf of such Designated Senior Indebtedness shall be, or be made, the basis for the commencement of a second Payment Blockage Period whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period, that, in either case, would give rise to a Non-Payment Default pursuant to any provision under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose; provided that, in the case of a breach of a particular financial covenant, the Company shall have been in compliance for at least one full period of not less than 90 consecutive days commencing after the date of commencement of such Payment
                                       -7-
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Blockage Period).  In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be a 181-consecutive day period in any 360-day period during which no Payment Blockage Period is in effect.

     (c) In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the holder of any Subordinated Indebtedness prohibited by the foregoing provisions of this Section, then and in such event such payment shall be received and held in trust for the benefit of the holders of Senior Indebtedness and paid over and delivered forthwith to the Company.


     5.  Payment Permitted If No Default.

     Nothing contained herein or in any instrument evidencing the Subordinated Indebtedness shall prevent the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshalling of assets and liabilities of the Company referred to in Section 3 or under the conditions described in Section 4, from making payments at any time of principal of (and premium, if any, on) or interest on the Subordinated Indebtedness.


     6.  Subrogation to Rights of Holders of Senior Indebtedness.

     Subject to the payment in full in cash or Cash Equivalents of all Senior Indebtedness, the holders of the Subordinated Indebtedness shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of (and premium, if any, on) and interest on the Subordinated Indebtedness shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the holders of the Subordinated Indebtedness or the Trustee would be entitled except for the provisions in this Article, shall, as among the Company, its creditors other than holders of Senior Indebtedness, and the holders of the Subordinated Indebtedness, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.


     7.  Provisions Solely to Define Relative Rights.

     The provisions of this Article are and are intended solely for the purpose of defining the relative rights of the holders of the Subordinated Indebtedness on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article or elsewhere in the Subordinated Indenture or in any Securities is intended to or shall (a) impair, as between the Company and the holders of the Subordinated Indebtedness, the obligation of the Company, which is absolute and unconditional, to pay to the holders of the

                                       -8-
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Securities the principal of (and premium, if any, on) and interest on the
Securities as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the holders of the Securities and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Trustee or the holder of any Security from exercising all remedies otherwise permitted by applicable law upon default under the Subordinated Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness.


    8.  Trustee to Effectuate Subordination.

     Each holder of any Security by its acceptance thereof authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article and appoints the Trustee its attorney-in-fact for any and all such purposes.


     9.  No Waiver of Subordination Provisions.

     (a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of the Subordinated Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

     (b)  Without in any way limiting the generality of paragraph (a) of this
Section 9, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the holders of the Securities, without incurring responsibility to the holders of the Securities and without impairing or releasing the subordination provided in this Article or the obligations hereunder of the holders of the Subordinated Indebtedness to the holders of Senior Indebtedness, do any one or more of the following:
(1) change the manner, place or terms of payment or extend the time or payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection of Senior Indebtedness; and (4) exercise or refrain from exercising any rights against the Company or any other Person.


     10.  Notice to Trustee

     (a) The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Securities. Notwithstanding the

                                   -9-
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provisions of this Article or any other provision of the Subordinated
Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Securities, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Senior Indebtedness or from any trustee, fiduciary or agent therefor; and, prior to the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts, subject to Sections 3.15(a) through 3.15(d) of the Trust Indenture Act of 1939, exist; provided, however, that, if the Trustee shall not have received the notice as provided for in this Section 10 at least three Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (and premium, if any, on) or interest on any Security), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within three Business Days prior to such date.

     (b) The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing itself to be a holder of Senior Indebtedness (or a trustee, fiduciary or agent therefor) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee, fiduciary or agent therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.


     11.  Reliance on Judicial Order or Certificate of Liquidating Agent

     Upon any payment or distribution of assets of the Company referred to in this Article, the Trustee, subject to Sections 3.15(a) through 3.15(d) of the Trust Indenture Act of 1939, and the holders of the Securities shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which any insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the holders of Securities, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount
                                        -10-
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or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.


     12. Rights of Trustee As a Holder of Senior Indebtedness; Preservation of Trustee's Rights

     The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in the Subordinated Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article shall apply to the fees and expenses, and other claims of and payments to, the Trustee in its capacity as trustee under the Subordinated Indenture.


     13.  No Suspension of Remedies.

     Nothing in this Article shall limit the right of the Trustee or the holders of Securities to take any action to accelerate the maturity of the Securities or to pursue any rights or remedies hereunder or under applicable law, provided that the right to receive payment on the Subordinated Indebtedness is subject to the provisions of Sections 3 and 4.


     14.  Trust Moneys Not Subordinated.

     Notwithstanding anything contained herein to the contrary, payments from cash or the proceeds of U.S. Government Obligations held in trust under the Subordinated Indenture by the Trustee (or other qualifying trustee) and which were deposited in accordance with the terms of the Subordinated Indenture and not in violation of this Article for the payment of principal of (and premium, if any, on) and interest on the Securities shall not be subordinated to the prior payment of any Senior Indebtedness or subject to the restrictions set forth in this Article, and none of the holders of the Subordinated Indebtedness shall be obligated to pay over any such amount to the Company or any holder of Senior Indebtedness or any other creditor of the Company.

WPWPS_00007_2421_EXH_AB1_06.EXHIBIT_O
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